Form 10-K, Exhibit 13
FIRST INTERSTATE BANCORP /DE/
filed 1995-03-30
CIK 105982

MANAGEMENT'S DISCUSSION & ANALYSIS FIRST INTERSTATE BANCORP

Overview of 1994 Performance

First Interstate Bancorp recorded consolidated net income in 1994 of $733.5 million, or $8.71 per share, including the effect of $141.3 million of restructuring charges ($87.6 million after taxes, or $1.09 per share). Before the effect of these charges, which are described in detail on the following page, after-tax earnings were $821.1 million, or $9.80 per share. This compares to earnings before an extraordinary item and the cumulative effect of accounting changes for 1993 of $561.4 million, or $6.68 per share, and net income of $736.7 million, or $8.96 per share. These results represent a
substantial improvement from net  income  of   $282.3 million, or
$3.23 per share, reported for 1992.

The Corporation recorded an extraordinary item reflecting aftertax charges associated with long term debt repurchases and redemptions of $985 million during 1993. As a result, 1993 net income was reduced by $24.8 million ($0.32 per share).

In addition, the cumulative effect of two accounting changes that were adopted early in 1993 resulted in a net after-tax addition of $200.1 million, or $2.60 per share. Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," resulted in the recognition of additional tax benefits of $305.0 million ($3.96 per share). This accounting change was partially offset by the Corporation's decision to adopt SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," on an immediate rather than a prospective basis, which reduced net income by $104.9 million ($1.36 per share).

Based on consolidated income before the cumulative effect of accounting changes and the extraordinary item described above, the return on average assets for 1994 rose to 1.38%, a material improvement from 1.14% in 1993. At the same time, the return on average common shareholders' equity rose to 21.56% from 17.33% a year earlier.

The Corporation's significant increase in overall profitability in 1994 resulted primarily from two factors: revenue growth and an excellent risk profile.

The primary factor contributing to earnings growth in 1994 was a 12% increase in total revenue. Total revenue, which includes taxable-equivalent net interest income and noninterest income, was up $361.3 million in 1994. Net interest income contributed over 70% of the 1994 increase in total revenue. This resulted principally from earning asset growth, coupled with a shift in the mix of earning assets to a higher proportion of loans. At the same time, the net interest margin increased to 5.14% in 1994, up 23 basis points from the 1993 level. The remainder of the increase in total revenue was spread over most major categories of noninterest income.

Second, reflecting the risk profile of the Corporation, no provision for credit losses was recorded in 1994. The provision for credit losses amounted to $112.6 million in 1993 and $314.3 million in 1992. In addition, expenses arising from the maintenance, sales and valuation adjustments of other real estate acquired through foreclosure (ORE) reflected a net recovery of $12.4 million in 1994, versus expenses of $33.6 million and $159.6 million in 1993 and 1992, respectively.

Nonperforming assets were reduced to $258 million at yearend 1994, down nearly 17% from $309 million a year earlier. This follows a decline of nearly 60% at yearend 1993 versus a year earlier. Consistent implementation of the Corporation's risk management techniques has resulted in the reduction of consolidated nonperforming assets to 0.46% of total assets, an improvement from 0.60% at yearend 1993 and 1.48% at yearend 1992. Net chargeoffs declined to $133.0 million in 1994 (0.46% of average loans), compared to $218.1 million in 1993 (0.90%) and $459.6 million in 1992 (1.79%). Reflecting the factors noted above, the allowance for credit losses declined to 2.81% of loans at December 31, 1994, versus 3.85% at yearend 1993 and 4.41% at yearend 1992.

Noninterest expenses totaled $2,197.8 million in 1994 and $2,032.4 million in 1993. The increase in 1994 resulted primarily from the restructuring charges noted above and the effect of integrating 10 acquisitions during the year.

Restructuring Plan

On September 20, 1994, the Corporation announced that management had adopted a Restructuring Plan (Plan) to improve efficiency and better position the Corporation for the introduction of full interstate banking. This Plan resulted in restructuring charges in 1994 of $141.3 million, consisting of the following (in millions):

Early Retirement Program                                      $ 82.0
Severance and Outplacement Services                             40.0
Facility and Equipment Valuations                               15.0
Other                                                            4.3
 TOTAL RESTRUCTURING CHARGES                                  $141.3

The restructuring charges will be funded out of operating cash flows with payments for severance and outplacement services occuring approximately ratably over the next year. Payment of the cost of the Early Retirement Program into the Corporation's qualified retirement plan will depend on the timing of the Corporation's contributions to the plan.

In addition, it is expected that restructuring charges of another $23.7 million for relocation of staff and facilities, as well as retention payments for certain personnel displaced in the restructuring program, will be incurred and expensed as the program is implemented. Such costs are expected to be incurred relatively evenly through the third quarter of 1995. The total expected cost of the Plan, therefore, will be approximately $165 million.

The Plan calls for the consolidations of operations and administrative functions, formation of a company-wide Risk Management Group, and implementation of "best practices" in business lines. As part of the Plan, 1,854 personnel took advantage of the Corporation's Early
Retirement Program. In the course of implementing the Plan, another approximately 3,300 personnel are expected to be involuntarily terminated. Because some of the vacancies created by the Early Retirement Program and by the geographic consolidations will have to be filled, the total permanent reduction is expected to be approximately 3,000 full-time equivalent staff.

The Plan is expected to result in annualized expense savings of $167 million by June 1996; the savings are expected to be achieved progressively through this time period. Of the $167 million, staff savings total $107 million, facilities savings total $20 million,
and   other   savings  (primarily  in  the areas  of purchasing,
appraisals, and branch savings) total $40 million. As a result, the Corporation expects to achieve a 58% efficiency ratio in 1995. The Plan should have limited impact on the revenues of the Corporation.

The expense savings of this Plan described above are before the impact of any acquisitions announced by the Corporation after March 22, 1994. The Corporation has announced the following acquisitions since that date: 17 branches from the Resolution Trust Corporation in Oregon and Washington; Sacramento Savings Bank and Levy Bancorp in California; North Texas Bancshares and Park Forest National Bank in Texas; and University Savings Bank in Washington.

Earnings Summary

The following tables summarize the Corporation's financial results for the last three years:

                                                                         Change 94/93       Change 93/92      Change 92/91
AMOUNTS (millions)                      1994       1993        1992       $        %         $        %        $        %
Net interest income(1)                $2,347.9   $2,086.7    $2,032.3   261.2     12.5      54.4      2.7    (85.5)    (4.0)
Provision for credit losses                _        112.6       314.3  (112.6)    n/m     (201.7)   (64.2)  (495.9)   (61.2)
Net interest income after
 provision for credit losses(1)        2,347.9    1,974.1     1,718.0   373.8     18.9     256.1     14.9    410.4     31.4
Noninterest income                     1,054.3      954.2       912.1   100.1     10.5      42.1      4.6   (272.3)   (23.0)
Noninterest expenses
  Operating                            2,068.9    1,998.8     2,049.6    70.1      3.5     (50.8)    (2.5)  (280.6)   (12.4)
  Provision for restructuring            141.3        _           _     141.3     n/m        _       n/m     (90.0)    n/m
  Other real estate                      (12.4)      33.6       159.6   (46.0)    n/m     (126.0)   (78.9)  (152.4)   (48.8)
Pretax earnings(1)                     1,204.4      895.9       420.9   308.5     34.4     475.0     n/m     661.1     n/m
Income taxes                             449.5      319.9       120.9   129.6     40.5     199.0     n/m      99.1     n/m
Taxable-equivalent
  adjustment                              21.4       14.6        17.7     6.8     46.6      (3.1)   (17.5)    (8.4)   (32.2)
Extraordinary item                         _        (24.8)        _      24.8     n/m      (24.8)    n/m       _        n/m
Cumulative effect of
  accounting changes                       _        200.1         _    (200.1)    n/m      200.1     n/m       _        _
NET INCOME                            $  733.5    $ 736.7     $ 282.3    (3.2)    (0.4)    454.4     n/m     570.4      n/m

(1)Taxable-equivalent basis.


                                                                         Change 94/93       Change 93/92      Change 92/91
  PER COMMON SHARE                        1994       1993        1992     $        %         $        %        $        %
Earnings :
  Income before
extraordinary item and
    cumulative effect of
    accounting changes                   $8.71      $6.68       $3.23    2.03     30.4      3.45     n/m      8.47     n/m
  Extraordinary item                       _        (0.32)        _      0.32     n/m      (0.32)    n/m       _        _
  Cumulative effect
   of accounting changes                   _         2.60         _     (2.60)    n/m       2.60     n/m       _        _
Net income                                8.71       8.96        3.23   (0.25)    (2.8)     5.73     n/m      8.47     n/m
Dividends paid                            2.75       1.60        1.20    1.15     71.9      0.40     33.3    (0.60)   (33.3)

Earnings Detail

Summarized   below  are  taxable-equivalent  interest  income   and
interest expense, as well as the consequences of changes in volumes and rates.

                                                                         Change 94/93       Change 93/92      Change 92/91
AMOUNTS (millions)                      1994       1993        1992       $        %         $        %        $        %
Interest income                      $3,213.4   $2,958.8    $3,207.4   254.6      8.6    (248.6)    (7.8)  (754.0)   (19.0)
Interest expense                        865.5      872.1     1,175.1    (6.6)    (0.8)   (303.0)   (25.8)  (668.5)   (36.3)
Net interest income                  $2,347.9   $2,086.7    $2,032.3   261.2     12.5      54.4      2.7    (85.5)    (4.0)

MARGINS (as a % of earning assets)
Earning asset yield                       7.04       6.96        7.71             1.1               (9.7)            (18.2)
Interest expense                          1.90       2.05        2.82            (7.3)             (27.3)            (35.8)
Net interest margin                       5.14       4.91        4.89             4.7                0.4              (3.0)

                                          1994 change due to        1993 Change due to             1992 Change due to
                                       Volume    Rate      Net   Volume      Rate      Net      Volume      Rate      Net
Interest earned on:
  Total loans                          $394.0  $(76.1)  $317.9   $(98.6)  $(155.9)  $(254.5)   $(462.5)  $(374.1)  $(836.6)
  Trading account securities             (3.0)   (1.1)    (4.1)   (13.1)     (0.8)    (13.9)     (12.5)     (7.8)    (20.3)
  Held-to-maturity securities            28.8   (34.1)    (5.3)   259.3    (159.9)     99.4      362.8    (179.7)    183.1
  Available-for-sale securities          (5.2)    0.6     (4.6)    17.3      (3.2)     14.1      (13.8)     (5.1)    (18.9)
  Federal funds, repurchases            (25.1)    4.4    (20.7)   (16.3)     (9.5)    (25.8)      16.3     (31.0)    (14.7)
  Time deposits, due from banks         (32.9)    0.8    (32.1)   (36.9)    (10.0)    (46.9)      29.3     (45.6)    (16.3)
  Other assets held for sale              5.3    (1.8)     3.5    (21.4)      0.4     (21.0)     (24.0)     (6.3)    (30.3)
    Total change                        361.9  (107.3)   254.6     90.3    (338.9)   (248.6)    (104.4)   (649.6)   (754.0)
Interest paid on:
  Savings deposits                       42.5   (33.7)     8.8     29.7    (144.1)   (114.4)      69.3    (387.6)   (318.3)
  Other time deposits                     2.6    (6.3)    (3.7)   (45.9)    (52.5)    (98.4)    (141.0)   (134.0)   (275.0)
  Short term borrowings                   8.3     9.9     18.2      1.5       _         1.5      (26.0)     (3.8)    (29.8)
  Long term debt                        (35.8)    5.9    (29.9)   (88.5)     (3.2)    (91.7)      (2.2)    (43.2)    (45.4)
    Total change                         17.6   (24.2)    (6.6)  (103.2)   (199.8)   (303.0)     (99.9)   (568.6)   (668.5)
Net interest income                    $344.3  $(83.1)  $261.2   $193.5   $(139.1)   $ 54.4     $ (4.5)   $(81.0)   $(85.5)

Notes: Taxable-equivalent basis using statutory tax rates which vary depending on the tax rates of the various states in which the subsidiary banks are located, but which approximate 40% in 1994 and 1993, and 39% in 1992. Taxable-equivalent adjustments to net interest income with offsetting adjustments to income tax expense are designed to reflect income and corresponding yields as if all interest income were fully taxable. The change in interest due to both rate/volume has been allocated entirely to change due to rate.

Earning Assets and Interest Income

Earning Assets: In 1994, earning assets averaged $45.6 billion, an increase of $3.1 billion (7.3%). This follows an increase of $920 million (2.2%) in 1993 and a decline of $423 million (1.0%) in 1992. Over the last year, the loan component of earning assets increased as a result of increased demand and the completion of 10 acquisitions. The lower level of loans in the two preceding years reflected adverse economic conditions resulting in lower demand as well as the Corporation's focus on improving credit quality. The average yield on earning assets was 7.04% in 1994, versus 6.96% in 1993 and 7.71% in 1992. The current trend of increasing loan growth and a decline in the investment securities portfolio reflecting maturities is expected to continue throughout 1995.

The following table provides a comparison of average earning asset volumes for the last three years:

AVERAGE EARNING                                                          Change 94/93       Change 93/92      Change 92/91
ASSET VOLUMES (millions)(1)             1994       1993        1992       $        %         $        %        $        %
Commercial, financial
   and agricultural                  $  8,287    $ 7,618     $ 8,111     669      8.8      (493)    (6.1)    (2,348)  (22.4)
Real estate construction                  806        913       1,746    (107)   (11.7)     (833)   (47.7)      (931)  (34.8)
Real estate mortgage                    7,586      5,413       5,472   2,173     40.1       (59)    (1.1)      (174)   (3.1)
Instalment                             11,660      9,943       9,756   1,717     17.3       187      1.9       (381)   (3.7)
Foreign                                    83        160         406     (77)   (48.1)     (246)   (60.6)      (755)  (65.0)
Lease financing                           222         81         203     141     n/m       (122)   (60.1)      (408)  (66.8)
    Total loans                        28,644     24,128      25,694   4,516     18.7    (1,566)    (6.1)    (4,997)  (16.3)
Trading account securities                113        166         385     (53)   (31.9)     (219)   (56.9)      (182)  (32.1)
Held-to-maturity securities
  U.S. Treasury and agencies           14,000     14,113       9,745    (113)    (0.8)    4,368     44.8      4,479    85.1
  Other                                 1,624        996       1,465     628     63.1      (469)   (32.0)       (82)   (5.3)
  Held-to-maturity securities          15,624     15,109      11,210     515      3.4     3,899     34.8      4,397    64.5
Available-for-sale securities             324        458          83    (134)   (29.3)      375     n/m        (165)  (66.5)
Federal funds, repurchases                471      1,282       1,706    (811)   (63.3)     (424)   (24.9)       284    20.0
Time deposits, due from banks             380      1,342       2,228    (962)   (71.7)     (886)   (39.8)       471    26.8
Other assets held for sale                 82         29         288      53     n/m       (259)   (89.9)      (231)  (44.5)
TOTAL                                 $45,638    $42,514     $41,594   3,124      7.3       920      2.2       (423)   (1.0)

(1)Loans are net of unearned income and deferred fees.

Loans: Including the effect of acquisitions, average loans totaled $28.6 billion in 1994, an increase of $4.5 billion (18.7%). This follows declines of 6.1% and 16.3% in 1993 and 1992, respectively. Total loans accounted for approximately 63% of average earning assets in 1994, up from approximately 57% in 1993 and 62% in 1992. Loan growth is expected to continue during 1995.

Nearly  half  of  the growth in average loans from the  1993  level
reflects   higher   average  real  estate   mortgage   outstandings
(commercial and residential), which were up $2.2 billion (40.1%) to an average of $7.6 billion in 1994. This follows declines of 1.1% in 1993 and 3.1% in 1992. Most of the increase in 1994 reflects the Corporation's acquisition program, particularly in California. The combined average yield on the real estate mortgage portfolio was 7.63% in 1994, versus 8.18% in 1993 and 8.85% in 1992.

Instalment loans increased $1.7 billion (17.3%) from the average 1993 level. This follows an increase of 1.9% in 1993 and a decline of 3.7% in 1992. The average yield on instalment loans was 9.25% in 1994 versus 10.09% in 1993 and 10.76% in 1992. The Corporation continues its focus on retail banking and increasing its market share in the communities in which it operates.

Average commercial loans rose $669 million (8.8%) in 1994 to $8.3 billion. This increase is largely the result of loan demand and renewed marketing efforts. Commercial loan volumes declined 6.1% in 1993 and 22.4% in 1992. The average yield on the commercial loan
portfolio increased to 6.79% in 1994, compared to      6.25% in 1993
and 6.91% in 1992.

Construction loans averaged $806 million in 1994, down $107 million (11.7%) from the year earlier. This follows declines of 47.7% in 1993 and 34.8% in 1992. The combined yield on the construction portfolio rose to 9.42% in 1994, compared to 6.83% in 1993 and 6.25% in 1992.

Foreign   loans,  primarily  short  term  trade  finance activity,
averaged $83 million in 1994, down $77 million (48.1%). This follows declines of 60.6% in 1993 and 65.0% in 1992 and reflects the sale of approximately $1.1 billion of foreign loans in 1992. The
average yield on foreign loans was 5.59% in 1994, compared to    4.48%
in 1993 and 5.85% in 1992.

Lease financing balances increased to an average of $222 million in 1994 from an average of $81 million in 1993. This follows reductions of 60.1% in 1993 and 66.8% in 1992. The average yield on lease financing was 7.17% in 1994, versus 8.42% in 1993 and 10.57% in 1992.

At December 31, 1994, including both the effect of acquisitions and an increase in new loan originations, loans and leases totaled $33.2 billion, an increase of $7.2 billion (27.8%) from the $26.0 billion reported a year earlier. Instalment loans increased $1.5 billion (14.0%) to $12.3 billion at yearend. Growth of these consumer loans reflects the success of marketing programs targeting the  sale of  such products. At the same time,  commercial  loans increased
$1.3  billion (16.2%) to $9.3 billion at  yearend 1994. Residential real estate mortgages totaled $5.8 billion, $2.9 billion (99.4%) above a year ago, while commercial mortgages were up $1.1 billion
(30.1%)  to $4.4 billion  at  yearend   1994. Construction  loans
were $984 million at the end of 1994, an increase of $208 million (28.7%) from a year earlier. The Corporation expects that core loan growth will continue through 1995.

Investment Securities: The investment securities portfolio averaged
$15.9 billion in 1994, an increase of $381 million (2.4%) from the 1993 average. This follows increases of $4.3 billion (37.8%) in 1993 and $4.2 billion (59.9%) in 1992. The sharp increases in the investment securities portfolio in 1992 and 1993 affected the ongoing changes in the mix of earning assets, reducing the share of loans and increasing the volume of other investment alternatives. This pattern was reversed in 1994 as loan growth exceeded deposit growth and proceeds of maturing securities were used to fund loans, a trend that should continue during 1995.

At December 31, 1994, total investment securities were $13.9 billion, down $2.7 billion (16.3%) from a year earlier. U.S. Treasury and agency securities declined $2.9 billion (19.4%) from a year earlier to a total of $12.1 billion at the end of 1994. All other investment securities amounted to $1.8 billion at yearend, up 5.9% from a year earlier.

The following table compares the average life, book value and approximate market value of the investment securities portfolio at December 31, 1994 and 1993:

                                              December 31, 1994                        December 31, 1993
HELD-TO-MATURITY (millions)           Expected  Carrying    Approximate        Expected  Carrying    Approximate
                                  Average Life    Amount   Market Value    Average Life    Amount   Market Value
U.S. Treasury and agencies           22 months   $12,105        $11,769       20 months   $14,894        $15,004
State and political subdivisions     34 months        29             30       32 months        23             25
Other                                42 months     1,561          1,481       33 months     1,456          1,460
    TOTAL                            25 months   $13,695        $13,280       21 months   $16,373        $16,489

AVAILABLE-FOR-SALE
(millions)
U.S. Treasury and agencies           22 months      $ 42           $ 42        7 months      $169           $169
Other                                     n/m        114            114             _          _              _
    TOTAL                            22 months      $156           $156        7 months      $169           $169

The average yield on U.S. Treasury and agency securities was 5.34% in 1994, versus 5.59% in 1993 and 6.69% in 1992. The average yield on all other securities was 5.67% in 1994, compared to 5.54% and 6.32% in 1993 and 1992, respectively. The average yield on the entire held-to-maturity portfolio was 5.37% in 1994, compared to 5.59% in 1993 and 6.65%
in 1992. Taxable-equivalent yields of investment securities held at December 31, 1994, are presented by maturity in the following table:

                                                Held-to-Maturity                      Available-forSale
                                 Within       One     Five   After            Within      One    Five   After
                                    one   to five    to 10      10               one  to five   to 10      10
YIELD (%)                          year     years    years   years    Total     year    years   years   years   Total
U.S. Treasury and agencies         4.92      5.41     5.79    6.02     5.46     4.39     5.67    7.85    8.00    5.29
State and political subdivisions  12.68     10.56    11.77    8.69    11.63       _        _       _       _       _
Other                              4.85      5.19     6.73    7.10     6.48       _        _       _     4.21    4.21
  TOTAL                            4.95      5.39     5.87    6.25     5.59     4.39     5.67    7.85    4.23    4.50

Investment  securities  are purchased for the  primary
purpose of deploying  excess  liquidity while
accommodating anticipated loan growth   by employing  an
investment strategy of "laddering" maturities and maintaining a short duration portfolio. A laddered portfolio generates uniform cash flows throughout the year that can be redeployed to loans as needed or reinvested.
Under  SFAS  115, "Accounting for Certain Investments in
Debt and Equity Securities," the Corporation at the time of purchase determines whether such securities are to be "held-to-maturity" or "available-for-sale." The
Corporation has adopted an investment strategy with the intent and ability to hold securities to maturity and classified $13.7 billion of securities as held-to maturity at December 31, 1994. Securities classified as held-to-maturity are carried at amortized cost. Changes in estimated fair market value are not reflected on the balance sheet or income statement.

The  Corporation's  investment  strategy  of  maintaining
a short duration portfolio consisting of low volatility
instruments  proved effective  at  minimizing  the risk
to market  value  during the substantial rise in interest
rates in 1994. Yields on one- and twoyear  U.S.  Treasury
securities, for example, rose by approximately 350  basis
points  each during the year. This increase  in  rates
resulted  in an unrecognized market value loss of $415
million at December  31, 1994, or 3.0% of the book value
of the portfolio. In addition, the duration of the
portfolio increased slightly  to  1.6 years  at  December
31, 1994, from 1.3 years at December 31, 1993, reflecting
limited extension  of  portfolio securities. The
Corporation's management  philosophy  is  that the
investment securities portfolio  is one component of  an
integrated  balance sheet.  Changes in interest rates
affect certain components of the balance  sheet, including
the investment securities portfolio.   As interest  rates
rose in 1994, the market value decline in the investment portfolio was mitigated by market value increases in other components of the balance sheet, specifically core deposits. This is further supported by an increase in the net interest margin to 5.14% for 1994 from 4.91% for 1993.

Other Earning Assets: While loans and investment
securities are the primary  components of earning  assets,
available funds  are  also deployed into other revenue-
producing instruments that are low risk and  highly
liquid.  Offset by strong growth  in  higher-yielding
loans, interest bearing time deposits due from banks
declined  $962 million (71.7%) to an average of $380
million in 1994. This follows a decline of $886 million
(39.8%) in 1993 and an increase of $471 million (26.8%) in
1992. The level of the  interbank placement  of funds
typically  expands  and contracts in conjunction  with the
liquidity  and  yields  available in the  market  and
alternative investments  for  such funds. Federal funds
sold and   repurchase agreements averaged $471 million in
1994, a decline of $811 million (63.3%). This follows a decline of 24.9% in 1993 and an increase of 20.0% in 1992. It is expected that these earning assets will essentially remain flat during 1995.

At December 31, 1994, interest bearing time deposits due from banks totaled $26 million, a substantial decline of $1.1 billion (97.8%) from the level a year earlier. At the same time, federal funds sold and repurchase agreements dropped $439 million (71.0%) to $179 million. Average
Yields: The average yields on the major categories of earning assets for the last three years are presented in the following table:

AVERAGE YIELDS (%)(1)                         1994     1993      1992
Commercial, financial and agricultural        6.79     6.25      6.91
Real estate construction                      9.42     6.83      6.25
Real estate mortgage                          7.63     8.18      8.85
Instalment                                    9.25    10.09     10.76
Foreign                                       5.59     4.48      5.85
Lease financing                               7.17     8.42     10.57
    Total loans                               8.09     8.26      8.77
Trading account securities                    4.55     5.57      6.00
Held-to-maturity securities:
    U.S. Treasury and agencies                5.34     5.59      6.69
    Other                                     5.67     5.54      6.32
    Total held-to-maturity securities         5.37     5.59      6.65
Securities available-for-sale                 4.11     3.90      4.61
Federal funds, repurchases                    3.98     3.10      3.84
Time deposits, due from banks                 3.61     3.42      4.17
Other assets held for sale                    7.51    10.00      8.28
    TOTAL EARNING ASSETS                      7.04     6.96      7.71
First Interstate average prime rate           7.15     6.00      6.25
(1)Taxable-equivalent basis.

Sources of Funds and Interest Expense

Earning assets are supported by various sources of funds, each of which is continuously monitored to ensure adequate liquidity to satisfy customer demand and fund the Corporation's operations. The primary source of funds is a broad and diversified base of core deposits gathered by a network of 1,137 domestic banking offices in 13 states. Core deposits include interest bearing consumer funds described below and demand and noninterest bearing time deposits, which are included in the discussion of noninterest sources. Core deposits reduce the Corporation's dependence on corporate purchased funds.
Core deposits represented 98% of average deposits in 1994 and 1993, versus 97% in 1992. Core deposits, less cash and due from banks, supported 88% of average earning assets in 1994, up from 86% in 1993 and 84% in 1992.

Total interest bearing sources of funds increased $1.8 billion (5.8%) to an average of $32.8 billion in 1994. This follows declines of $1.1 billion (3.5%) in 1993 and $1.3 billion (3.8%) in 1992. The average rate paid on total interest bearing liabilities was 2.64% in 1994, versus 2.81% in 1993 and 3.66% in 1992. The Corporation expects that these rates will increase in 1995, reflecting the seven market rate increases since the beginning of 1994.

A breakdown of the Corporation's interest bearing sources of funds follows:


AVERAGE VOLUMES                                                          Change 94/93       Change 93/92      Change 92/91
(millions)                              1994       1993        1992       $        %         $        %        $        %
Regular savings                      $  5,823    $ 5,288     $ 5,129     535      10.1      159      3.1      255      5.2
NOW accounts and
  demand_market interest                6,644      6,115       5,893     529       8.7      222      3.8      507      9.4
Savings_market interest                11,427     10,491       9,837     936       8.9      654      6.6      745      8.2
Other savings and time
  under $100,000                        5,787      5,799       6,624     (12)     (0.2)    (825)   (12.5)  (1,576)   (19.2)
  Total interest bearing consumer
    funds                              29,681     27,693      27,483   1,988       7.2      210      0.8      (69)    (0.3)
Large CDs, other money
  market funds                          1,076        989       1,170      87       8.8     (181)   (15.5)    (612)   (34.3)
Short termborrowings                      655        431         388     224      52.0       43     11.1     (553)   (58.8)
Long term debt                          1,395      1,893       3,096    (498)    (26.3)  (1,203)   (38.9)     (26)    (0.8)
Total corporate purchased funds         3,126      3,313       4,654    (187)     (5.6)  (1,341)   (28.8)  (1,191)   (20.4)
    TOTAL                              $32,807   $31,006     $32,137   1,801       5.8   (1,131)    (3.5)  (1,260)    (3.8)

Interest Bearing Consumer Funds: These sources consist of various types of interest bearing deposits in retail accounts. Combined balances averaged $29.7 billion in 1994, up 7.2% from the $27.7 billionreported in 1993 and $27.5 billion reported in 1992. The average rate paid on consumer funds in 1994 was 2.31%, down from 2.48% in 1993 and3.24% in 1992. The Corporation expects that average rates paid on interest bearing consumer funds will increase in 1995. At December 31, 1994, interest bearing consumer funds totaled $30.5 billion, an increase from the $28.2 billion reported a year earlier.

Corporate  Purchased  Funds: While the  interest  bearing
consumer funds  described  above  provide the  primary
source of  funding, liabilities  raised  in  the  money
markets provide  an  important additional  source  of
liquidity. These  funds  consist  of  large certificates
of deposit, short term borrowings and long term  debt.
Corporate purchased funds averaged $3.1 billion in 1994,
a  decline of $187 million  (5.6%). This follows declines
of  $1.3  billion (28.8%) in 1993 and $1.2 billion
(20.4%) in 1992. The declines  in recent years  reflect
the  impact  of  pricing on  some  of  the Corporation's
liability products, as well as  the  repurchase  and
redemption  of  long term debt during   1993. The
combined cost  of corporate purchased funds averaged
5.74% in 1994, versus 5.57%  in 1993 and 6.09% in 1992.

Corporate purchased funds totaled $4.3 billion at yearend
1994, an increase of $995 million (29.9%) from a year earlier. It is expected that corporate purchased funds will increase in 1995 to the extent that loan growth exceeds deposit growth and investment securities maturities.

As of December 31, 1994, time certificates of deposit of $100,000 or more mature as follows:

                             Within    Three to   six to 12   After12
AMOUNTS (millions)     three months  six months      months    months    Total
Time certificates of deposit   $633        $207        $198      $271   $1,309
Other time deposits              88           1          17        30      136

Interest Expense: Interest rates paid over the past three years on the liability accounts discussed above are summarized in the following table:

AVERAGE RATES PAID (%)                     1994     1993     1992

Regular savings                            2.08     2.25     2.80
NOW accounts and demand_market interest    1.25     1.52     2.08
Savings_market interest                    2.35     2.40     3.17
Other savings and time under $100,000      3.69     3.81     4.73
  Total interest bearing consumer funds    2.31     2.48     3.24
Large CDs, other money market funds        3.63     3.54     3.50
Short term borrowings                      5.16     3.72     3.61
Long term debt                             7.63     7.19     7.36
  Total corporate purchased funds          5.74     5.57     6.09
    TOTAL                                  2.64     2.81     3.66

At December 31, 1994, 90% of the Parent Corporation's long term debt had fixed coupon rates. Of this amount, 49% was converted to floating rate debt using interest rate swaps. The effect to net interest income for the years ending December 31, 1994, and December 31, 1993, was a positive increase of approximately $16 million and $47 million, respectively.

Net Noninterest Sources: Noninterest sources of funds consist of demand deposits, net of cash and due from banks, and other noninterest bearing liabilities, as well as shareholders' equity and the allowance for credit losses, less net fixed assets and other assets.

Demand deposits area major, stable source of funding for the Corporation and have increased steadily over the last three years. At December 31, 1994, demand and other noninterest bearing deposits increased to $16.6 billion (34% of total deposits), versus $15.4 billion (35%) a year earlier. Investable demand deposits averaged $10.3 billion in 1994, up 16.4% from the $8.9 billion average in 1993. Of the other categories of average net noninterest sources, equity capital increased $121 million, reflecting the addition of retained earnings net of the effect of the stock buyback, as well as the increase in bank premises and equipment.

The average volumes of noninterest funding sources for the last three years are shown in the following table:

AVERAGE VOLUMES                                                          Change 94/93       Change 93/92      Change 92/91
(millions)                              1994       1993        1992       $        %         $        %        $        %
Demand and noninterest bearing
  time deposits                       $15,556    $13,858     $12,543    1,698    12.3      1,315    10.5       826     7.0
Less cash and due from banks            5,233      4,992       4,937      241     4.8         55     1.1       580    13.3
Investable demand deposits             10,323      8,866  7,6061,457  16.4 1,260 16.62463.3
Add:
  Equity capita                       l3,599       3,478  2,957  121   3.5   521 17.61916.9
Allowance forcredit losses               980       1,043  1,261 (63) (6.0) (218)(17.3)12911.4
Other liabilities                      1,017         977  1,394   40   4.1 (417)(29.9)148 11.9
Less: Bank premises and equipment      1,065         914    960  151  16.5  (46)(4.8)  (67)(6.5)
Other assets                           2,023       1,942  2,801   81        4.2(859)(30.7) (56)  (2.0)

  NET NONINTEREST
    SOURCES                          $12,831     $11,508$ 9,4571,323  11.5 2,051 21.7   8379.7

Net Interest Income

Taxable-equivalent net interest income amounted to $2,347.9 million in 1994, an increase of $261.2 million (12.5%) from 1993. This follows a 2.7% increase in 1993 and a 4.0% decline in 1992. The higher level of taxable-equivalent net interest income in 1994 resulted primarily from earning asset growth, up $3.1 billion (7.3%). This growth follows an increase of 2.2% in 1993 and a decline of 1.0% in 1992. In addition, the net interest margin increased 23 basis
points in 1994 to 5.14%, versus   4.91%  in  1993 and 4.89% in
1992.

Provision for Credit Losses

The Corporation recorded no provision for credit losses in 1994, which reflects significant improvements in credit quality. The Corporation has experienced a substantial reduction in the level of net chargeoffs, which declined to $133.0 million in 1994 from $218.1 million in 1993 and $459.6 million in 1992. The provision for credit losses totaled $112.6 million in 1993 and $314.3 million in 1992.

In January 1995, the Corporation adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan." It is not expected that adoption of this statement will have a material impact on 1995 earnings.

Refer to the Risk Elements section of this report for a more complete discussion of the Corporation's credit profile.


Noninterest Income

Noninterest income totaled $1,054.3 million in 1994, an increase of $100.1 million (10.5%) from the level of a year earlier.
Among the recurring categories of noninterest income, service charges on deposit accounts rose $48.9 million (9.5%) from 1993 and trust fees increased $15.9 million (9.0%). These compare to
1993 increases  in deposit   service  charges  and  trust  fees
of 7.1%  and   4.2%, respectively.  Noninterest income in 1994
benefited from venture capital gains of $28.3 million, of which $17.0 million were reported as investment securities gains and $11.3 million were reported as other income. Of the
1993 investment securities  gains, $8.1   million   resulted from
the  sale  of  equity interests. Noninterest  income in 1994 also benefited from interest on state tax settlements of $10.5 million. The increases in 1994 were offset in part by a lower level of other charges, commissions and fees, which declined $17.4 million (11.6%) in 1994. This decline resulted primarily from a reduction in the sale of various investment products.

The major categories of noninterest income are included in the following table:


NONINTEREST INCOME                                                       Change 94/93       Change 93/92      Change 92/91
(millions)                              1994       1993        1992       $        %         $        %        $        %
Deposit service charges              $  561.9     $513.0      $478.9    48.9      9.5      34.1      7.1      7.1      1.5
Trust fees                              193.3      177.4       170.3    15.9      9.0       7.1      4.2     (2.4)    (1.4)
Other charges, commissions and fees     132.0      149.4       163.6   (17.4)   (11.6)    (14.2)    (8.7)   (20.8)   (11.3)
Merchant credit card fees                39.7       44.1        37.3    (4.4)   (10.0)      6.8     18.2    (16.2)   (30.3)
Investment securities gains (losses)     21.1        9.7        (1.8)   11.4      n/m      11.5      n/m    (44.6)     n/m
Trading income                           16.8       19.5        19.4    (2.7)   (13.8)      0.1      0.5    (63.1)   (76.5)
Gain (loss) on sale of loans              2.5        8.0        (3.3)   (5.5)   (68.8)     11.3      n/m     (5.6)     n/m
Gain (loss) on sale of subsidiaries       _          _          (2.6)    _        _         2.6      n/m    (29.7)     n/m
Other income                             87.0       33.1        50.3    53.9      n/m     (17.2)   (34.2)   (97.0)   (65.9)
    TOTAL                           $ 1,054.3     $954.2      $912.1   100.1     10.5      42.1      4.6   (272.3)   (23.0)

Noninterest Expenses

Noninterest expenses totaled $2,197.8 million in 1994, versus $2,032.4 million in 1993 and $2,209.2 million in 1992. The $165.4 million (8.1%) increase in 1994 includes the
$141.3 million restructuringcharges,  as  previously   noted.
Excluding the restructuring charges, 1994 noninterest expenses including the impact of completed acquisitions rose $24.1 million (1.2%). Net ORE expenses dropped $46.0 million in 1994 to a net recovery of $12.4 million. This follows a drop of $126.0 million in 1993 and reflects the declining level of ORE over the last three years. Including acquisitions and increased pension costs, salaries and other staff expenses increased $104.6 million (10.7%) in 1994 to $1,079.9 million. This follows a $60.1 million (5.8%) decline in 1993. Including acquisitions, the December 1994 staff level of 27,394 was up
805 (3.0%) full-time equivalent employees from December 1993. This follows a decline of 1.5% in 1993.

In  January  1994,  the Corporation adopted SFAS  112,
"Employers' Accounting  for  Postemployment Benefits."
Implementation of this statement did not have a material impact on the Corporation's results.

The Corporation's efficiency ratio, which reflects noninterest expenses before restructuring and ORE charges as a percent of taxable-equivalent net interest income plus noninterest income, was 60.8% for all of 1994. This compares to 65.7% in 1993 and 69.6% in 1992. The Corporation expects to achieve an efficiency ratio of 58% in 1995.

The major categories of noninterest expenses are included in the following table:


NONINTEREST EXPENSES                                                     Change 94/93       Change 93/92      Change 92/91
(millions)                              1994       1993        1992       $        %         $        %        $        %
Salaries                             $  865.9    $ 805.8    $  853.5    60.1      7.5     (47.7)    (5.6)  (138.2)   (13.9)
Employee benefits                       214.0      169.5       181.9    44.5     26.3     (12.4)    (6.8)   (39.0)   (17.7)
  Total salaries and benefits         1,079.9      975.3     1,035.4   104.6     10.7     (60.1)    (5.8)  (177.2)   (14.6)
Net occupancy of bank premises          228.3      207.3       223.7    21.0     10.1     (16.4)    (7.3)   (21.3)    (8.7)
Furniture and equipment                 128.3      129.9       135.7   (1.6)     (1.2)     (5.8)    (4.3)   (45.5)   (25.1)
FDIC assessments                        102.8      100.5        90.6    2.3       2.3       9.9     10.9      6.5      7.7
Communications                          117.6      105.0        91.9   12.6      12.0      13.1     14.3     (3.6)    (3.8)
Supplies                                 43.6       40.7        39.4    2.9       7.1       1.3      3.3     (8.5)   (17.7)
Outside contract services                91.8      165.2       130.3  (73.4)    (44.4)     34.9     26.8     32.5     33.2
Advertising                              46.8       52.6        35.2   (5.8)    (11.0)     17.4     49.4     (0.2)    (0.6)
Other expenses                          229.8      222.3       267.4    7.5       3.4     (45.1)   (16.9)   (63.3)   (19.1)
  Total before restructuring
    and other real estate             2,068.9    1,998.8     2,049.6   70.1       3.5     (50.8)    (2.5)  (280.6)   (12.0)
Provision for restructuring             141.3        _          _     141.3       n/m       _        _      (90.0)     n/m
Other real estate                       (12.4)      33.6       159.6  (46.0)      n/m    (126.0)   (78.9)  (152.4)   (48.8)
  TOTAL                              $2,197.8   $2,032.4    $2,209.2  165.4       8.1    (176.8)    (8.0)  (523.0)   (19.1)

Income Taxes

For 1994, the Corporation recorded income tax expense of $449.5 million on pre-tax income of $1,183.0 million, resulting in an effective income tax rate of 38.0%. This compares to an effective rate of 36.3% for 1993.

The  lower effective tax rate in 1993 included the benefits of two events. First, the Corporation recorded a $12.4 million benefit resulting from the enactment of the Omnibus Budget Reconciliation Act of 1993. This benefit reflects the effect of the increase  in the federal statutory rate from 34% to 35%
on the Corporation's net deferred tax assets as of the date of
enactment. In addition, the   Corporation  recognized  a  $9.0
million benefit from the utilization in 1993 of foreign tax credit carryforwards.

As  of  January  1, 1993, the Corporation adopted  SFAS  109 on a prospective basis. The cumulative effect of the adoption of SFAS 109 increased net income by $305.0 million, and is reported separately in the consolidated statement of earnings.

The Corporation's effective tax rate in 1995 is expected to approximate 38%-39%.


Asset, Liability and Capital Management

The objective of the asset, liability and capital management function is to structure the balance sheet to provide high levels of returns while maintaining acceptable levels of credit risk, interest rate risk, liquidity and capital. This process is managed on a consolidated basis by the Asset, Liability and Capital Committee (ALCCO), which establishes policies and procedures that define the goals and parameters for the management of individual operating units regarding liquidity, capital, investments, interest rate risk management and derivative contracts. Compliance with these policies is reported to ALCCO, which meets on a regular basis.

Interest Rate Sensitivity: Interest rate risk can be measured along a variety of dimensions, including its impact on net interest income as well as the market value of portfolio equity. First Interstate relies on a combination of gap analysis and simulations of net interest income to measure and manage interest rate risk.

Traditional "gap" analysis represents interest rate risk in terms of the mismatch between the stated repricing and maturities of the Corporation's earning assets and liabilities within defined time periods. At December 31, 1994, the cumulative 90 day contractual gap for the consolidated Corporation was a negative $0.3 billion, representing 0.7% of earning assets, and the cumulative one-year contractual gap was a positive $3.6 billion, representing7.5% of earning assets, as shown in the following table. In  other  words, approximately equal
amounts of  the  Corporation's  assets   and liabilities
reprice or mature within a 90 day period, and 7.5% of the Corporation's earning assets reprice or mature more quickly than the liabilities within one year.

                                                  Rate Sensitive Balances           December 31, 1994
CONTRACTUAL                   1 to 30   31 to 90   91 to 180   181 to 365   1 to 2   2 to 5      Over
AMOUNTS (millions)               days       days        days         days    years    years   5 years
Earning assets:
  Loans                       $12,086    $3,467       $2,132       $2,462   $1,652  $ 4,719   $ 6,730
  Securities                    1,299       939          878        1,616    1,981    3,260     3,878
  Other(1)                        284      (457)        (132)          80       48       74       371
  Total earning assets         13,669     3,949        2,878        4,158    3,681    8,053    10,979
Net sources:
  Demand deposits                  _         _            _            _        _        _     10,529
  Interest bearing deposits    15,038     1,185        1,506        1,540      956   11,239       364
  Short term borrowings         1,550        20           _            _        _        4         _
  Long term debt                    5       129           9           99      139      420       587
  Other(2)                         _         _            _            _        _        _      2,048
    Total net sources          16,593     1,334        1,515        1,639    1,095    11,663   13,528
Incremental gap                (2,924)    2,615        1,363        2,519    2,586    (3,610)  (2,549)
Cumulative gap                 (2,924)     (309)       1,054        3,573    6,159     2,549       _
% of earning assets              (6.2)     (0.7)         2.2          7.5     13.0       5.4       _

(1)Includes the effects of swaps, financial futures and similar agreements used to manage interest rate risk.
(2)Includes other funding sources such as common and preferred stock.

The "managerial" gap reflects the expected repricing or maturity of assets and liabilities as opposed to their contractual maturity. This refinement to gap analysis incorporates the options that are embedded in the balance sheet, the anticipated prepayment behavior of various asset products, particularly mortgage-backed securities and mortgage loans, and the effective maturity of various
liability products   with  indeterminate  maturities.  For
the purpose   of constructing the "managerial" gap, prepayment
rates for  loans  and investment  securities are projected to
be  in line with  general market expectations   for   these
products.   Specific   deposit assumptions  are  based  on
historical experience for repricing sensitivity and the average life of deposit balances. Adjusting for these factors, the  Corporation was asset  sensitive,  with  $2.9
billion (6.1%)  of  its  assets  repricing  more   quickly
than liabilities. The $2.1 billion increase in the cumulative one year gap from yearend 1993 principally reflects a reduction in the amount of fixed rate securities in the investment portfolio along with an increase in the amount of adjustable rate loans. In particular, adjustable rate mortgages increased significantly with the acquisition of Sacramento Savings Bank.

                                                  Rate Sensitive Balances           December 31, 1994
MANAGERIAL                    1 to 30   31 to 90   91 to 180   181 to 365   1 to 2   2 to 5      Over
AMOUNTS (millions)               days       days        days         days    years    years   5 years
Earning assets                $13,512     $5,473      $3,842       $5,486   $5,843   $6,923    $6,290
Net sources:
  Passbook savings and NOW      3,079        750         616        1,846    1,186    2,737     2,462
  Market interest               5,058      1,781         441          579    1,047    2,286        _
  Other sources                 5,168      1,766       2,155        2,184    2,081    3,532     6,615
    Total net sources          13,305      4,297       3,212        4,609    4,314    8,555     9,077
Incremental gap                   207      1,176         630          877    1,529   (1,632)   (2,787)
Cumulative gap                    207      1,383       2,013        2,890    4,419    2,787        _
% of earning assets               0.4        2.9         4.2          6.1      9.3      5.9        _

Gap analysis provides only a static view of the Corporation's interest rate sensitivity at a specific point in time. The actual impact of interest rate movements on the Corporation's net interest income may differ from that implied by any gap measurement. The actual impact on net interest income may depend on the direction and magnitude of the interest rate movement, as well as competitive and market pressures. Given the complexity of these dynamics, the Corporation regularly performs analysis of its interest rate sensitivity using simulation analysis. This approach measures the risk to net interest income due to changes in underlying market rates while considering the dynamic aspects of the balance sheet,repricing and prepayment behavior under varying rate scenarios. In addition, simulation models capture the impacts of any embedded options, such as caps and floors, as well as relationships between rates that are not easily represented in a gap analysis.

The simulation model is used to create one and three year changes in net interest income levels, which are compared to limits which ALCCO has established on the amount of earnings that may be put at risk due to changes in market interest rates. The simulation results are generally well within the established limits, but the actual position at any given time is a function of available asset opportunities, historical and expected interest rates, and long term balance sheet trends. For example, should market interest rates remain unchanged or continue to move higher, deposit pricing pressure is expected to reduce the positive impact on net interest margin that an asset sensitive gap position suggests. Similarly, if market rates begin to decline, industry pressure on deposit prices may limit the Corporation's ability to reprice liabilities quickly.

Liquidity Management: This section should be read in conjunction with the consolidated and Parent Corporation's statements of cash flows included elsewhere in this report.

Liquidity refers to the Corporation's ability or the financial flexibility to adjust its future cash flows to meet the needs of depositors and borrowers and to fund operationson a timely and cost effective basis.

The Corporation's liquidity policy is designed to draw upon its strengths, which include an extensive interstate retail banking franchise. Core deposits have always provided the Corporation's banking subsidiaries with a major source of stable and relatively low-cost funding.

Cash and cash equivalents declined $564 million for the year ended December 31, 1994.

Net cash provided by investing activities during 1994 totaled $129 million. Maturities of investment securities in the held-tomaturity portfolio, net of purchases, provided cash of $3,618 million. Maturities and sales of investment securities in the available-for-sale portfolio, net of purchases, provided $193 million. Loan originations, net of repayments, used cash of $5,688 million. Proceeds from the sale of loans provided $3,054 million, while the purchase of loans used $1,263 million.

Net cash used by financing activities totaled $2,048 million during 1994. Deposits, excluding the purchase of $315 million from the Resolution Trust Corporation as part of the Corporation's ongoing acquisition program, exhibited a net decrease of $1,878 million. The Corporation also reported a net increase of $580 million in short term borrowings. These borrowings were primarily federal funds purchased and securities sold under agreements to repurchase. The Corporation continues to have no commercial paper outstanding. Proceeds from the issuance of long term debt provided $125 million, while maturities of long term debt required cash of $270 million. Repurchases of common stock used cash of $712 million, while cash dividends totaled $251 million.

Cash provided by operations during 1994 totaled $1,355 million. Net income totaled $734 million and noncash adjustments to reconcile net income totaled $416 million. Net changes in other assets, other liabilities and trading account securities increased cash from operations by $205 million.

Given the outlook for loan generation and the prevailing economicconditions which serve to limit the Corporation's prospects to increase deposits, the trend of funding increases in the loan portfolio with maturities and paydowns from investment securities should continue in the near future. As a result, the investment portfolio is expected to show year-toyear declines again in 1995.

The Parent Corporation's statement of cash flows includes a $295 million decrease in cash and cash equivalents during 1994. The Parent Corporation had $219 million of cash and other short term financial instruments at yearend 1994, a decline of $433 million from yearend 1993 that resulted primarily from the common stock repurchase program described in the Capital Management section.

In 1994, affiliate banks paid a total of $605 million in dividends to the Parent Corporation. This represents an increase of $114 million from the $491 million paid in 1993 and reflects continued improved operating performance at affiliate banks and the bank capital restructuring activities undertaken in 1994. The Parent Corporation had no external short term borrowings outstanding at yearend 1994. At current rates, interest on long term debt and preferred stock dividend requirements total $129 million for 1995 and $121 million for 1996. In addition, $128 million of the Parent Corporation's long term debt will mature in 1995 and $192 million will mature in 1996. The Parent Corporation expects to retire this long term debt as it matures. Under the appropriate circumstances, the Parent Corporation could consider repurchasing any of its outstanding securities.

Immediate liquidity available to the Corporation includes a $500 million senior revolving credit facility. On December 9, 1994, the Corporation announced the establishment of its $1 billion Global Medium Term Note Program. The program will allow for senior and subordinated debt and capital securities issuance in a number of countries and over a broad spectrum of maturities.

The Corporation's other sources of liquidity include maturing securities in addition to those which are available for sale or repurchase activity. In addition, affiliate banks may directly access funds placed by them through existing agency agreements for the placements of federal funds and may also access the Federal Reserve for short term liquidity needs.

The Parent Corporation has access to regional, national and international capital and money markets. The Corporation's debt securities are rated by Moody's Investors Service (Moody's), Standard & Poor's Corp. (S&P), Thomson BankWatch (Thomson) and Duff & Phelps Credit Rating Co. (D&P). These debt securities were upgraded by Moody's in November 1994, by S&P in December 1993, by Thomson in December 1994, and by D&P in January 1994. The upgrades should have a positive effect on the Corporation's funding costs.

Securities and Loans: At December 31, 1994, securities maturing within one year amounted to $3.5 billion, or 25.5% of the held-tomaturity portfolio. The weighted average expected maturity of total held-to-maturity securities was 25 months at yearend 1994, compared to the weighted average maturities of 21 months in 1993 and 24 months at the end of 1992. The average expected maturities of U.S. Treasury and agency securities were 22 months, 20 months and 25 months at yearend 1994, 1993 and 1992, respectively. The comparable maturities of tax-exempt securities were 34 months, 32 months and 26 months at the same dates.

The contractual maturity distribution of the major categories of investment securities in the held-to- maturity and availableforsale portfolios at December 31, 1994, is presented in the following table:

                                               Held-to-Maturity                          Available-for-Sale
CONTRACTUAL                       Within      One    Five  After             Within      One    Five   After
AMOUNTS                              One  to five   to 10     10                one  to five   to 10      10
(millions)                          year    years   years   years    Total     year    years   years   years    Total
U.S. Treasury and agencies        $3,427   $4,362  $1,738  $2,578  $12,105      $16      $22      $2    $  2     $ 42
State and political subdivisions      12       10       6       1       29       _        _        _      _        _
Other                                 53      667     113     728    1,561       _        _        _     114      114
  TOTAL                           $3,492   $5,039  $1,857  $3,307  $13,695      $16      $22      $2    $116     $156

As indicated in the preceding table, securities held to maturity that mature within one year totaled $3.5 billion on a contractual basis at yearend 1994. Contractual maturities plus estimated prepayments during 1995 are expected to equal approximately $5.8 billion.

The contractual maturity schedule of the loan portfolio, excluding instalment and real estate mortgage loans, is detailed in the following table:

                                           Within   One to five   After five
AMOUNTS (millions)                       one year         years        years     Total
Commercial, financial and agricultural     $4,706        $3,531       $1,057   $ 9,294
Real estate construction                      779           124           59       962
Foreign                                        49            54           37       140
   TOTAL                                   $5,534        $3,709       $1,153   $10,396

As  shown  in the preceding table, loans maturing within
one year totaled  $5.5 billion at yearend 1994. The
Corporation's policy  on maturity extensions  and  rollovers is  based on  management's assessment  of  individual loans.
Approvals for the extension or renewal of loans without reduction of principal for more than one 12-month period are generally avoided, unless fully  secured  and properly
margined  by cash or  marketable  securities,  or   are
revolving  lines subject to  annual  analysis  and  renewal.
The following table details the remaining $4.9 billion of loans with maturities exceeding one year:

AMOUNTS (millions)                      Fixed Rate  Adjustable Rate     Total
Commercial, financial and agricultural      $1,746           $2,842    $4,588
Real estate construction                        45              138       183
Foreign                                          9               82        91
    TOTAL                                   $1,800           $3,062    $4,862

Capital Management: The current and projected capital position of the Corporation and its affiliates and the impact of capital plans on both short term and long term strategies is reviewed regularly by senior management.

In April 1994, the Board of Directors approved a 50% increase in the quarterly cash dividend on the Corporation's common stock from $0.50 to $0.75 per share.

In the first half of 1994, the Board of Directors approved the repurchase of up to 8 million shares of common stock from time to time during the year, subject to market conditions and appropriate regulatory and acquisition accounting requirements. Additionally, in connection with the acquisition of Levy Bancorp, the Board approved in September 1994 the buyback of up to 1.2 million shares of common stock. The repurchase programs were completed in 1994; a total of
9.1 million shares were repurchased. The average cost of common stock held in the treasury at yearend 1994 was $73.64.

On   March  18,  1994,  in  conjunction  with  completion  of
the acquisition of San Diego Financial Corporation, the Corporation recorded additional equity of $61.8 million through the issuance of 5.1 million shares of its common stock. An additional 702,033 shares, with proceeds of $30.3 million, were issued under the Stock Option Plan.

During 1994, the Corporation recorded common stock dividends of $218.2 million and preferred stock dividends of $33.3 million.

Under Federal Reserve Board regulations, the minimum capital ratios required are 4.00% for Tier 1 and 8.00% for Total Capital. Under these regulations, a well-capitalized institution is defined as having a Tier 1 ratio of 6.00%, a Total Capital ratio of 10.00% and a leverage ratio of 5.00%. At yearend 1994, the Corporation and all subsidiary banks exceeded the minimum requirements of wellcapitalized institutions. The decline in the Corporation's various capital ratios largely resulted from the common stock
repurchase programs,   completed  acquisitions and  growth  in
riskadjusted assets. The following tables detail the capital and leverage positions of the Corporation over the last two years:

RISK-BASED CAPITAL                                December 31, 1994   December 31, 1993
RATIOS (dollars in millions)                          $        %          $        %
Tier 1 Capital                                      2,882     7.20      3,313     9.88
Tier 1 Capital minimum requirement                  1,601     4.00      1,341     4.00
    Excess                                          1,281     3.20      1,972     5.88
Total Capital                                       4,091    10.22      4,385    13.08
Total Capital minimum requirement                   3,203     8.00      2,683     8.00
    Excess                                            888     2.22      1,702     5.08
Risk-adjusted assets, net of goodwill, nonqualifying intangibles,
excess allowance and excess deferred tax assets    40,041      _       33,533      _

                                                  December 31, 1994   December 31,
1993 LEVERAGE RATIO
(dollars in millions)                                 $        %          $        %
Tier 1 Capital                                      2,882     5.35      3,313     6.60
Quarterly average total assets, net of goodwill,nonqualifying
 intangibles and excess deferred tax assets        53,905      _       50,198      _

Total intangibles amounted to $561 million at December 31, 1994, versus $233 million a year earlier. The higher level at yearend 1994 reflects the completion of 10 acquisitions during the year. Goodwill increased to $514 million from $204 million at yearend 1993. All other intangibles amounted to $47 million and $29 million at yearend 1994 and 1993, respectively, while excess deferred tax assets totaled $21 million and $31 million, respectively.

Risk Elements

The U.S. economy staged a strong performance in 1994, with real growth of 4.0%. Increases in consumer spending, home construction, business investment in capital equipment, and inventory building spurred sizable gains in bank loans. While inflation remained well contained, with consumer prices up an average of less than 3.0%, the Federal Reserve acted to prevent a future buildup in inflation and raised interest rates seven times since the beginning of 1994. Long-term interest rates rose sharply early in 1994 before edging lower at yearend.

In 1995, the delayed effects of monetary tightening should slow the nation's economic growth closer to the Federal Reserve's long term goal of about 2.5%. Consumer spending and inventory building
should moderate,   while  home-building  subsides  from  its  1994
peak. Inflation will show some acceleration, but consumer prices are still likely to rise an average of less than 3.5%. The yield curve is expected to flatten, with an easing in long term rates.

All 13 states in the First Interstate Territory should record positive job growth in 1995 for a second consecutive year and most should  outperform  the  nation. Ongoing population gains,
rising exports,   and  the  region's  technology  clusters will
support increases in jobs and personal income. California can be expected to counter the national trend of slower growth compared with 1994. The Territory's various local economies, however, will remain vulnerable to further reductions in defense spending, including a new round of base closings in 1995. Another large upswing in both short and long term interest rates would also pose a significant risk to interestsensitive sectors in the region.

Credit   Risk:   The  Corporation  manages  its  credit   risk
by establishing  and  implementing  strategies   appropriate  to
the characteristics of borrowers, industries, geographic locations and risk products. Diversification of risk within each of these areas is a primary objective. Policies and procedures are developed to ensure that loan commitments conform to current strategies and guidelines. Management continues to refine the Corporation's credit policies and procedures to address the risks in the current and prospective environment and to reflect
management's   current strategic  focus. The credit process is
controlled with continuous review and analysis. It is supported by independent evaluation of the portfolio's quality by internal credit review, internal and external auditors and regulatory authorities.

The Corporation has collateral management policies in place to ensure that collateral lending of all types is approached on a basis consistent with safe and sound standards. Valuation analysis is utilized to take into consideration the potentially adverse economic conditions under which liquidation could occur. Collateral accepted against the commercial loan portfolio includes accounts receivable and inventory, marketable securities, equipment, and agricultural products. Autos, second trust deeds, and marketable securities are accepted as collateral for the instalment loan portfolio.

Securities: At December 31, 1994, the Corporation had $13.9 billion of investment securities, of which 87.7% were U.S. Treasury and agency securities. The remaining 12.3% of the investment portfolio consisted primarily of AAA-rated, welldiversified, asset-backed
securities. The   Corporation's   investment   policy    requires
investments to be made with an emphasis on geographic and issuer diversification. Other than the U.S. government and agencies, the Corporation has no other significant concentration of any single issuer in its investment securities portfolio.

In   addition  to  maintaining  a  low-risk  credit  profile, the
Corporation has established investment securities policies and procedures to manage and monitor the interest rate risk exposure of the portfolio. Investments are directed toward low volatility instruments to minimize interest rate risk. At December 31, 1994, 41% of the portfolio was invested in short term U.S. Treasury and direct agency securities with a duration of 0.9 years. Fixed rate collateralized mortgage obligations structured to stabilize cash flows during volatile interest rate environments accounted for 31% of securities holdings with a duration of 1.5 years. U.S. agency mortgage pass-through securities with a duration of 3.0 years represented 20% of the portfolio. The remaining 8% of the portfolio
consisted  primarily of short  term  asset-backed   securities
collateralized by consumer receivables with a duration of 2.3 years. The Corporation held no leveraged instruments, structured notes or securities defined as "High Risk Mortgage Securities" under current regulatory guidelines.

Loans and ORE: At yearend 1994, the Corporation's commercial loan portfolio of $9.3 billion was diversified with no single industry representing over 10% of total commercial loans. The residential
mortgage,       commercial  mortgage  and  real   estate
construction portfolios accounted for $5.8 billion, $4.4 billion and $0.9 billion, respectively, of total loans.

The following table presents a breakdown of outstanding real estate loans by geographic location at yearend 1994 and 1993. Outstandings reported by state may represent loans and ORE that are held by subsidiaries other than the banking affiliate headquartered in those states.

                         Real Estate Loans(1)                           Real Estate Nonperforming Loans         ORE
(outstanding         Mortgage        Construction                     Mortgage        Construction
at yearend,       Res-    Com-       Res-    Com-                  Res-    Com-       Res-    Com-
in millions)   idential  mercial  idential  mercial     Total   idential  mercial  idential  mercial   Total
Total 1994
California       $3,123   $1,906      $288     $233   $ 5,550       $  8      $55       $13      $ 1    $ 77    $52
Northwest(2)      1,064      891        43      105     2,103          2        6        _         1       9      1
Southwest(3)      1,008    1,020        44      103     2,175          3       14        _         7      24      4
Texas               489      496        33       41     1,059         _         4        _        _        4      7
Other               129       92        _        43       264         _        _         _        _       _       8
  TOTAL          $5,813   $4,405      $408     $525   $11,151        $13      $79       $13      $ 9    $114    $72
1993
California       $  848   $  978      $247     $142  $ 2,215         $ 6      $ 4       $22      $_     $ 32    $36
Northwest(2)        908      869        22       52    1,851           3        5         1        1      10      3
Southwest(3)        736      876        27      116    1,755           3       21         1       32      57      7
Texas               330      475        16       34      855           _        5        _        _        5     22
Other               102       98        _        69      269           _        _        _        45      45     14
  TOTAL          $2,924   $3,296      $312     $413  $ 6,945         $12      $35      $24       $78    $149    $82

(1)Net of unearned income and deferred fees
(2)Includes Oregon, Washington, Montana, Idaho and Alaska
(3)Includes Arizona, Nevada, Colorado, Utah, New Mexico and Wyoming

Real  estate  related  assets comprised 72% of
total nonperforming assets at the end of 1994,
versus 75% in 1993 and 66% in 1992.  Net chargeoffs
of real estate construction and mortgage loans
combined amounted to $25.0 million in 1994, a
substantial decline from $81.6 million  in  1993
and $212.7 million in 1992. Management considers such comparisons in determining the level and the allocation of the allowance for credit losses. The portion of the allowance allocated to real estate was approximately 14% at yearend 1994, versus 12% in 1993 and 18% in 1992.

California  At   December  31,  1994,  First
Interstate   Bank of California accounted for 45%
of total assets, 41% of loans and 44% of   total
deposits.  Despite  the  initial  devastation  of
the Northridge   earthquake  in  January  1994,
California's economy rebounded  and continues in
the early phases of economic recovery. It  is
currently estimated that the state added 100,000 to
150,000 nonfarm jobs during 1994, with most of the
gains occurring  in  the services  sector.
However,  other sectors are  also  adding   to payrolls,
including construction, retail trade, government, and nondefense manufacturing. California's unemployment rate fell about 1.5 percentage points between the first and final quarters of 1994.

In  addition,  retail sales advanced approximately
5% during 1994. With  inflation running at 2%, last
year thus marked the first time since  1990 in
which consumers registered a real spending  gain.
A healthier economy has also contributed to
stronger than anticipated growth  in state
government revenues and a slowing in the  rate  of
residential and commercial foreclosures. The state's
housing market is  also helping California's economy
recover. Home sales advanced substantially and residential
building permits   increased approximately 15% in
1994, with both single-family and multi-family
permits recording double-digit  gains.  More
importantly,   the downward slide in home prices
appears to be abating throughout most areas of the state. California homeowners can expect home values to begin rising again perhaps as early as spring 1995.

Cross-Border Outstandings _ The Corporation had no crossborder outstandings in excess of 0.75% of consolidated assets at December 31, 1994. The following table details the Corporation's cross-border outstandings to foreign countries that represent 0.75% or more of assets for 1993 and 1992:

                                     Banks and                      Percent
CROSS-BORDER OUTSTANDINGS(1)   Other Financial     All             of Total
(millions)                        Institutions   Other     Total     Assets
At December 31, 1993
    Japan                               $  927      $_    $  927       1.80%
At December 31, 1992
Japan                                    1,957       8     1,965       3.86
    Italy                                  568       _       568       1.12
(1)Cross-border  outstandings are defined as total
loans(including accrued   interest),  acceptances,
interbank  placements, other interest   bearing
investments  and   other   monetary assets
denominated in dollars or other non-local currency, net of third party guarantees and cash collateral.
There were no outstandingsto governments andofficial institutions of Japan or Italy for the years presented.

Derivatives: The Corporation has engaged in minimal derivative activities. Refer to Note M to the financial statements for further information on derivatives.

Credit  Losses: Loans charged off, net of
recoveries, amounted to $133.0  million in 1994,
down substantially from $218.1 million in 1993  and
$459.6 million in 1992. Net chargeoffs represented
0.46% of average loans in 1994, compared to 0.90%
in 1993 and 1.79%  in 1992. Net chargeoffs of real estate
construction and mortgage loans totaled  $25.0
million  in  1994, down substantially  from  $81.6
million in 1993 and $212.7 million in 1992. The high level of chargeoffs in 1993 and 1992 reflects, in part, the revaluation of land loans, primarily in California. Overall, there is continued improvement in the Corporation's credit risk profile.

The following table summarizes the Corporation's loan loss experience for the last five years:

SUMMARY OF LOAN LOSS                                      Year Ended December 31
EXPERIENCE (millions)                        1994       1993       1992       1991       1990
Average amount of loans outstanding(1)   $ 28,644   $ 24,128   $ 25,694   $ 30,691   $ 35,708
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning
     of year                             $1,001.1   $1,067.8   $1,273.0   $1,010.8   $1,437.5
Provision for the year                        _        112.6      314.3      810.2      499.4
Net changes due to
acquisitions (dispositions)                  66.5       38.8      (59.9)      (1.1)     (52.5)
                                          1,067.6    1,219.2    1,527.4    1,819.9    1,884.4
Deduct:
        Loans charged off:
  Commercial, financial and agricultural     25.0       84.3      159.8      271.1      290.2
  Real estate construction                    8.8       65.5      183.0       99.6      100.8
  Real estate mortgage                       34.2       40.2       43.1       87.6      223.0
  Instalment                                190.3      200.4      195.3      203.4      200.3
  Foreign                                     _          6.6       12.0        3.8      169.7
  Lease financing                             2.5        1.8       13.7       23.7       28.5
    Total chargeoffs                        260.8      398.8      606.9      689.2    1,012.5
Less recoveries of loans previously charged off:
  Commercial, financial and agricultural     40.9       78.5       67.9       57.2       38.3
  Real estate construction                    6.2       17.3        6.6        4.5       11.4
  Real estate mortgage                       11.8        6.8        6.8        6.3        6.5
  Instalment                                 65.5       66.3       55.6       56.1       58.7
  Foreign                                     1.6        9.1        4.8       10.3       15.8
  Lease financing                             1.8        2.7        5.6        7.9        8.2
    Total recoveries                        127.8      180.7      147.3      142.3      138.9
Net loans charged off                       133.0      218.1      459.6      546.9      873.6
Balance at end of year                    $ 934.6   $1,001.1   $1,067.8   $1,273.0   $1,010.8
Ratio of net loans charged off during the year
 to average amount of loans outstanding     0.46%      0.90%      1.79%      1.78%      2.45%

(1)Net of unearned income and deferred fees.

The composition of net loans charged off, and the ratios to average outstandings, are presented in the following table:

COMPOSITION OF NET
LOANS CHARGED OFF                      Net Loans Charged Off                   Ratio to Average Loans (%)
(millions)                  1994      1993     1992     1991     1990     1994    1993    1992   1991   1990
Commercial, financial
and agricultural          $(15.9)   $  5.8   $ 91.9   $213.9   $251.9    (0.19)   0.08    1.13   2.05   1.86
Real estate construction     2.6      48.2    176.4     95.1     89.4     0.32    5.28   10.10   3.55   2.50
Real estate mortgage        22.4      33.4     36.3     81.3    216.5     0.30    0.62    0.66   1.44   3.96
Instalment                 124.8     134.1    139.7    147.3    141.6     1.07    1.35    1.43   1.45   1.29
Foreign                     (1.6)     (2.5)     7.2     (6.5)   153.9    (1.93)  (1.56)   1.78    _    10.69
Lease financing              0.7      (0.9)     8.1     15.8     20.3     0.32   (1.06)   4.00   2.58   2.74
  TOTAL                   $133.0    $218.1   $459.6   $546.9   $873.6     0.46    0.90    1.79   1.78   2.45

Allowance  for  Credit Losses: The allowance for credit
losses is maintained at a level considered appropriate by
management and  is based  on the ongoing assessment of the
risks inherent in the loan portfolio, as well as on the
possible impact of known and potential problems  in  certain off-
balance sheet financial instruments  and uncertain
events.  In evaluating  the adequacy  of  total   and
subsidiary reserves,  management incorporates  such
factors as collateral   value,  portfolio composition, loan
concentrations, trends in local economic conditions and evaluation of the financial strength of borrowers.
Allocation of the allowance for credit losses by loan category is based on management's assessment of potential losses in the respective portfolios. While reserves are allocated to specific loans and to portfolio segments, the allowance is predominantly general in nature and is available for the portfolio in its entirety.

In order   to   commonize  reserve strength,  the Corporation's
management adjusted levels of the allowance for credit losses among the major bank subsidiaries as of yearend 1994. This action had no effect on the Corporation's consolidated financial statements, as there was no change in the consolidated allowance. At December 31, 1994, the allowance for credit losses amounted to $934 million, or 2.81% of total outstanding loans. This compares to $1,001 million, or 3.85% at yearend 1993 and $1,068 million, or 4.41% at yearend 1992.

The following table details the Corporation's allocation of the allowance for credit losses for the last five years:

ALLOCATION OF                                                                        Percent of Loans in Each
ALLOWANCE FOR                             Allowance Amount                           Category to Total Loans
CREDIT LOSSES                                December 31                                  December 31
(millions)                  1994      1993      1992      1991      1990     1994    1993    1992   1991   1990
Commercial, financial
 and agricultural         $124.2  $  150.6  $  229.6  $  348.5  $  365.3     28.0    30.8    32.1   30.7   36.3
Real estate construction    41.3      77.3     119.3     221.3     179.1      2.9     2.8     4.8    7.6    9.7
Real estate mortgage        90.7      47.1      69.5     120.3      93.1     30.7    23.9    22.1   20.3   16.3
Instalment                 145.5     153.7     142.0     136.6     132.6     36.9    41.5    39.9   35.5   31.2
Foreign                      0.2       0.2       8.3      11.3      26.4      0.4     0.6     0.7    3.5    3.9
Lease financing              1.8       2.0       1.8      22.1       9.6      1.1     0.4     0.4    2.4    2.6
Unallocated allowance      530.9     570.2     497.3     412.9     204.7      n/a     n/a     n/a    n/a    n/a
TOTAL                     $934.6  $1,001.1  $1,067.8  $1,273.0  $1,010.8    100.0   100.0   100.0  100.0  100.0

Nonperforming   Assets:   Loans   are   generally
identified   as nonperforming when the payment of
principal or interest is 90 days past due, or sooner if management believes that collection is doubtful, or when loans are renegotiated below market interest rates. In addition to nonperforming loans, the Corporation holds ORE acquired through foreclosure.

Composition of the Corporation's portfolio of nonperforming assets is shown in the following table:


                                  December 31
NONPERFORMING ASSETS (millions)   1994     1993     1992       1991       1990
Nonaccruing loans:(1)
 Domestic:(2)
  Secured by real estate        $113.7   $149.3   $322.3   $  684.3    $ 460.5
  Other                           72.5     77.3    255.5      394.3      439.6
   Total domestic                186.2    226.6    577.8    1,078.6      900.1
  Foreign                          _        _        _         16.0       25.5
                                 186.2    226.6    577.8    1,094.6      925.6
Renegotiated loans:(3)
 Domestic
  Secured by real estate           _        _        _          _          0.2
  Other                            _        _        0.4        0.1        2.7
   Total domestic                  _        _        0.4        0.1        2.9
 Total nonperforming loans       186.2    226.6    578.2    1,094.7      928.5
Other Real Estate                 72.0     82.1    172.9      493.1      820.8
  TOTAL                         $258.2   $308.7   $751.1   $1,587.8   $1,749.3
%of total assets                   0.5      0.6      1.5        3.2        3.4

Accruing loans past due 90 days or more:
 Domestic(2)
   Instalment                   $ 26.1   $ 29.8   $ 30.5   $   27.5     $ 35.0
   Other                          25.1     36.3     22.8       43.0       28.8
      Total Domestic              51.2     66.1     53.3       70.5       63.8
 Foreign                           _        _        _          _         10.6
  TOTAL                        $  51.2   $ 66.1   $ 53.3   $   70.5     $ 74.4
(1)Nonaccruing loans are those loans for which there has been no payment of interest and/or principal due for 90 days or more and in the judgment of management should be so classified, as well as loans which, in the judgment of management, should be so classified at an earlier date.
When loans are classified as nonaccrual, the accrual of interest ceases and previously accrued but unreceived income is generally reversed. In future periods, when income is received it is recorded as a reduction in principal where the ultimate collection of principal remains in doubt, or as income if there is no question of collectability of principal.
(2)Real estate construction loans at December 31, 1994, were $21.6 million nonaccruing and $0.5 million accruing and past due 90 days or more.
(3)Renegotiated loans are those loans for which the interest rate was reduced because of the inability of the borrower to service the obligation under the original terms of the agreement. Income is accrued at the lower rate as long as the borrower is current under the revised terms and conditions of the agreement.
Note: The Corporation's classification of nonperforming loans includes those identified loans where management believes collection is doubtful. Management is not aware of any specific borrower relationships that are not reported as nonperforming where management has serious doubts as to the ability of such borrowers to comply with the present loan repayment terms which would cause nonperforming assets to increase materially. Areas of material known risk in the Corporation's loan portfolio are described under "Risk Elements."

The following table summarizes the changes in nonperforming assets in 1994 and 1993:

RECONCILIATION OF                          1994                                      1993
NONPERFORMING              Nonperforming           Nonperforming     Nonperforming           Nonperforming
ASSETS (millions)                  Loans     ORE          Assets             Loans     ORE          Assets
Balance at January 1              $226.6   $82.1          $308.7            $578.2   $172.9         $751.1
In-migration                       395.4     _             395.4             369.1      _            369.1
Return to accrual                 (115.5)    _            (115.5)            (89.8)     -            (89.8)
Provision for ORE                    _       4.4             4.4               _       (0.2)          (0.2)
Payments/sales                    (249.1)  (84.9)         (334.0)           (396.4)  (183.9)        (580.3)
Net chargeoffs/writedowns          (47.3)   (0.7)          (48.0)           (148.2)   (13.5)        (161.7)
Transfer within
nonperforming                      (55.6)   55.6             _               (96.9)    96.9            _
Net changes due to acquisitions     31.7    15.5            47.2              10.6      9.9           20.5
Balance at December 31            $186.2   $72.0          $258.2            $226.6   $ 82.1         $308.7

At December 31, 1994, nonperforming loans totaled $186 million, an improvement of $41 million (18.1%) from the $227 million reported a year earlier. Principal or interest payments on $124 million (67%) of nonperforming loans were contractually past due 30 days or more at yearend 1994. At the same time, principal and interest in accordance with contractual terms were current on $62 million (33%) of nonperforming loans, as shown in the following table:


                          Total Contractually    Contractually   Nonperforming
At December 31, 1994(millions)(1)    Past Due(2)       Current(3)        Loans
Real Estate Loans                      $ 86.7            $27.0          $113.7
All Others Loans                         36.9             35.6            72.5
 Total                                 $123.6            $62.6          $186.2

(1) There can be no assurance that individual borrowers will continue to perform at the level indicated or that the performance characteristics will not change significantly.
(2) Contractually past due is defined as a borrower whose loan principal or interest payment is 30 days or more past due.
(3) Contractually current is defined as a loan for which principal and interest are being paid in accordance with contractual terms.

At the end of 1994, approximately 61% of total nonperforming loans were real estate related. Of the nonperforming real estate loans, 76% were contractually past due and 24% were contractually current.

In  addition  to  nonperforming loans,  nonperforming
assets also include ORE. ORE includes property acquired
through foreclosure  or deed in lieu of foreclosure. These
outstandings are recorded at the lower  of  the loan
balance on the property at the date of transfer or  the
fair value of the property  received, net of a reserve
for estimated costs.  Losses  that result from the
ongoing  periodic valuation of these properties are
charged against ORE reserves.  It is the policy of the
Corporation to maintain a reserve against its ORE for
estimated selling costs and declines in value as
determined by  current   appraisals. At the same time, if
in the case of a particular property such conditions indicate a possible greater decline in value between appraisals, then a higher valuation reserve is provided for that property.

At  yearend  1994, ORE totaled $72 million (net of  a  $25
million reserve), a decline from $82 million (net of a $32
million reserve) in 1993 and $173 million (net of $45 million reserve) in 1992.

At December 31, 1994 total nonperforming assets were $258 million, down from $309 million in 1993 and $751 million in 1992. In addition to credit assets classified as nonperforming, the Corporation reported accruing loans that were past due 90 days or more of $51 million at yearend 1994, versus $66 million a year earlier and $53 million in 1992, which included consumer instalment credit of $26 million, $30 million, and $31 million, respectively.

Reflecting the Corporation's improved credit quality, interest lost on nonperforming loans was $13.5 million in 1994, down from $26.0 million reported in 1993 and $84.2 million reported in 1992. In addition to the amount of interest that would have been recorded if the loans were performing, interest lost also includes prior period interest reversals and recoveries.

INTEREST LOST RECONCILIATION (thousands)   1994       1993(1)      1992
Interest income which would have been recorded under
original terms:
 Domestic                               $20,581    $33,184      $84,423
   Foreign                                   _          _           802
Interest income reversed:
      Domestic                            2,083      2,556       11,698
      Foreign                                _          _            _
Less interest income recorded:
      Domestic                            9,188      9,768       12,684
      Foreign                                _          _            _
Interest lost:
      Domestic                           13,476     25,972       83,437
 Foreign                                     _          _           802
  TOTAL                                 $13,476    $25,972      $84,239
(1)Restated from originally reported data.

Mergers and Acquisitions

At  the  beginning  of 1993, the Corporation began  an
acquisition program  primarily  focused on key markets
within the  states  of California,  Washington and Texas.
Since then, the Corporation  has announced and closed 17
transactions totaling nearly $10 billion in assets,  of
which 15 transactions with over $9 billion  in  assets
have been in the three targeted states. Within the 52
counties in the  First  Interstate Territory with over
100,000 households,  the acquisition  program has resulted
in the achievement of  top  three position  share in six
counties and has improved market penetration in  14
others. The Corporation continues to explore acquisition opportunities in a highly disciplined manner, consistent with its strategic and financial objectives.

The following table includes summary information regarding the eight acquisitions announced in 1993 and the nine announced in 1994. All of these transactions were completed by February 1, 1995. The data presented should be read in conjunction with Note P to the financial statements.

ACQUISITIONS ANNOUNCED/                                   Announced   Announced                   Market
CLOSED IN 1993 & 1994                  Closing     Asset   Purchase        Cost      Principal      Rank
(dollars in millions)(1)                  Date      Size      Price     Savings         Market  (from/to)
CALIFORNIA
  HomeFed Bank_Fresno Cluster (RTC)    2-2--93    $  149     $  4.1(2)      n/m         Fresno      12/4
  HomeFed Bank_
  West L.A. Cluster (RTC)              12-3-93       248        6.1(2)      n/m    Los Angeles       4/4
  Cal Rep Bancorp, Inc.               12-10-93       569       68.0         57%    Bakersfield       7/2
  First State Bank of the Oaks         1-13-94       144       23.0         71%        Ventura      11/6
  San Diego Financial Corp.            3-18-94     2,028      340.0         42%      San Diego       9/3
  Sacramento Savings Bank              11-1 94     3,026      331.0         49%     Sacramento       6/2
  Levy Bancorp                          2-1-95       625       86.5         50%        Ventura       6/2
WASHINGTON
  Great American_
  Seattle & Olympia Clusters (RTC)     5-13-94       358       25.9(2)      n/m        Olympia      15/5
  University Savings Bank               1-6-95     1,144      190.4         30%        Seattle       5/3
                                                                                        Tacoma       4/3
TEXAS
  Tarrant Bank (FDIC)                  8-25-93        60        2.9(2)      n/m      Ft. Worth       8/7
  BancWest Bancorp                     4-29-94       249       35.8         25%         Austin      28/9
  MNB Bancshares, Inc.                 5-30-94        46        5.5         21%         Dallas       8/7
  Med Center Bank (branch purchase)    7-29-94       175       12.2         47%        Houston       4/4
  Park Forest National Bank           12-16-94        24        2.5         31%         Dallas       7/7
  North Texas Bancshares, Inc.          1-9-95       388       66.0         24%      Ft. Worth       7/5
ARIZONA
  Chase Bank of Arizona                4-29-94       527      102.0         70%        Phoenix       3/3
OREGON
  Far West, FSB_Two branches (RTC)     4-15-94        15        0.9(2)      n/m       Portland       2/2
    TOTAL                                         $9,775   $1,302.8         47%

(1)At date of announcement
(2)Deposit premium

Common Stock, Market and Quarterly Data

The New York Stock Exchange is the primary market for the Corporation's $2 par value Common Stock. At December 31, 1994, the 74,203,480 outstanding shares of common stock were
held  by  24,902 registered   shareholders.  Approximately
82% of   the   shares outstanding are held by 283 institutional
investors. Dividends paid on the $2 par value Common Stock totaled $2.75 per share in 1994, versus $1.60 in 1993 and $1.20 in 1992. The current quarterly rate of $0.75 per share has been in effect since the May 1994 payment and represents a 50% increase from the quarterly rate in effect at the end of 1993. On January 17, 1995, following the release of the Corporation's fourth quarter results, the Board of Directors declared a common stock dividend of $0.75 per share, payable on February 24 to shareholders of record on February 6, 1995.

The number of shares used in the calculation of earnings results per share in 1994 were 80,421,942 compared to 77,022,749 in 1993 and 69,135,224 in 1992.

The following table includes supplementary quarterly operating results and per share information for the past two years. The data presented should be read in conjunction with the foregoing discussion and analysis of financial results and with the financial statements included elsewhere in this report.

                       Shareholders'   Dividends              Market Price         Average Daily
                             Equity         Paid       High       Low      Close   Closing Price
1994
  4th Quarter                $41.59        $0.75    $81 1/2   $66 7/8    $67 5/8          $74.52
  3rd Quarter                 41.24         0.75     84 1/8    72         81 1/8           78.24
  2nd Quarter                 42.29         0.75     85        71 3/4     77               78.85
  1st Quarter                 41.18         0.50     79 1/8    62 3/8     73 1/4           68.36
1993
  4th Quarter                $41.36        $0.50    $68       $53 1/2    $64 1/8          $61.08
  3rd Quarter                 41.29         0.40     67        58 3/8     66 5/8           63.19
  2nd Quarter                 39.84         0.40     64 1/2    52 1/2     62 3/4           57.49
  1st Quarter                 38.62         0.40     58 7/8    44 1/2     58 3/4           52.24

Quarterly Operations (millions, except per share amounts):           Quater Ended
                                                   March 31   June 30   Sept. 30         Dec. 31
1994
  Interest income                                    $729.2    $788.7     $811.9          $862.3
  Interest expense                                    195.8     208.5      215.5           245.7
  Net interest income                                 533.4     580.2      596.4           616.6
  Provision for credit losses                           _         _          _               _
  Investment securities gains                           0.8       2.1        4.1            14.1
  Other noninterest income                            255.7     252.4      276.9           248.2
  Operating noninterest expenses                      492.9     504.5      529.5           542.0
  Provision for restructuring                           _         _        139.0             2.3
  Other real estate                                     _        (5.6)      (0.7)           (6.1)
  Applicable income taxes                             112.9     127.6       79.6           129.4
  Net income                                          184.1     208.2      130.0           211.3
  Earnings per common share                          $ 2.21    $ 2.38     $ 1.49          $ 2.65

1993
  Interest income                                    $739.1    $740.6     $733.9          $730.6
  Interest expense                                    238.3     216.8      210.4           206.6
  Net interest income                                 500.8     523.8      523.5           524.0
  Provision for credit losses                          45.6      26.1       21.9            19.0
  Other noninterest income                              3.6       1.4        _               4.7
  Operating noninterest expenses                      242.9     228.6      239.0           234.0
  Provision for restructuring                         498.5     498.3      497.9           504.1
  Other real estate                                    10.4      10.0        9.6             3.6
  Applicable income taxes                              73.3      83.4       82.6            80.6
  Income before extraordinary item and
    cumulative effect of accounting changes           119.5     136.0      150.5           155.4
  Extraordinary item                                  (15.4)      _          _              (9.3)
  Cumulative effect of accounting changes             200.1       _          _               _
  Net income                                         $304.2    $136.0     $150.5          $146.1
  Earnings per common share
    Income before extraordinary item and
      cumulative effect of accounting changes        $ 1.38    $ 1.60     $ 1.80          $1.90
    Extraordinary item                                (0.20)     _          _             (0.12)
    Cumulative effect of accounting changes            2.62      _          _              _
    Net income                                         3.80      1.60       1.80           1.78





Consolidated Balance Sheet
FIRST INTERSTATE BANCORP                                           December 31
(in millions)
                                                                1994      1993

Assets
  Cash and due from banks                                    $ 6,070   $ 5,064
  Time deposits, due from banks                                   26     1,157
  Federal funds sold and securities purchased under
agreements to resell                                             179       618
  Trading account securities                                      64       167
    Investment securities:
    Held-to-maturity securities
    (approximate market value: 1994_$13,280; 1993_$16,489)
      U.S. Treasury and agencies                              12,105    14,894
      State and political subdivisions                            29        23
      Other                                                    1,561     1,456
        Total held-to-maturity securities                     13,695    16,373
    Available-for-sale securities                                156       169
        Total Investment Securities                           13,851    16,542
  Loans (net)                                                 33,222    25,988
  Less: Allowance for credit losses                              934     1,001
        Net Loans                                             32,288    24,987
  Other assets held for sale                                      26       133
  Bank premises and equipment                                  1,147       948
  Customers' liability for acceptances                            35        48
  Other assets                                                 2,127     1,797
       Total Assets                                          $55,813   $51,461

Liabilities and Shareholders'Equity
  Deposits:
    Noninterest bearing                                      $16,599   $15,425
    Interest bearing                                          31,828    29,276
        Total Deposits                                        48,427    44,701
  Short term borrowings                                        1,574       767
  Acceptances outstanding                                         35        48
  Accounts payable and accrued liabilities                       953       864
  Long term debt                                               1,388     1,533
        Total Liabilities                                     52,377    47,913
  Shareholders' equity:
    Preferred Stock                                              350       350
    Common Stock, par value $2 a share:
      Authorized 250,000,000 shares;
      Issued:1994_ 84,285,643 shares; 1993_ 79,100,546 shares    168       158
    Capital surplus                                            1,692     1,673
     Retained earnings                                         1,967     1,437
      Unrealized gain on available-for-sale
       securities, net of related taxes                            1         _
                                                               4,178     3,618
    Less Common Stock in treasury, at cost:
      1994_10,082,163 shares; 1993_1,774,551 shares              742        70
        Total Shareholders' Equity                             3,436     3,548
       Total Liabilities and Shareholders' Equity            $55,813   $51,461

See notes to financial statements.

Consolidated Statement of Operations
FIRST INTERSTATE BANCORP                                Year Ended December 31
(in millions)                                         1994      1993      1992

Interest Income
  Loans, including fees                           $2,303.7  $1,980.9  $2,238.8
  Trading account securities                           4.9       5.6      18.0
  Investment securities:
    Held-to-maturity
      Taxable                                        828.3     837.3     743.1
      Exempt from federal income taxes                 2.7       2.9       3.9
    Available-for-sale                                13.3      24.1       3.8
  Other interest income                               39.1      93.4     182.1
        Total Interest Income                      3,192.0   2,944.2   3,189.7
Interest Expense
  Deposits                                           725.0     719.9     932.8
  Short term borrowings                               34.2      16.0      14.4
  Long term debt                                     106.3     136.2     227.9
        Total Interest Expense                       865.5     872.1   1,175.1
Net Interest Income                                2,326.5   2,072.1   2,014.6
  Provision for credit losses                            _     112.6     314.3
Net Interest Income after
  Provision for Credit Losses                      2,326.5   1,959.5   1,700.3
Noninterest Income
  Service charges on deposit accounts                561.9     513.0     478.9
  Trust fees                                         193.3     177.4     170.3
  Other charges, commissions and fees                132.0     149.4     163.6
  Merchant credit card fees                           39.7      44.1      37.3
  Investment securities gains (losses)                21.1       9.7      (1.8)
  Trading income                                      16.8      19.5      19.4
  Gain (loss) on sale of loans                         2.5       8.0      (3.3)
  Loss on sale of subsidiaries                           _         _      (2.6)
  Other income                                        87.0      33.1      50.3
        Total Noninterest Income                   1,054.3     954.2     912.1
Noninterest Expenses
  Salaries and benefits                            1,079.9     975.3   1,035.4
  Net occupancy and equipment                        356.6     337.2     359.4
  FDIC assessments                                   102.8     100.5      90.6
  Communications                                     117.6     105.0      91.9
  Supplies                                            43.6      40.7      39.4
  Outside contract services                           91.8     165.2     130.3
  Advertising                                         46.8      52.6      35.2
  Other real estate                                  (12.4)     33.6     159.6
  Provision for restructuring                        141.3         _         _
  Other expenses                                     229.8     222.3     267.4
        Total Noninterest Expenses                 2,197.8   2,032.4   2,209.2
Income before Income Taxes, Extraordinary Item
and Cumulative Effect of Accounting Changes        1,183.0     881.3     403.2
  Applicable income taxes_including taxes (benefit) relating to investment securities transactions
of $7.9, $4.0 and $(0.7)                             449.5     319.9     120.9
Income before Extraordinary Item and Cumulative
Effect of Accounting Changes                         733.5     561.4     282.3
Extraordinary Item_Loss on early extinguishment of debt  _     (24.8)        _
Cumulative Effect of Accounting Changes_
SFAS 106 ($104.9 loss) and SFAS109($305.0 gain)          _     200.1         _
Net Income                                        $  733.5  $  736.7  $  282.3
Earnings per common share:
  Income before extraordinary item and cumulative
    effect of accounting changes                     $8.71     $6.68     $3.23
  Extraordinary item                                     _     (0.32)        _
  Cumulative effect of accounting changes                _      2.60         _
  Net income
                                                     $8.71     $8.96     $3.23
See notes to financial statements.


Consolidated Statement of Cash Flows
FIRST INTERSTATE BANCORP                                           Year Ended December 31
(in millions)                                                   1994        1993        1992
Cash Flows from Operating Activities
  Net income                                                 $   734     $   737     $   282
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                              152         124         141
      Provision for credit losses                                  _         113         314
      Provision for foreclosed property losses                    (4)          _         105
      Provision for deferred income taxes (benefit)              127          53        (103)
      Provision for restructuring                                141           _           _
      Cumulative effect of accounting changes                      _        (200)          _
      Loss on early extinguishment of debt                         _          25           _
      Decrease (increase) in trading account securities          103         (41)        169
      Decrease (increase) in interest receivable                 109         (16)         58
      Decrease in interest payable                               (13)        (35)        (67)
      Other, net                                                   6         215        (328)
      Net Cash Provided by Operating Activities                1,355         975         571
Cash Flows from Investing Activities:
    Held-to-maturity securities
     Proceeds from maturities                                  6,382       4,728       3,731
     Proceeds from sales                                           _          32          16
     Purchases                                                (2,764)     (8,211)     (8,858)
    Available-for-sale securities
     Proceeds from maturities                                    128         969         133
     Proceeds from sales                                          88           _           1
     Purchases                                                   (23)       (160)       (526)
  Net loan principal repayments (originations)                (5,688)     (3,758)      1,019
  Proceeds from sales of loans                                 3,054       2,493       2,173
  Loans purchased                                             (1,263)       (530)       (126)
  Acquisition of subsidiaries                                    355          60           _
  Proceeds from sales of subsidiaries and operations               _         939          15
  Proceeds from sales of premises and equipment                   32          24          18
  Purchases of premises and equipment                           (241)       (152)       (108)
  Proceeds from sales of other real estate                        69         121         323
      Net Cash Provided (Used) by Investing Activities           129      (3,445)     (2,189)
Cash Flows from Financing Activities:
  Net increase (decrease) in deposits                         (1,878)         89       2,243
  Deposits purchased                                             315         443           _
  Net decrease (increase) in short term borrowings               580         437        (259)
  Proceeds from long term debt issued                            125           _         328
  Repayments of long term debt                                  (270)       (185)       (443)
  Reacquisition of long term debt                                  _      (1,022)       (272)
  Cash dividends paid                                           (251)       (172)       (143)
  Proceeds from Preferred Stock issued                             _           _         145
  Redemption of Preferred Stock                                    _        (334)       (128)
  Proceeds from Common Stock issued                               43          43         468
  Reacquisition of Common Stock                                 (712)          _           _
      Net Cash Provided (Used) by Financing Activities       $(2,048)       (701)      1,939
      Net Increase (Decrease) in Cash and Cash Equivalents      (564)     (3,171)        321
Cash and cash equivalents at beginning of year                 6,839     10,010       9,689
      Cash and Cash Equivalents at End of Year                 6,275      6,839      10,010

Interest paid                                                 $  879      $ 905      $1,242
Income taxes paid                                                345        244         136
Loans transferred to ORE                                          56         97         194
Loans originated to facilitate sale of ORE                        52          7          89

See notes to financial statements.


Statement of Shareholders'Equity
FIRST INTERSTATE BANCORP
                                                 Class A
                                     Preferred    Common       Common Stock       Capital   Retained   Treasury
(dollars in millions)                    Stock     Stock       Shares   Amount    Surplus   Earnings      Stock       Total
Balance at December 31, 1991            $594.6      $0.4   62,779,015   $129.1   $1,249.4   $  736.3     $(70.4)   $2,639.4
Net income for the year                                                                        282.3                  282.3
Cashdividends:
 Common Stock_$1.20 a share                                                                    (82.4)                 (82.4)
 Preferred Stock                                                                               (59.2)                 (59.2)
Preferred Stock issued                   150.0                                       (4.7)                            145.3
Preferred Stock redeemed                (127.5)                                      (0.2)                           (127.7)
Common Stock issued:
 Stock Option Plan                                            152,767      0.3        4.4                               4.7
 Restricted Stock Plan                                        (14,660)               (0.5)                             (0.5)
 Dividend Reinvestment Plan                                12,118,265     24.3      434.1                             458.4
 Employee Savings Plan                                        118,835      0.2        4.0                               4.2
 Incentive Plan                                                26,992                 0.9                               0.9
Other changes                             (0.2)                   (76)               (0.3)     (13.8)                 (14.3)

Balance at December 31, 1992             616.9       0.4   75,181,138    153.9    1,687.1      863.2      (70.4)    3,251.1
Net income for the year                                                                        736.7                  736.7
Cash dividends:
 Common Stock_$1.60 a share                                                                   (121.3)                (121.3)
 Preferred Stock                                                                               (46.6)                 (46.6)
Preferred Stock redeemed                (266.9)                                     (67.4)                           (334.3)
Common Stock issued:
 Stock Option Plan                                            636,042      1.3       24.4                              25.7
 Restricted Stock Plan                                         (8,056)               (0.4)                             (0.4)
 Dividend Reinvestment Plan                                   222,152      0.4       11.8                              12.2
 Employee Savings Plan                                         56,586      0.1        2.8                               2.9
 Incentive Plan                                                45,744      0.1        2.4                               2.5
 Acquisition of Cal Rep
  Bancorp, Inc.                                             1,188,823      2.4       12.6        4.8                   19.8
 Conversion of Class A
  Common                                            (0.4)       3,566                 0.4

Balance at December 31, 1993             350.0         _   77,325,995    158.2    1,673.7    1,436.8      (70.4)    3,548.3
Net income for the year                                                                        733.5                  733.5
Cash dividends:
 Common Stock_$2.75 a share                                                                   (218.2)                (218.2)
 Preferred Stock                                                                               (33.3)                 (33.3)
Common Stock issued:
 Stock Option Plan                                            702,033      0.2       (0.1)                 30.2        30.3
 Restricted Stock Plan                                         (7,568)               (0.5)                             (0.5)
 Dividend Reinvestment Plan                                   152,033                 2.9                   8.6        11.5
 Incentive Plan                                                18,074                 0.4                   0.8         1.2
 Acquisition of San Diego
  Financial Corporation                                     5,067,513     10.1        3.2       48.5                   61.8
Common Stock repurchased                                   (9,054,600)                                   (711.7)     (711.7)
Other changes                                                                        12.6        0.9                   13.5

Balance at December 31, 1994            $350.0      $  _   74,203,480   $168.5   $1,692.2   $1,968.2    $(742.5)   $3,436.4


See notes to financial statements.

REPORT OF ERNST &YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors
First Interstate Bancorp

We  have  audited  the  accompanying consolidated  balance
sheets of First Interstate Bancorp and subsidiaries as  of
December  31,  1994 and 1993, and the related consolidated
statements  of  operations, cash flows  and  shareholders'
equity  for  each of the three years in the  period  ended
December  31,  1994.  These financial statements  are  the
responsibility   of  the  Corporation's  management.   Our
responsibility is to express an opinion on these financial statements based on our audits.

We  conducted  our  audits  in accordance  with  generally
accepted auditing standards. Those standards require  that
we  plan  and  perform  the  audit  to  obtain  reasonable
assurance about whether the financial statements are  free
of  material misstatement. An audit includes examining, on
a   test  basis,  evidence  supporting  the  amounts   and
disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above
present fairly, in all material respects, the consolidated
financial   position  of  First  Interstate  Bancorp   and
subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended
December 31, 1994 in conformity with generally accepted accounting principles.

As  discussed in Notes to Financial Statements,  in  1994,
the  Corporation  changed  its method  of  accounting  for
investment   securities  and,  in  1993,  the  Corporation
changed its methods of accounting for income taxes and for postretirement benefits other than pensions.



Los Angeles, California
January 16, 1995












Six Year Summary
FIRST INTERSTATE BANCORP

                                           1994         1993        1992              1991         1990             1989

Per Common Share Data
  Earnings (loss) per share:
  Primary:
     Income (loss) before extraordinary
     item and cumulative effect
      of accounting changes              $ 8.71       $ 6.68      $ 3.23           $ (5.24)      $ 6.79          $ (3.89)
     Extraordinary item                       _        (0.32)          _                 _            _                _
     Cumulative effect of
         accounting changes                   _         2.60            _                _         0.51             0.59
     Net income (loss)                     8.71         8.96         3.23            (5.24)        7.30            (3.30)
  Fully diluted:
     Income (loss) before extraordinary
     item and cumulative effect
      of accounting changes                8.71         6.68         3.23            (5.24)        6.79            (3.89)
     Extraordinary item                       _        (0.32)           _                _            _               _
     Cumulative effect of
         accounting changes                   _         2.60            _                _         0.51             0.59
     Net income (loss)                     8.71         8.96         3.23            (5.24)        7.30            (3.30)
  Dividends paid                           2.75         1.60         1.20             1.80         3.00             2.98
  Book value, yearend                     41.59        41.36        35.04            32.57        39.78            36.78
  Market price, yearend                      67 5/8       64 1/8       46 3/4           30           23 1/2           41 7/8
  Market price, range for year               85-62 3/8    68-44 1/2    48 1/4-29 1/4    42 1/2-20    45 7/8-15 5/8    70 3/8-40 3/4
Growth Measures (% change)
  Average loans                            18.7         (6.1)       (16.3)           (14.1)       (5.8)              1.9
  Average earning assets                    7.3          2.2         (1.0)            (9.8)       (7.0)              1.1
  Average savings deposits                 10.1          3.1          5.2              0.1        (0.7)             (1.9)
  Average demand deposits                  12.4         10.7          7.5             (0.8)        0.5               0.6
  Average total assets                      7.4          0.6         (0.2)            (9.4)       (5.8)              1.0
Performance Measures (%)
  Return on average assets                 1.38         1.49         0.57            (0.59)       0.86             (0.22)
  Return on average common equity         21.56        23.24         9.63           (13.96)      19.56             (7.36)
  Return on average total equity          20.38        21.18         9.52           (10.42)      17.98             (4.85)
  Dividends paid to net income            31.57        17.86        37.15             n/m        41.10              n/m
  Average total equity to average
               total assets                6.79         7.05         6.03            5.63         4.81              4.46
Credit Allowance (millions)
  Loans charged off                      $260.8       $398.8       $606.9          $689.2     $1,012.5          $1,050.5
  Recoveries of previous
            loan chargeoffs               127.8        180.7        147.3           142.3        138.9             121.8
  Net loans charged off                   133.0        218.1        459.6           546.9        873.6             928.7
  Net chargeoffs to average loans          0.46%        0.90%        1.79%           1.78%        2.45%             2.45%
  Allowance to loans, yearend              2.81         3.85         4.41            4.52         3.06              3.76
Miscellaneous Data
  Shares outstanding, yearend, net   74,203,480   77,325,995   75,181,138      62,779,015   62,176,509        48,791,625
  Shares outstanding, average, net   78,852,492   75,823,371   68,780,642      62,498,682   58,889,300        46,655,871
  Shareholders                       24,902           28,090       32,920          35,594       37,668            38,694
  Employees, average December
       full-time equivalent          27,394           26,589       26,990          30,281       35,192            36,027
  Domestic banking offices            1,137            1,020          993           1,046        1,056             1,042




Consolidated Balance Sheet
FIRST INTERSTATE BANCORP
(yearend, in millions)                          1994       1993       1992       1991       1990       1989
Assets
  Cash and due from banks                    $ 6,070    $ 5,064    $ 5,695    $ 5,370    $ 5,171    $ 5,841
  Time deposits, due from banks                   26      1,157      1,970      2,304        335      2,278
  Federal funds, repurchases                     179        618      2,345      2,015        891      1,575
    Trading account securities                    64        167        126        401        625        610
   Investment securities:
       Held-to-maturity
     U.S. Treasury and agencies               12,105     14,894     12,117      6,465      4,738      4,505
    State and political subdivisions              29         23          8         12        704      1,189
    Other                                      1,561      1,456        808      2,019      1,225      2,002
      Total held-to-maturity                  13,695     16,373     12,933      8,496      6,667      7,696
      Available-for-sale                         156        169        980          _        308          _
         Total Investment Securities          13,851     16,542     13,913      8,496      6,975      7,696
  Loans:
    Commercial, financial and agricultural     9,294      7,998      7,799      8,721     12,092     15,252
    Real estate construction                     962        728      1,170      2,155      3,248      3,977
    Real estate mortgage                      10,263      6,237      5,364      5,732      5,450      5,846
    Instalment                                12,272     10,778      9,685     10,108     10,417     11,223
    Foreign                                      140        166        163      1,003      1,286      1,435
    Lease financing                              426        126         90        701        851        969
           Total Loans                        33,357     26,033     24,271     28,420     33,344     38,702
    Unearned income and deferred fees           (135)       (45)       (70)      (238)      (337)      (497)
    Allowance for credit losses                 (934)    (1,001)    (1,068)    (1,273)    (1,011)    (1,437)
         Net Loans                            32,288     24,987     23,133     26,909     31,996     36,768
  Other assets held for sale                      26        133        966          _      1,166          _
  Bank premises and equipment                  1,147        948        897        986      1,050        976
  Customers' liability for acceptances            35         48         66        309        361        452
  Other assets                                 2,127      1,797      1,752      2,132      2,786      2,855
Total Assets                                 $55,813    $51,461    $50,863    $48,922    $51,356    $59,051

Liabilities and Shareholders'Equity
  Deposits:
    Noninterest bearing                      $16,599    $15,425    $14,615    $12,525    $13,132    $13,046
    Interest bearing                          31,828     29,276     29,060     28,908     30,009     33,422
        Total Deposits                        48,427     44,701     43,675     41,433     43,141     46,468
  Short term borrowings                        1,574        767        331        570        854      4,936
  Acceptances outstanding                         35         48        168        309        361        452
  Accounts payable and accrued liabilities       953        864        736        863        954      1,137
  Long term debt                               1,388      1,533      2,702      3,108      3,178      3,719
        Total Liabilities                     52,377     47,913     47,612     46,283     48,488     56,712
  Shareholders' equity                         3,436      3,548      3,251      2,639      2,868      2,339
Total Liabilities and Shareholders' Equity   $55,813    $51,461    $50,863    $48,922    $51,356    $59,051




Consolidated Statement of Operations
FIRST INTERSTATE BANCORP
(in millions)                                   1994       1993       1992       1991       1990       1989
Interest Income
  Loans, including fees                     $2,303.7   $1,980.9   $2,238.8   $3,071.2   $3,876.2   $4,319.6
  Trading account securities                     4.9        5.6       18.0       37.9       60.3       64.6
  Investment securities:
   Held-to-maturity
       Taxable                                 828.3      837.3      743.1      557.2      558.1      601.2
       Exempt from federal income taxes          2.7        2.9        3.9        7.2       55.7       99.8
   Available-for-sale                           13.3       24.1        3.8       18.4       17.2          _
  Other interest income                         39.1       93.4      182.1      243.4      253.3      290.9

   Total Interest Income                     3,192.0    2,944.2    3,189.7    3,935.3    4,820.8    5,376.1
Interest Expense
  Deposits                                     725.0      719.9      932.8    1,526.0    2,017.7    2,111.8
  Short term borrowings                         34.2       16.0       14.4       44.3      169.6      502.9
  Long term debt                               106.3      136.2      227.9      273.3      330.3      339.0

   Total Interest Expense                      865.5      872.1    1,175.1    1,843.6    2,517.6    2,953.7

Net Interest Income                          2,326.5    2,072.1    2,014.6    2,091.7    2,303.2    2,422.4
  Provision for credit losses                      _      112.6      314.3      810.2      499.4    1,204.1

Net Interest Income after Provision
  for Credit Losses                          2,326.5    1,959.5    1,700.3    1,281.5    1,803.8    1,218.3
Noninterest Income
  Service charges on deposit accounts          561.9      513.0      478.9      471.8      428.6      396.9
  Trust fees                                   193.3      177.4      170.3      172.7      159.2      149.8
  Other charges, commissions and fees          132.0      149.4      163.6      184.4      173.3      190.2
  Merchant credit card fees                     39.7       44.1       37.3       53.5       53.1       53.2
  Investment securities gains (losses)          21.1        9.7       (1.8)      42.8       10.6        4.4
  Trading income                                16.8       19.5       19.4       82.5       52.5       90.0
  Gain (loss) on sale of loans                   2.5        8.0       (3.3)       2.3        2.8       79.8
  Gain (loss) on sale of subsidiaries              _          _       (2.6)      27.1       90.1      (14.2)
  Other income                                  87.0       33.1       50.3      147.3      233.3      208.4

   Total Noninterest Income                  1,054.3      954.2      912.1    1,184.4    1,203.5    1,158.5
Noninterest Expenses
  Salaries and benefits                      1,079.9      975.3     1035.4    1,212.6    1,224.7    1,220.0
  Net occupancy and equipment                  356.6      337.2      359.4      426.2      425.0      418.8
  FDIC assessments                             102.8      100.5       90.6       84.1       51.1       34.1
  Communications                               117.6      105.0       91.9       95.5       93.4       99.5
  Supplies                                      43.6       40.7       39.4       47.9       54.6       55.9
  Outside contract services                     91.8      165.2      130.3       97.8      121.9      118.3
  Advertising                                   46.8       52.6       35.2       35.2       54.7       56.9
  Other real estate                            (12.4)      33.6      159.6      312.0      229.3      224.8
  Provision for restructuring                  141.3          _          _       90.0          _          _
  Other expenses                               229.8      222.3      267.4      330.9      307.6      317.2

   Total Noninterest Expenses                2,197.8    2,032.4    2,209.2    2,732.2    2,562.3    2,545.5

Income (Loss)before Income Taxes,
  Extraordinary Item and Cumulative
  Effect of Accounting Changes               1,183.0      881.3      403.2     (266.3)     445.0     (168.7)
  Applicable income taxes (benefit)            449.5      319.9      120.9       21.8        6.4      (16.8)

Income (Loss) before Extraordinary Item and
  Cumulative Effect of Accounting Changes      733.5      561.4      282.3     (288.1)     438.6     (151.9)
Extraordinary Item                                 _      (24.8)         _          _          _          _
Cumulative Effect of Accounting Changes            _      200.1          _          _       30.1       27.4

Net Income (Loss)                           $  733.5   $  736.7    $  282.3  $ (288.1)  $  468.7   $ (124.5)


Financial Summary
FIRST INTERSTATE BANCORP
(dollars in millions;interest and average rates on a taxable-equivalent basis)
                                                                      1994                              1993
                                                           Average             Average       Average              Average
                                                           Balance   Interest     Rate       Balance   Interest      Rate
Earning Assets
  Loans(1):
    Commercial, financial and agricultural                $  8,287   $  562.5     6.79%      $ 7,618   $  476.0      6.25%
    Real estate construction                                   806       76.0     9.42           913       62.4      6.83
    Real estate mortgage                                     7,586      578.5     7.63         5,413      442.9      8.18
    Instalment                                              11,660    1,079.0     9.25         9,943    1,003.3     10.09
    Foreign                                                     83        4.6     5.59           160        7.2      4.48
    Lease financing                                            222       15.9     7.17            81        6.8      8.42
Total Loans                                                 28,644    2,316.5     8.09        24,128    1,998.6      8.26
  Trading account securities                                   113        5.1     4.55           166        9.2      5.57
  Investment securities:
       Held-to-maturity securities
       U.S. Treasury and agencies                           14,000      747.3     5.34        14,113      789.6      5.59
       Other                                                 1,624       92.1     5.67           996       55.1      5.54
       Total held-to-maturity securities                    15,624      839.4     5.37        15,109      844.7      5.59
  Available-for-sale securities                                324       13.3     4.11           458       17.9      3.90
       Total Investment Securities                          15,948      852.7     5.35        15,567      862.6      5.54
  Federal funds, repurchases                                   471       19.0     3.98         1,282       39.7      3.10
  Time deposits, due from banks                                380       13.9     3.61         1,342       46.0      3.42
  Other assets held for sale                                    82        6.2     7.51            29        2.7     10.00
       Total Earning Assets                                 45,638    3,213.4     7.04        42,514    2,958.8      6.96
Interest Bearing Liabilities
  Regular savings                                            5,823      120.9     2.08         5,288      119.1      2.25
  NOW accounts and demand_market interest                    6,644       82.7     1.25         6,115       92.7      1.52
  Savings_market interest                                   11,427      269.0     2.35        10,491      252.0      2.40
  Other savings and time under $100,000                      5,787      213.3     3.69         5,799      221.1      3.81
    Total Interest Bearing Consumer Funds                   29,681      685.9     2.31        27,693      684.9      2.48
  Large CDs, other money market funds                        1,076       39.1     3.63           989       35.0      3.54
  Short term borrowings                                        655       34.2     5.16           431       16.0      3.72
  Long term debt                                             1,395      106.3     7.63         1,893      136.2      7.19
    Total Corporate Purchased Funds                          3,126      179.6     5.74         3,313      187.2      5.57
    Total Interest Bearing Liabilities                      32,807      865.5     2.64        31,006      872.1      2.81
      Net Interest Income and Gross Spread                           $2,347.9     4.40                 $2,086.7      4.15
Noninterest Liabilities, Equity and Assets
  Demand and noninterest bearing time deposits              15,556                            13,858
  Other liabilities                                          1,017                               977
  Preferred equity capital                                     350                               508
  Common equity capital                                      3,249                             2,970
      Total Noninterest Liabilities and Equity              20,172                            18,313
  Cash and due from banks                                    5,233                             4,992
  Allowance for credit losses                                 (980)                           (1,043)
  Bank premises and equipment                                1,065                               914
  Other assets                                               2,023                             1,942
     Total Noninterest Assets                                7,341                             6,805
      Net Noninterest Sources                               12,831                0.74        11,508                 0.76
      Total Assets                                         $52,979                           $49,319
Percent of Earning Assets
  Net interest margin                                                             5.14                               4.91
  Provision for credit losses                                                        _                               0.26
    Net interest margin after provision for credit losses                         5.14                               4.65
  Noninterest income                                                              2.31                               2.24
  Noninterest expenses                                                            4.81                               4.78
    Earnings (loss) before income taxes, extraordinary
      item and cumulative effect of accounting changes                            2.64                               2.11
  Income taxes                                                                    1.03                               0.79
  Extraordinary item                                                                 _                              (0.06)
  Cumulative effect of accounting changes                                            _                               0.47
      Net Income (Loss)                                                           1.61                               1.73
(1)Net of unearned income and deferred fees. Includes loan fees of     $134.7                             $45.3
Taxable-equivalent adjustment                                            21.4                              14.6
Loans

                  1992                            1991                              1990                            1989

      Average             Average     Average             Average     Average               Average    Average              Average
      Balance    Interest    Rate     Balance    Interest    Rate     Balance    Interest      Rate    Balance    Interest     Rate
      $ 8,111    $  560.3    6.91%    $10,459    $  879.7    8.41%    $13,532    $1,349.5      9.97%   $14,809    $1,593.7    10.76%
        1,746       109.1    6.25       2,677       240.0    8.97       3,583       376.0     10.49      4,243       451.1    10.63
        5,472       484.2    8.85       5,646       564.4   10.00       5,461       576.6     10.56      5,783       665.8    11.51
        9,756     1,049.6   10.76      10,137     1,226.1   12.09      10,953     1,355.1     12.37     10,454     1,346.8    12.88
          406        28.4    5.85       1,161       111.5    9.61       1,440       159.5     11.07      1,562       176.5    11.30
          203        21.5   10.57         611        68.0   11.13         739        82.3     11.14      1,056       119.3    11.30
       25,694     2,253.1    8.77      30,691     3,089.7   10.07      35,708     3,899.0     10.92     37,907     4,353.2    11.48
          385        23.1    6.00         567        43.4    6.87         737        60.8      8.24        825        65.0     7.87


        9,745       648.9    6.69       5,266       441.6    8.39       4,681       421.6      9.01      4,407       387.0     8.78
        1,465        96.4    6.32       1,547       120.6    7.79       2,438       221.1      9.07      3,820       363.8     9.52
       11,210       745.3    6.65       6,813       562.2    8.25       7,119       642.7      9.03      8,227       750.8     9.13
           83         3.8    4.61         248        22.7    8.38         210        17.2      8.21          _           _        _
       11,293       749.1    6.63       7,061       584.9    8.28       7,329       659.9      9.00      8,227       750.8     9.13
        1,706        65.5    3.84       1,422        80.2    5.73         884        54.8      7.28      1,349       119.6     8.87
        2,228        92.9    4.17       1,757       109.2    6.22         775        58.4      7.54      1,771       171.3     9.67
          288        23.7    8.28         519        54.0   10.38       1,130       140.1     12.40          _           _        _
       41,594     3,207.4    7.71      42,017     3,961.4    9.43      46,563     4,873.0     10.47      50,079    5,459.9    10.90

        5,129       143.7    2.80       4,874       230.4    4.73       4,870       160.0      5.12       4,906      246.3     5.02
        5,893       122.8    2.08       5,386       209.5    3.89       5,135       312.1      6.08       4,901      217.5     4.44
        9,837       311.7    3.17       9,092       456.6    5.02       8,553       517.9      6.06       7,891      490.7     6.22
        6,624       313.5    4.73       8,200       520.8    6.35       9,807       745.2      7.60       9,271      717.4     7.74
       27,483       891.7    3.24      27,552     1,417.3    5.14      28,365     1,735.2      6.12      26,969    1,671.9     6.20
        1,170        41.0    3.50       1,782       108.7    6.15       3,742       282.5      7.55       5,063      439.9     8.69
          388        14.5    3.61         941        44.3    5.73       2,340       169.6      7.25       5,743      502.9     8.76
        3,096       227.9    7.36       3,122       273.3    8.76       3,566       330.3      9.26       3,583      339.0     9.46
        4,654       283.4    6.09       5,845       426.3    7.29       9,648       782.4      8.11      14,389    1,281.8     8.91
       32,137     1,175.1    3.66      33,397     1,843.6    5.52      38,013     2,517.6      6.62      41,358    2,953.7     7.14
                 $2,032.3    4.05                $2,117.8    3.91                $2,355.4      3.85               $2,506.2     3.76

       12,543                          11,717                          11,875                            11,762
        1,394                           1,246                           1,709                             1,835
          640                             420                             409                               473
        2,317                           2,346                           2,199                             2,092
       16,894                          15,729                          16,192                            16,162
        4,937                           4,357                           4,518                             4,586
       (1,261)                         (1,132)                         (1,256)                           (1,170)
          960                           1,027                           1,059                               969
        2,801                           2,857                           3,321                             3,056
       7, 437                           7,109                           7,642                             7,441
        9,457                0.84       8,620                1.13       8,550                  1.21       8,721                1.24
      $49,031                         $49,126                         $54,205                           $57,520

                             4.89                            5.04                              5.06                            5.00
                             0.76                            1.93                              1.07                            2.40
                             4.13                            3.11                              3.99                            2.60
                             2.19                            2.82                              2.58                            2.31
                             5.31                            6.50                              5.50                            5.08

                             1.01                           (0.57)                             1.07                           (0.17)
                             0.33                            0.12                              0.12                            0.13
                                _                               _                                 _                               _
                                _                               _                              0.06                            0.05
                             0.68                           (0.69)                             1.01                           (0.25)
                    $46.2                           $75.6                          $108.5                           $141.2
                     17.7                            26.1                            52.2                             83.8
