Form 10-K/A, Exhibit 13
FIRST INTERSTATE BANCORP /DE/
filed 1995-03-31
CIK 105982

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


See notes to financial statements.




Note A_Accounting Policies

First Interstate Bancorp and its subsidiaries (the Cor poration) follow generally accepted accounting principles and reporting practices applicable to the banking industry. The following is a description of significant policies and practices:

CONSOLIDATION The consolidated financial statements include the accounts of the Corporation and all majority-owned subsidiaries. Such subsidiaries are consolidated on a line by-line basis, after elimination of intercompany transactions. Unconsolidated entities are reported in other assets with related earnings included in noninterest income. Certain prior year balances have been reclassified to conform to current year classifications.

SECURITIES Securities are classified based on their purpose and holding period, taking into account the financial position, liquidity and future plans of the Corporation.

Securities for which the Corporation has the intent and ability to hold to maturity are reported at cost, increased by the accretion of discounts and reduced by the amortization of premiums, using the interest method. Trading account securities, representing securities that are held for a short term and sold in response to market changes, are carried at market value with gains and losses, both realized and unrealized, included in noninterest income.

Prior to January 1, 1994, securities to be held for indefinite periods of time, including securities that management intended to use for asset/liability management purposes or that might be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, were classified as held-for-sale and carried at the lower of aggregate cost or market. The related valuation adjustments were included in noninterest income. Upon the adoption at January 1, 1994 of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," such securities are now classified as available-for-sale and are carried at fair value. Fair values are estimated based on available market quotations. Unrealized gains and losses are included as a separate component of shareholders' equity, net of related income taxes. Realized gains and losses are included in noninterest income.

The Corporation uses the specific identification method for calculating gains and losses on securities transactions.

LOANS Loans are carried at the principal amount net of unearned discounts and deferred origination fees and costs. Interest income on loans not discounted is computed on the loan balance outstanding. Interest income on discounted loans is generally recognized based upon methods that approximate the interest method. Net loan origination fees are amortized over the contractual lives of the loans as an adjustment of the yield using the interest method or the straight-line method, if not materially different. Loans identified as held-for-sale are separately classified, and are carried at the lower of cost or market.

Loans are placed on nonaccrual status when full collectibility of principal or interest is in doubt or when they become 90 days past due, whichever occurs earlier. Previously accrued but unpaid interest is reversed and charged against interest income and future accruals are discontinued. If there is doubt as to the ultimate collectibility of principal, cash received is applied as a reduction of the loan principal.

In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," amended in October 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan_Income Recognition and Disclosures." Under SFAS 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect principal or interest due according to the contractual terms of the loan. Impaired loans are measured by one of three methods: present value of expected future cash flows discounted at the loan's effective interest rate; observable market price; or the fair value of the collateral if the loan is collateral-dependent. The pronouncements are effective for fiscal years beginning after December 15, 1994. The adoption of these pronouncements is not expected to have a significant impact on the Corporation's 1995 financial statements.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses is increased by provisions charged to expense and reduced by charge-offs, net of recoveries. This is a general reserve for losses related to the loan portfolio and other extensions of credit, including off-balance sheet credit commitments such as standby letters of credit, guarantees and commitments to extend credit. In evaluating the credit portfolio, management considers the loss probability of classified and large credits, a statistical and historical valuation for small credits and groups of credits with similar characteristics, as well as prevailing and anticipated economic conditions.

BANK  PREMISES AND EQUIPMENT  Bank premises and  equipment
are   stated  at  cost  less  accumulated  provisions  for
depreciation and amortization, computed primarily  on  the
straightline  method  based  on  estimated  useful  lives.
Capital   leases,   less  accumulated  amortization,   are
included  in  bank premises and equipment  and  the  lease
obligations are included in long term debt. Capital leases
are   amortized  on  the  straight-line  method  over  the
equipment's estimated useful life or the lease term, whichever is shorter, and the amortization is included in depreciation expense.

OTHER   REAL   ESTATE  (ORE)   Real  estate  acquired   in
satisfaction  of  loans  is  reported  in  other   assets.
Property acquired by foreclosure or deed in lieu of foreclosure is transferred to ORE and is recorded at the lower of the loan balance on the property at the date of transfer or the fair value of the property received, less estimated costs to sell. Valuation losses at the date of transfer are charged to the allowance for credit losses.
Subsequent gains (to the extent allowable) and losses that result from the ongoing periodic valuation of these properties are included in ORE expense in the period in which they are identified.

GOODWILL  AND  OTHER  INTANGIBLE  ASSETS   The  excess  of
purchase price over the fair value of net assets of acquired companies is classified as goodwill and reported as other assets. Goodwill is amortized using the straightline method, generally over 15 years.
Purchased mortgage servicing rights represent the right to service mortgage loans originated and owned by others and are reported in other assets. Purchased mortgage servicing rights are generally amortized over eight to ten years.

PENSION,   OTHER  POSTRETIREMENT  AND  POST  -
EMPLOYMENT PLANS   The  Corporation  has  a
noncontributory defined benefit plan covering all eligible employees. The plan provides retirement benefits which are a function of both the years of service and the highest level of compensation during any consecutive five-year period within the last ten years before retirement.

The   Corporation   also   has  a   contributory
defined contribution  savings  plan  covering
substantially all employees. The   Corporation   is
required to  make contributions to this plan in varying
amounts based  on  a percentage of   amounts
contributed  by   participating employees.

In  addition to these plans, the Corporation also
accrues for  certain postretirement and postemployment
costs  such as health care and disability benefits. The
costs of these benefits  are  accrued  over  the  period
for  which  the employees   qualify   and   are   based
upon actuarial assumptions.

The costs of pension, postemployment and postretirement benefits are charged to salaries and benefits.

In   January  1994,  the  Corporation  adopted  SFAS
112, "Employers'  Accounting  for  Post  employment
Benefits." Employers  are  required  to  record  the
obligation  for benefits  owed to former employees. The
effect of adoption of   this   pronouncement  was   not
material   to the Corporation's financial statements.

INTEREST  RATE  AND FOREIGN EXCHANGE RATE  CONTRACTS The
Corporation  uses interest rate swaps, futures,  caps
and floors,   options,  forward  and  foreign  exchange
rate contracts  primarily as part of its overall
interest  rate risk   management  strategy.  Gains  and
losses on such contracts are deferred and recognized over the lives of the hedged assets or liabilities as an adjustment to interest income or expense.

INCOME  TAXES   Income  tax expense  is  the  current
and deferred tax consequences, to the extent permitted,
of all events   that  have  been  recognized  in  the
financial statements, as measured by the provisions of enacted tax laws.

A  consolidated U.S. federal income tax return is filed
by the  Parent  Corporation  and includes  all
subsidiaries. State, local and foreign income tax
returns are also filed according   to  the  taxable
activity  of  each   entity. Consolidated or combined
returns are filed, as required by certain states, including California. Generally, the consolidated and combined tax liabilities are settled between subsidiaries as if each had filed a separate return.

Foreign tax payments are applied, as permitted, to reduce federal income tax. Investment tax credits related to leasing transactions are accounted for by the deferral method.

EARNINGS PER SHARE CALCULATIONS Earnings per common share are computed based on the weighted average number of common shares outstanding during each year, the dilutive effect of stock options outstanding, and after deducting from earnings dividends paid on preferred stock. Fully diluted earnings per common share are considered equal to primary earnings per common share in each year because dilution is less than three percent.

CASH FLOWS  For purposes of reporting cash flows, cash
and cash  equivalents  include cash and due from  banks,
time deposits due from banks, federal funds sold and
securities purchased under agreements to resell having
maturities  of three  months  or  less.  Generally,
federal  funds   are purchased and sold for one-day
periods. Changes in assets and liabilities are net of the effects of sales and acquisitions. The effect of changes in foreign exchange rates on cash balances is not material.

Note B_Investment Securities

On  January  1,  1994, the Corporation adopted  SFAS
115, "Accounting  for  Certain Investments in Debt  and
Equity Securities."  The  adoption of this pronouncement
had  no significant   impact   on   the  Corporation's
financial statements. Under the provisions of SFAS 115, securities are to be classified as held-to-maturity, available-for sale or trading. The following table provides the major components of investment securities
(in millions):

Estimated
                                      Amortized  Gross Unrealized       Fair
                                           Cost  Gains     Losses      Value
December 31, 1994
Held-to-Maturity:
U.S. Treasury securities                $ 5,199    $ 3        $97     $5,105
U.S. government agency securities:
  Mortgage-backed securities
    Pass-throughs                         2,773     10        110      2,673
    CMOs and REMICs                       3,652      2        137      3,517
  Direct agencies                           481      1          8        474
State and political subdivisions             29      1          _         30
Other mortgage-backed securities            641      _         37        604
Other debt securities                       920      _         43        877

Total held-to-maturity securities       $13,695    $17       $432    $13,280

Available-for-Sale:
  U.S. Treasury securities              $    20    $ _       $  _    $    20
  U.S. government agency securities:
    Mortgage-backed securities
      Pass-throughs                           5      _          _          5
      CMOs and REMICs                        14      _          _         14
    Direct agencies                           3      _          _          3
  Corporate and Federal Reserve
    Bank stock                              113      1          _        114

   Total available-for-sale securities  $   155    $ 1       $  _    $   156


December 31, 1993
Held-to-Maturity:
  U.S. Treasury securities              $ 7,006    $ 69      $  4    $ 7,071
  U.S. government agency securities:
  Mortgage-backed securities
      Pass-throughs                       1,994      41         9      2,026
      CMOs and REMICs                     5,382      25        21      5,386
    Direct agencie                          512       9        _         521
  State and political subdivisions           23       2        _          25
  Other mortgage-backed securities          583       2        3         582
  Other debt securities                     776       7        2         781
  Corporate and Federal Reserve
    Bank stock                               97       _        _          97
   Total held-to-maturity securities    $16,373    $155     $ 39 $    16,489

Available-for-Sale (1) :
  U.S. Treasury securities              $   127    $  _     $  _     $   127
  U.S. government securities:
    Mortgage-backed securities               42       _        _          42
   Total available-for-sale securities  $   169    $  _     $  _     $   169

(1)Classified as securities held-for-sale  at
December 31, 1993 and carried at the lower of cost or market.

Maturities of securities classified as held-to-maturity and available-for-sale as of December 31, 1994 are as follows (in millions):

                                          Amortized       Estimated
                                               Cost      Fair Value
  Held-toMaturity Securities
  Due in one year or less                   $ 3,480         $ 3,467
  Due after one year through five years       2,913           2,805
  Due after five years through ten years        125             123
  Due after ten years                           111              91
                                              6,629           6,486
Mortgage-backed securities                    7,066           6,794
  Total                                     $13,695         $13,280

Available-for-Sale Securities
  Due in one year or less                   $    16         $    16
  Due after one year through five years           6               6
  Due after five years through ten years          1               1
  Due in ten years                                _               _
                                                 23              23
  Mortgage-backed securities                     19              19
  Corporate and Federal Reserve
    Bank stock                                  113             114
Total                                       $   155         $   156

Mortgage-backed securities included above have a weighted average contractual maturity of approximately 12 years. Expected maturity is often significantly shorter than contractual maturity for mortgage-backed securities due to scheduled payments and unscheduled prepayment activity affecting these securities. The expected average life of the mortgage-backed securities was 2.6 years.

Securities and other assets carried at $7,316 million at December 31, 1994 and $6,188 million at December
31, 1993 were pledged to secure public and trust deposits and for other purposes as required or permitted by law.

Proceeds   from  sales  of  available-for-sale
securities during  1994 were $88 million. Gross gains
of $21  million and  no  losses were realized on
sales. Proceeds from  the sale of securities were $32
million and $17 million, while gross  gains were $10
million and $2 million in  1993  and 1992,
respectively. There were no gross losses during 1993
and $4 million of gross losses during       1992.

The net unrealized holding gains on available-for sale securities reported, net of related taxes, as a separate component of shareholders' equity is $1 million. The net unrealized holding gains on trading securities reported in earnings was $5 million for 1994. During 1994 there were no transfers or sales of heldtomaturity securities, or transfers of available-forsale securities to trading securities.

Note C_Loans

Loans consist of the following (in millions):
                                                        December 31
                                                    1994          1993
Commercial, financial and agricultural           $ 9,294       $ 7,998
Real estate construction                             962           728
Real estate mortgage                              10,263         6,237
Instalment                                        12,272        10,778
Other                                                566           292
                                                  33,357        26,033
Less: Unearned income                                107            25
    Net deferred fees                                 28            20
Loans (net)                                      $33,222       $25,988

Loans included in other assets held for sale     $    26       $   133

Transactions  in the allowance for credit losses  were
as follows (in millions):
                                             December 31
                                       1994      1993      1992
Balance at beginning of year         $1,001    $1,068    $1,273
Provision for the year                   _        112       314
Net changes due to
  acquisitions (dispositions)            66        39       (60)
                                      1,067     1,219     1,527
Deduct:
  Loans charged off                     261       399       606
  Less recoveries of loans
    previously charged-off              128       181       147
  Net loans charged-off                 133       218       459
Balance at end of year                $ 934    $1,001    $1,068

See  "Risk Elements'' under the Management's Discussion
& Analysis section of this annual report for a summary of nonperforming loans, concentrations of credit risk and other information.

Certain  directors and executive officers  of  the
Parent Corporation  and certain of its significant
subsidiaries, including  their  associates, were loan
customers  of  the subsidiary  banks. These loans were
made in  the  ordinary course  of  business at rates and
terms no more  favorable than  those offered to other
customers with similar credit standings.  The  aggregate
dollar amounts of  those  loans exceeding  $60,000 (but
excluding loans to  the  immediate families   of
executive  officers and   directors   of subsidiaries)
were $81 million and $86 million at December 31,  1994
and 1993, respectively. During 1994, $23 million of new loans were made and repayments totaled $28 million.

Note D_Bank Premises and Equipment

Bank  premises and equipment consist of the following
(in millions):
                                           December 31
                                         1994        1993
Land                                    $  188      $ 165
Buildings and improvements:
   Owned                                 1,151        973
   Capital leases                           45         46
Furniture, fixtures and equipment:
  Owned                                    930        814
  Capital leases                             5          5
                                         2,319      2,003
Less accumulated depreciation
  and amortization:
  Owned                                  1,133      1,017
  Capital leases                            39         38
                                        $1,147     $  948

Depreciation  and amortization totaled $109  million,
$99 million   and  $107  million  in  1994,  1993  and
1992, respectively.

Note E_Short Term Borrowings
Short   term  borrowings  are  detailed  as  follows
(in
millions):
                                             December 31
                                       1994     1993     1992
Federal funds purchased:
  Balance at December 31             $1,436   $  557    $ 138
  Average balance                       514      234      111
  Maximum amount outstanding
    at any month end                  1,436      984      275
Average interest rate:
  During the year                      4.44%    2.78%    3.30%
  At December 31                       4.29     2.29     2.52
Securities sold under
  agreements to repurchase:
  Balance at December 31             $   73   $ 144     $ 135
  Average balance                        93     149       220
  Maximum amount outstanding
    at any month end                    219     194       325
  Average interest rate:
  During the year                      3.86%   2.50%     3.00%
  At December 31                       4.75    2.75      2.32

Other liabilities for short term borrowed money averaged $48 million in 1994, $48 million in 1993 and $56 million in 1992.

Federal funds purchased generally mature the day
following the   date  of  purchase,  while
securities sold   under agreements to repurchase
generally mature within  30  days from   the
various  dates  of  sale. Other  short   term
borrowings generally mature within twelve months.

During 1994, the Corporation finalized a three year, $500 million senior revolving credit facility as part of its liability management plan for the Parent Corporation. This facility has numerous interest rate and borrowing options, as well as a $150 million line of credit for cash management purposes. As of December 31, 1994 there were no borrowings outstanding against this facility.

Note F_Long Term Debt and Dividend Restrictions

Following is a description of the Corporation's
senior and subordinated long term debt which, unless
noted otherwise, is  not subject to early redemption
by the Corporation (in millions):
                                                December 31
                                              1994       1993
Parent Corporation:
Senior Medium Term Notes, Series A          $  328      $ 335
  8.625% Subordinated Capital Notes
    due April 1, 1999                          182        182
  Subordinated Medium Term Notes,
    Series C                                   163        163
  9.125% Subordinated Notes
    due February 1, 2004                       133        133
  9.00% Subordinated Notes due
    November 15, 2004                          125         _
  Other Issues (under $100 million each):
                          Fixed Rate           231        356
                          Variable Rate        128        255
                                             1,290      1,424
Subsidiaries:
  Subordinated notes and debentures              _          7
  Other notes                                    _          1
  Mortgages                                     74         74
  Obligations under capital leases              24         27

During  1993, the Corporation repurchased $441 million
of its  long  term debt in the open market and redeemed
$369 million  of   its  long  term  debt.  In  addition,
the Corporation also tendered for $175 million of long term debt. As a result, an after-tax loss of $25 million was recorded as an extraordinary item on the Corporation's Consolidated Statement of Operations.

The various indentures of the Corporation, pursuant to which long term debt is issued, contain covenants limiting the sale of stock of principal subsidiaries.

The Senior Medium Term Notes, Series A are offered on a continuing basis by the Corporation and are due
$128 million in 1995, $38 million in 1996, $10 million in 1997, $111 million in 1998, $6 million in 1999 and $35 million thereafter. The notes bear interest ranging from 7.0% to 10.9%.

The  8.625% Subordinated Capital Notes, due April 1,
1999, are   subordinated   to   senior   indebtedness
of   the Corporation.  These  notes  are  considered  to
be  Total Capital,  but not Tier 1 Capital, for
regulatory  purposes since,  upon maturity, they may be
exchanged at the option of  the  Corporation for common
stock, perpetual preferred stock,  or  other  eligible
capital  securities  of   the Corporation  having a
market value equal to the principal amount of the notes.

The Subordinated Medium Term Notes, Series C are offered on a continuing basis by the Corporation and are due $13 million in 1998, $121 million in 2001 and $29 million in 2002. The notes bear interest ranging from 9.375% to 11.25%.

The 9.125% Subordinated Notes, due February 1, 2004, are subordinated to senior indebtedness of the Corporation. The 9.00% Subordinated Notes, due
November 15, 2004, are subordinated to senior indebtedness of the Corporation. These notes are considered to be Total
Capital,  but not Tier 1 Capital, for regulatory purposes.

Included in other issues of the Parent Corporation under $100 million at December 31, 1994 were two floating rate issues totaling $128 million and four fixed rate issues totaling $231 million. The floating rate issues consist of $45 million of Floating Rate FOREX-Linked Notes due
February 26, 1996 with a current interest rate of 5.125%, and $83 million of floating rate notes due
June 30, 1997 with a current interest rate of 6.8125%. The FOREX Notes bear interest at a rate equal to 20 basis points per annum above the London interbank offered rates for six-month Eurodollar deposits, adjusted semiannually on interest payment dates. The
Corporation currently has two longdated cross currency contracts outstanding that are used to hedge the leverage features embedded in the Notes. The fixed rate issues include $43 million of 5.75% DM100 million Bearer Bonds due May 7, 1996. In conjunction with these bonds, the Corporation has entered into separate agreements whereby the DM/US$ exchange rate is fixed throughout the term of the issue.
The remaining $188 million of fixed rate notes are due between March 1, 1996 and March 5, 1998 with interest rates ranging from 10.50% to 12.75%.

Maturities   of  notes  and  debentures  of the Parent
Corporation for the five years succeeding December 31, 1994 are $128 million in 1995, $192 million in 1996,
$161 million  in  1997, $178 million in 1998, $188
million  in 1999 and $443 million thereafter.

At  December 31, 1994, $1,157 million (90%) of the
Parent Corporation's long term debt had fixed coupon rates. Of this amount, $566 million is converted to floating rate debt using interest rate swaps. The effect of these swaps was to decrease interest expense on long term debt by $16 million, or 115 basis points, for 1994, and $47 million, or 248 basis points, for 1993.

The Corporation is prohibited from borrowing from its
bank subsidiaries  on  less than a fully  secured
basis under regulations  of the Federal Reserve Board.
Dividends  that may  be  paid  by the bank
subsidiaries are restricted  by various  statutory
limitations. As of  January  1,  1995, approximately
$381  million were   free   of   dividend restrictions
under  such statutory  limitations. Unrestricted   net
assets   of  nonbank   subsidiaries are insignificant.

Note G_Contingent Liabilities and Commitments

The Corporation's banking subsidiaries are required to maintain balances with Federal Reserve Banks based on a percentage of deposit liabilities. Such balances averaged approximately $1.0 billion and $1.2 billion in 1994 and 1993, respectively.

There are presently a number of legal proceedings pending against the Corporation and certain of its subsidiaries. While it is not possible to predict the outcome of these proceedings, it is the opinion of management, after consulting with counsel, that the ultimate disposition of potential or existing suits will not have a material adverse effect on the Corporation's financial position, results of operations or liquidity.

Note H_Shareholders' Equity

PREFERRED STOCK  At December 31, 1994 and 1993,
15,000,000 shares of Preferred Stock (no par value) were authorized.

At December 31, 1994 and 1993, there were outstanding 8,000,000 Depositary Shares each representing a one-eighth interest in a share of 9.875% Preferred Stock, Series F. The Series F Preferred Stock is redeemable at any time on or after November 15, 1996, at the option of the Corporation, in whole or in part, at $200.00 per share (equivalent to $25.00 per Depositary Share) plus accrued and unpaid dividends to the redemption date.

At December 31, 1994 and 1993, there were outstanding 6,000,000 Depositary Shares each representing a one-eighth interest in a share of 9.0%
Preferred Stock, Series G. The Series  G  Preferred
Stock is redeemable any time on or after May 29, 1997, at the option of the Corporation, in whole or in part, at $200.00 per share (equivalent to $25.00 per Depositary Share) plus accrued and unpaid dividends to the redemption date.

Dividends  on  both  the Series F and Series  G
Preferred Stock are cumulative and are paid quarterly on the last day of March, June, September, and December of each year.

TREASURY  STOCK   At December 31, 1994  and  December
31, 1993,  the  cost of Common Stock in the treasury
averaged $73.64  per  share and $39.68 per share,
respectively.  In January  1994  and  April  1994, the
Board  of  Directors approved  the  repurchase of up
to 1.5  million  and 6.5 million   shares   of  common
stock,  respectively, for reissuance through the Corporation's
Dividend Reinvestment and  Stock  Purchase Plan and stock
performance plans.  In addition,  in  connection  with
the  acquisition  of  Levy Bancorp,  the  Board  of
Directors approved  in  September 1994,  the
repurchase of up to an additional 1.2 million
shares  of  common  stock.  Such  repurchases  were
made periodically  in  the  open market  or  through
privately negotiated transactions, subject to
appropriate regulatory and  acquisition accounting
requirements. As  of  December 31,   1994,  the
Corporation  had  completed  the   share repurchase
programs.

RIGHTS   The Corporation declared a dividend of one
common share purchase right for each outstanding share of Common Stock, par value $2.00, payable on December 30, 1988 to shareholders of record on that date. Such rights also apply to new issuance of shares after that date. Each right entitles the registered holders to purchase from the Corporation one share of its $2.00 par value Common Stock at a price of $170.00 per share, subject to adjustment.

The rights are not exercisable or separable from the Common Stock until the earlier of 10 days after a party acquires beneficial ownership of 20% or more of the outstanding Common Shares or announces a tender offer to do so. The rights, which expire on December 31, 1998, may be redeemed by the Corporation at any time prior to the acquisition by any party of beneficial ownership of 20% or more of the Common
Stock at a price of $0.001 per right. When exercisable, and under certain circumstances, each right may entitle the holders to purchase Common Stock of the Corporation at 50% of the then current per share market price of the Common Stock or common stock of the acquiring party at 50% of the then current per share market price of the common stock of the acquiring party.

Note I_Stock Option Plans

The  stock option plans adopted in 1983, as amended,
1988 and  1991  provide  for the granting  of  "non-
qualified'' options and "incentive stock options'' to
key employees of the  Corporation  to  purchase Common
Stock  of  the  Cor poration at a price not less than
100% of the fair  market value  on the dates of grant.
The First Interstate Bancorp 1991  Director  Option
Plan,  as  amended  and  restated, provides for the
granting to non-employee directors of the Corporation
of  ``non-qualified''  options  to   purchase Common
Stock of the Corporation at a price not less than 100% of the fair market value on the dates of grant.
Under the plans, options generally become exercisable over a four-year period beginning one year after grant. At the time options are exercised, the excess of the proceeds over par value is credited to capital surplus. There are no charges or credits to income in connection with the grant or exercise of options.

The 1983, 1988 and 1991 Plans also provide for the
sale of restricted  Common  Stock  of  the
Corporation   to key employees  at  a minimum purchase
price of $2 per share. Generally, restrictions lapse on 10%, 30% and 60% of the shares sold on the third, fourth and fifth anniversaries of the grant, respectively. At
December 31, 1994, 25,497 shares  of restricted Common
Stock granted to 17 employees were outstanding.

At  December  31,  1994,  options  for  3,932,430
shares, granted to 712 employees and 14 non-employee directors, were outstanding with expiration dates ranging from August 11, 1995 to November 20, 2004 and with exercise prices ranging from $18.50 to $83.875 per share, an average of $47.70 per share.
During 1994, options for 835,100 shares were granted.

At  December  31,  1993,  options  for  3,877,586
shares, granted to 720 employees and 15 non-employee directors, were outstanding with expiration dates ranging from March 18, 1994 to November 15, 2003 and with exercise prices ranging from $18.50 to $62.625 per share, an average price of $42.36 per share. During 1993, options for 1,007,600 shares were granted.

Options exercised in 1994 were 702,033, compared to 636,042 in 1993 and 152,767 in 1992. Prices ranged from $18.50 to $62.625 per share.

At December 31, 1994 options for 1,807,830 shares were exercisable and 1,919,841 shares were reserved for future grants under the plans.

Note J_Employee Benefit Plans

The Corporation has a noncontributory defined benefit
plan that provides retirement benefits which are a
function  of both  the  years  of  service and  the
highest  level  of compensation  during  any
consecutive  five-year   period within the last 10
years before retirement.

It is the Corporation's policy to fund the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security
Act of 1974, plus such additional amounts as the Corporation may determine to be appropriate from time to time.
The following table sets forth the plan's funded status and amounts recognized in the Corporation's
Consolidated Balance Sheet (in millions):

                                                     December 31
                                                    1994     1993
Actuarial present value of benefit obligations:
  Accumulated benefit obligation:
    Vested                                          $582     $535
    Nonvested                                         39       64
                                                    $621     $599

Plan assets at fair value, primarily marketable
  securities                                        $706     $722
Projected benefit obligation                         742      732

Plan assets less than projected
  benefit obligation                                 (36)     (10)
Unrecognized prior service costs                       5        6
Unrecognized net transition asset being
  amortized over 13 years                            (24)     (30)
Unrecognized net loss due to past experience
  different from assumptions made                     23      107
Prepaid pension asset (pension liability)           $(32)    $ 73

The net pension cost included the following (in millions):
                                       Year ended December 31
                                        1994    1993    1992
Service costs_benefits earned during
  the period                            $ 30     $23     $23
Interest costs on projected benefit
  obligation                              59      49      43
Net amortization and deferral            (76)     23     (23)
                                          13      95      43
Less return on plan assets               (10)     89      42

Net pension cost included in salaries
  and benefits                            23       6       1
Early Retirement Program
  expense included in
  provision for restructuring             82       _       _
Total pension cost recognized           $105     $ 6     $ 1

The  weighted average discount rate and increase in
salary levels   used   in   determining  the
projected benefit obligation were 8.75% and 4.5% for 1994, 7.375% and 4.0% for 1993 and 8.5% and 4.75%
for 1992, respectively. The expected long term return on plan assets was 9.25% in 1994 and 1993 and 9.5% in 1992.

Also,  the  Corporation and its subsidiaries have
several nonqualified   noncontributory   defined
benefit plans covering  certain senior employees'
benefits in excess of those    covered   under   the
Corporation's qualified noncontributory  defined  benefit  plan.
The accumulated benefit obligation under these plans was $29 million and $18 million and projected benefit obligation in excess of plan assets was $33 million and $22 million as of December 31, 1994 and 1993, respectively. Net pension cost related to these plans included in salaries and benefits was $16 million in 1994 and $2 million in 1993 and 1992.

The Corporation provides certain health care benefits to retired employees through the Master Welfare
Benefit Plan for  Employees of First Interstate
Bancorp and Affiliates (Plan). Under the terms of the Plan, employees hired prior to January 1, 1992 and who retire at or after age 55 with at least 10 years of service will be eligible for a fixed maximum contribution from the Corporation. Employees hired on or after January 1, 1992 will not be eligible for retiree health care benefits.

Effective  in  the first quarter of 1993, the
Corporation adopted    SFAS    106,   "Employers'
Accounting for Postretirement  Benefits  Other
Than  Pensions,''  on an immediate   recognition  basis.
SFAS 106 requires the Corporation to accrue the estimated cost of retiree benefit payments, other than pensions, during employees' active service period.
The cumulative effect of adopting SFAS 106 was the recognition of accrued postretirement health care costs totaling $169 million. After related tax benefits of $64 million, net income for 1993 was reduced by $105 million.

The  Corporation currently intends to fund
postretirement health  care  costs  as they are
incurred.  The  following table  sets forth the Plan's
accumulated cost included  on the   Corporation's
consolidated   balance   sheet   (in millions):
                                                 December 31
                                                1994     1993
Accumulated postretirement benefit obligation:
  Current retirees                              $117     $137
Active employees fully eligible for benefits       2        3
  Other active Plan participants                  17       22
Accumulated postretirement benefit
      obligation                                 136      162
  Unrecognized prior service costs                 8       17
  Unrecognized net (gains) losses due to
    past experience different from
    assumptions made                              26      (11)
Accrued postretirement benefit cost             $170     $168

Net periodic postretirement benefit cost for 1994 and 1993 included the following components (in millions):

                                                 December 31
                                                1994     1993
Service cost                                    $  1     $  1
Interest cost                                     10       14
Amortization of net gains                         (1)       _
  Total postretirement benefit cost             $ 10     $ 15

A total of $11 million was recognized in 1992 for
expenses related   to  postretirement  benefits.  Since  the
Plan contains a fixed maximum contribution by the Corporation, the health care cost trend rate assumption has no effect on the amounts reported.
Accordingly, increasing the assumed health care cost trend rates by one percentage point in each year would not change either the accumulated postretirement benefit obligation as of implementation, or the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1994 and 1993.

In   accordance  with  the  Plan,  the  increase  in
the Corporation's fixed maximum contribution for
participants who retired before January 1, 1993 was
10.0% in 1993, 9.0% in   1994,   and   zero  for  1995
and thereafter. For participants who retired on or after January 1, 1993, there is no increase in the Corporation's fixed maximum contribution.

The weighted average discount rates used in determining the accumulated postretirement benefit obligation were 8.75% for 1994 and 7.375% for 1993.

The Corporation has a savings plan covering substantially all employees. Savings plan expense was $14 million for 1994 and $13 million for 1993 and 1992.

Note K_Income Taxes

Effective  January  1, 1993, the Corporation  changed
its method  of accounting for  income taxes from the
liability method  required  by  SFAS  96  to  the
liability  method required   by  SFAS  109  on  a
prospective  basis. The cumulative  effect  of  adopting
SFAS  109  increased net income for 1993 by $305 million.

The  provision for income taxes (benefit) attributable
to continuing  operations  consists  of  the
following (in millions):
                                       State
                                         and
                             Federal   Local    Foreign     Total
1994:
  Current                     $274.9   $52.4      $(4.6)   $322.7
  Deferred                     103.3    23.5        _       126.8
                              $378.2   $75.9      $(4.6)   $449.5
1993:
  Current                     $222.7   $44.0      $ _      $266.7
  Deferred                      41.6    11.6        _        53.2
                              $264.3   $55.6      $ _      $319.9
1992:
  Current                     $152.4   $57.1      $14.4    $223.9
  Deferred                    (103.0)     _         _      (103.0)
                              $ 49.4   $57.1      $14.4    $120.9

The  deferred tax expense (benefit) represents the
changes in  the  amounts of temporary differences.  The
types  of temporary   differences  that  give  rise  to
significant portions of the deferred tax include reserves for credit losses, restructuring expenses and other real estate owned.

The provision for state and local income taxes for 1992 reflects the effect of certain restrictions imposed by state tax laws limiting the Corporation's ability to offset losses incurred in one period against the income of another period.

The effective federal income tax rate varied from the statutory rate due to a number of factors including the exemption from tax on interest income earned on the obligations of state and political subdivisions. For 1992, the effective income tax rate varied from the statutory federal rate due primarily to the recognition of prior years' federal tax benefits previously limited under SFAS 96, offset by the limitation of current year's state tax benefits under that accounting method.

A  reconciliation between the statutory  federal  and
the effective income tax rates follows:
                                        % of Pretax Income
                                       1994    1993    1992

Federal Income tax at statutory rate     35      35      34
Effect of nontaxable interest income     (1)     (1)     (2)
Unrecorded tax benefits                   _       _     (30)
NOL benefit allocated to goodwill         _       _       8
Enacted statutory tax rate change         _      (1)      _
Foreign tax credits carryovers            _      (1)      _
State income taxes                        6       6      14
Foreign income taxes                     (1)      _       4
Other net                                (1)     (2)      2
  Effective income tax rate               38     36      30

The   tax   effects  of  temporary  differences  and tax
carryforwards which give rise to significant  elements
of deferred tax assets and liabilities are detailed
below (in millions):
                                             December 31
                                           1994       1993
Gross deferred assets:
  Allowance for credit losses            $373.7     $413.5
  Reserves and accruals                   109.5      127.6
  Compensation and benefits                83.4       68.0
  Other real estate                        29.3       40.4
  Foreign tax credit                       13.0       20.0
  Other                                    16.6        1.5
Total gross deferred assets               625.5      671.0
Gross deferred liabilities:
  Leases                                  (36.4)     (25.2)
  Fixed assets                            (19.2)     (31.8)
  Acquisition related tax accounting
    method changes                        (15.6)       _
  State taxes                             (14.2)     (20.7)
  Other                                   (17.6)     (24.7)
  Total gross deferred liabilities       (103.0)    (102.4)

Valuation allowance                       (38.0)     (45.0)
Net deferred tax asset                   $484.5     $523.6

The valuation allowance applies to foreign tax credits and to the uncertainty of the realization of future deductions to the extent that realization is dependent on levels of future taxable income in excess of present levels. During 1994, the valuation allowance was decreased by $7.0 million, resulting from the utilization of foreign tax credits on the 1993 federal tax return and refund of foreign taxes previously available as credits.

For  tax return purposes, the Corporation has foreign
tax credit  carryforwards of $13.0 million.   Of  this
total, $2.7  million  represents tax return carryforwards
which will  expire in the years 1995 through 1998. The remaining
$10.3   million   represents   foreign   taxes   paid
by subsidiaries which will be available as a credit against U.S. taxes when distributions are made to the U.S. parent.

The income tax benefit for the Parent Corporation reflects the effect of its separate company loss and the settlement of intercompany tax amounts in accordance with the Corporation's tax allocation policies.

Note L_Leases

At December 31, 1994, the Corporation and its subsidiaries were obligated under a number of noncancelable leases for land, buildings and equipment. Minimum future obligations on leases in effect at December 31, 1994 were as follows (in millions):

                                           Capital
Operating Year Ending December 31           Leases   Leases
1995                                           $ 6     $118
1996                                             6      109
1997                                             4       93
1998                                             4       84
1999                                             4       75
Later years                                     13      547

        Total minimum obligations               37   $1,026
Less executory obligations                       _

Net minimum obligations                         37
Less amount representing interest               13

Present value of net minimum obligations       $24

Minimum future rentals receivable under noncancelable operating subleases at December 31, 1994 were $51 million.

Rental expense for all operating leases was $149 million, $146 million, and $142 million for 1994, 1993 and 1992, respectively.

Note M_Financial Instruments with Off-Balance Sheet Risk

In  the  normal course of business, the Corporation
is a party to financial instruments with off-balance
sheet risk to meet the financing needs of its
customers and to reduce its  own exposure to
fluctuations in interest rates. These financial
instruments  include commitments  to   extend credit;
standby   letters  of credit and financial
guarantees; forward and futures contracts; interest rate and currency swaps; options; and interest rate caps and floors. These instruments involve, to varying degrees, elements of credit and market risk in excess of the amounts recognized in the Consolidated Balance Sheet.

Credit risk for off-balance sheet financial
instruments is defined  as  the possibility of
sustaining a loss because any other party to a
financial instrument fails to perform in   accordance
with the terms of the contract. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for onbalance sheet financial instruments through established credit approvals, risk control limits and monitoring procedures.

Market risk represents the possibility that the value of financial instruments will change, either positively or negatively, with changes in market prices, such as interest rates.

The Corporation requires collateral to support off balance sheet financial instruments when it is deemed necessary. Collateral held varies, but may include deposits held in financial institutions;
U.S. Treasury securities; other marketable securities; accounts receivable; property, plant and equipment; and inventory.

Commitments, Standby Letters of Credit
and Financial Guarantees

Commitments  are contractual agreements to  extend
credit which  generally have fixed expiration dates or
other  ter mination  clauses  and  may  require  payment
of  a  fee. Substantially  all  of  the Corporation's
commitments  to extend   credit   are   contingent  upon
the   customers maintaining specific credit standards at
the time of loan funding. Since many of the commitments are expected to expire without being drawn upon, the
total  commitment amounts do   not necessarily  represent
future   cash requirements.

Standby  letters  of credit and financial  guarantees
are conditional  commitments  issued  by  the
Corporation to guarantee the performance of a customer to a third party. Standbys are primarily issued as credit
enhancements  for public   and  private  borrowing
arrangements,  including commercial    paper,   bond
financing, and similar transactions. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in  extending  facilities to customers.
Risks  associated with   standby   letters   of  credit
are reduced by participation to third parties. At December 31, 1994 approximately $40 million of standby letters of credit had been participated to others.

A commercial letter of credit represents an extension of credit by a bank to its customer where the customer is usually the buyer/importer of goods and the beneficiary is typically the seller/exporter. Credit risk is limited as the merchandise shipped serves as collateral for the transaction.

The   Corporation's   exposure  to   credit   loss
under commitments to extend credit, standby letters of credit and financial guarantees as well as commercial letters  of credit  is represented by the contractual
amount of  these instruments (in millions):
                                                December 31
                                              1994       1993
Commitments to extend credit               $28,508    $23,548
Standby letters of credit and financial
 guarantees                                  2,076      1,814
Commercial letters of credit                   264        262

The following summarizes the expiration schedule of the Corporation's loan commitments and standby letters of credit issued as of December outstanding 31, 1994 (in millions):


                                                   Standby
                                                Letters of
                                 Commitments        Credit
1995                                 $20,332        $1,519
1996                                   2,407           264
1997                                   2,158           174
1998                                     907            21
1999                                   2,137            43
Thereafter                               567            55
                                     $28,508        $2,076

When-issued securities represent a method of trading in listed or unlisted securities which have not yet been issued and, therefore, are not deliverable. At
December 31, 1994 the Corporation had no commitments to purchase when-issued securities, compared to $100 million at December 31, 1993.

In  a typical securities borrowing/lending
arrangement, a broker/dealer   or   bank  borrows
securities   from an institution  owning the securities. In return,
collateral in   the   form  of  U.S.  government  or
federal  agency securities,  cash  or letters of
credit equal  to  or  in excess of the market value of
the securities lent is given to the lender of the
securities. The Corporation lends its own securities
as well as those of its customers and does, in   some
instances, indemnify its customers against potential losses. Such arrangements expose the Corporation to potential loss. At December 31, 1994 and 1993, the Corporation's securities lending transactions amounted to $2.0 billion and $1.9 billion, respectively.

Derivatives and Other Financial Instruments

NATURE  OF  INSTRUMENTS   The Corporation  enters
into a variety  of  derivative financial instruments
in managing its   interest  rate  exposure  and  as
intermediary  for customer accommodations.

Forward and futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.

Interest  rate  swap  transactions generally  involve
the exchange  of  fixed  and  floating rate  interest
payment obligations without  the  exchange of  the   underlying
principal amounts. Though swaps are also used as  part
of asset/liability management, most of the interest
rate swap activity   arises  when  the  Corporation
acts as an intermediary in arranging interest rate swap transactions for customers entered into on an over-thecounter basis. The Corporation typically becomes a principal in the exchange of interest payments between the parties and, therefore, is exposed to loss should one of the parties default. The
Corporation's credit policies provide the measures to be taken when entering into and subsequently monitoring these contracts. Exposure to interest rate risk inherent in intermediary swaps is minimized by performing normal credit reviews on its swap customers and by entering into offsetting swap positions that essentially counterbalance each other.

Currency swap agreements are entered into primarily on an over-the-counter basis, as a means of protection against fluctuations in foreign currency.

Interest  rate caps and floors written by the
Corporation enable  customers  to transfer, modify,
or reduce  their interest  rate  risk. Interest rate
options are  contracts that allow the holder of the
option to purchase or sell  a financial  instrument
at a specified price  and within a specified period
of time from the seller or ''writer'' of the  option.
As a writer of interest rate caps, floors and options,
the Corporation receives a premium at the  outset and
then bears the risk of an unfavorable change  in  the
price  of  the financial instrument underlying  the  cap,
floor  or  option. Exposure to market risk  due  to  such
changes  on intermediary  transactions  is  minimized  by
purchasing offsetting   options    transactions
that counterbalance the risk. The Corporation's credit
policies define  the  procedures associated  with
originating  and controlling   the  risks  of  these
transactions.   These instruments   are  executed
through  established   market exchanges as well as
overthe-counter sources.

As a matter of policy, neither the Corporation nor its subsidiary banks are allowed to act as a dealer or market maker in financial derivative contracts. Thus, none of the Corporation's derivative activity is classified as trading activity.

Derivative financial instruments held or issued for purposes other than trading executed by the Corporation are divided into three groups based upon objectives, as described below:

HEDGING   TRANSACTIONS    The  Corporation   enters
into financial derivative contracts from time to time to hedge exposure to changes in the level of interest rates or the value of currencies. The Boards of Directors of the subsidiary banks and the Corporation have delegated oversight responsibility for such activity to the Asset, Liability and Capital
Committee (ALCCO), and transactions may not be executed without the approval of ALCCO. The Cor poration's policies view risk in terms of the overall balance sheet of the banks, andspecify risk tolerance and instruments to be used for hedging, as well as governing ongoing review of hedging efficiency.

Forward and futures rate agreements are primarily used
to hedge   the  mortgage  "pipeline"  risk  related
to the Corporation's mortgage banking activities. Forward sales of whole loans and mortgage-backed securities as well as purchases of put options on mortgage-backed securities are used to hedge the Corporation's residential mortgage loan purchase commitments that have interest rate locks.

Interest  rate and currency swap agreements are
primarily used  to convert certain long term debt of
the Corporation to  floating  interest  rates  payable
in U.S.  dollars. Included  in the December 31, 1994
notional amounts  below is  $608  million  of  receive
fixed interest  rate  swaps (average  receive rate of
8.34% and average  pay  rate  of 5.68%)  and  $42
million of pay-fixed interest rate  swaps (average
receive rate of 5.72% and average  pay  rate  of
9.68%). As  discussed in Note F, these swaps
effectively converted  $566  million of the
Corporation's  fixed rate long  term  debt to floating
rate debt. The December  31, 1994  amount also
includes $118 million of cross  currency contracts
to   convert   foreign currency   denominated
obligations to U.S. dollar denominated obligations and
to offset  the foreign exchange leverage feature
embedded  in certain debt obligations of the
Corporation. The remaining notional amount  of  $14
million consists of pay-fixed interest rate swaps to match the amounts and terms of specific customer loans.

Interest rate caps and floors are primarily used to hedge certain floating rate debt obligations of the Corporation and to hedge options embedded in specific customer loan transactions.

The Corporation also utilizes equity derivative contracts to manage certain risks in its venture capital portfolio. During 1994, the Corporation entered into an equity option collar transaction to hedge the value of common stock held as part of a limited partnership.

The accounting for all hedging transactions follows the accounting for the underlying instrument being hedged.

INTERMEDIARY   TRANSACTIONS:  MERCHANT  BANKING_SOLD

On January 1, 1993, the Corporation sold its merchant
banking and  foreign operations to Standard Chartered
Bank PLC,  a London-based multinational   banking    company.
The transaction   included  the  sale  of  the   market
risk associated with the Corporation's derivative instruments that were then outstanding as part of its merchant banking operations. However, the related credit risk on these instruments was retained.
Reserves for credit losses were recorded at the time of the sale, and the adequacy of these reserves is tested quarterly.

Since  the  cash flows underlying these transactions
have been  sold  to  Standard Chartered Bank, no gain
or  loss (with  the  exception  of  credit  losses  in
excess   of reserves)  is  reported  on  the
Corporation's financial statements for these transactions.

INTERMEDIARY    TRANSACTIONS:    CUSTOMER
ACCOMMODATION CONTRACTS  Since  the  sale of the Corporation's
merchant banking   activities  to  Standard  Chartered
Bank,   the Corporation has not acted as a market
maker or dealer in financial derivatives and does not pursue the execution of derivatives contracts as a line of business.

However,  from  time  to time the Corporation's  banks
do enter  into  financial  derivative  contracts  with
their corporate  customers.  These  contracts  are
most often executed in conjunction with the provisions
of a loan  to the  customer,  though that is not
always  the case.  In executing  these  contracts,
the  Corporation takes   on minimal  market risk of a
short term nature, and takes  on no  correlation  or
basis risk, since  the terms  of  the transactions
are  perfectly  offset  by simultaneously entering
into a matching contract with a market maker with the
exception  of  a  small  spread received  for     the
assumption of credit risk as an intermediary. No open positions or portfolio hedging techniques are allowed with the activity and the banks do not stand ready to buy or sell positions on their own account, but rather only execute transactions in response to the specific needs of a customer.

Activity in these customer accommodation contracts is further restricted to the most common over-the counter contracts to ensure that the credit risk that the banks undertake can be properly managed and monitored.

Customer accommodation contracts are accounted for on an accrual basis, with the spread taken to cover credit risk recognized in income over time as it is earned. Income generated from this activity is immaterial.

The  contractual/notional  amounts  and  the  credit
risk represented  by  the replacement cost of
derivatives  and other financial instruments in a gain
position follows (in millions):
                                               December 31, 1994
                                     Contractual/Notional   Credit Risk
                                                   Amount        Amount
Forward and futures rate agreements:
Hedging                                            $   37           $ _
Interest rate and currency swap agreements:
                 Hedging                              782            33
      Intermediary: Portfolio Sold                  3,226            64
   Customer Accommodation                             503            12
Interest rate caps and floors:
 Written:
  Hedging                                             100             _
  Intermediary: Portfolio Sold                        759             _
    Customer Accommodation                            193             _
 Purchased:
  Hedging                                              52             _
  Intermediary: Portfolio Sold                        855            14
    Customer Accommodation                            188             2
Options:
 Written:
  Hedging                                              15             _
  Intermediary: Portfolio Sold                          _             _
    Customer Accommodation                              7             _
 Purchased:
  Hedging                                             117             3
  Intermediary: Portfolio Sold                          _             _
    Customer Accommodation                              7             _


                                                  December 31, 1993
                                     Contractual/Notional   Credit Risk
                                                   Amount        Amount
Forward and futures rate agreements:
Hedging                                            $  245           $ 7
Interest rate and currency swap agreements:
 Hedging                                              659            69
 Intermediary                                       6,646           341
Interest rate caps and floors:
 Written:
  Hedging                                             100             _
  Intermediary                                      1,063             _
 Purchased:
  Hedging                                              40             _
  Intermediary                                      1,373            44
Options:
 Written:
  Intermediary                                          1             _

Note N_Fair Value of Financial Instruments

The estimated fair value of financial instruments as of December 31, 1994 is as follows (in millions):

                                                    Carrying      Estimated
                                                      Amount     Fair Value
Financial assets:
 Cash and cash equivalents                           $ 6,275        $ 6,275
 Trading account securities                               64             64
 Held-to-maturity securities                          13,695         13,280
 Available-for-sale securities                           156            156
 Loans:
  Commercial, financial, agricultural                  9,294          9,033
  Real estate construction                               962            948
  Real estate mortgage                                10,263          9,638
  Instalment                                          12,272         11,906
  Other                                                  566            566
                                                      33,357         32,091
  Less: Unearned income                                  107             _
    Net deferred fees                                     28             _
    Allowance for credit losses                          934             _
  Net Loans                                           32,288         32,091
 Other assets held for sale                               26             26
 Customers' liability for acceptances                     35             35
 Other assets                                            344            344
Financial liabilities:
 Deposits                                             48,427         48,256
Short term borrowings                                  1,574          1,574
 Acceptances outstanding                                  35             35
 Other liabilities                                        86             86
 Capital notes and debentures                          1,290          1,313
 Mortgages                                                74             93
Off balance sheet financial instruments:
   Commitments  to extend  credit                        (14)           (14)
   Standby  letters of credit and financial guarantees    (4)            (4)
   Forward and future rate agreements                      _              _
   Interest  rate and currency swap  agreements            _            (20)
 Options, interest rate caps and floors                    _              3

The  estimated fair value of financial instruments  as
of December   31,   1993  is  as  follows   (in millions):

                                                    Carrying      Estimated
                                                      Amount     Fair Value
Financial assets:
 Cash and cash equivalents                           $ 6,839        $ 6,839
 Trading account securities                              167            167
 Held-to-maturity securities                          16,373         16,489
 Available-for-sale securities                           169            169
 Loans:
  Commercial, financial, agricultural                  7,998         8,039
  Real estate construction                               728           698
  Real estate mortgage                                 6,237         6,101
  Instalment                                          10,778        10,953
  Other                                                  292           293
                                                      26,033        26,084
  Less: Unearned income                                   25            _
    Net deferred fees                                     20            _
    Allowance for credit losses                        1,001            _
  Net Loans                                           24,987        26,084
 Other assets held for sale                              133           133
 Customers' liability for acceptances                     48            48
 Other assets                                            421           421
Financial liabilities:
 Deposits                                             44,701        44,723
 Short term borrowings                                   767           767
 Acceptances outstanding                                  48            48
 Other liabilities                                        92            92
 Capital notes and debentures                          1,432         1,545
 Mortgages                                                74           109
Off balance sheet financial instruments:
Commitments to extend credit                             (12)          (12)
 Standby letters of credit and
   financial guarantees                                   (3)           (3)
 Interest  rate and currency swap  agreements              1             1

The following methods and assumptions were used by the Corporation to estimate the fair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS The carrying amounts reported in the balance sheet for cash and short term instruments approximate fair values of those assets.

SECURITIES   (HELD-TO-MATURITY,   AVAILABLE-FOR-SALE
AND TRADING)   Fair values are based on quoted market
prices, where   available.  If  quoted  market  prices   are
not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE  For those loans with variable rates
and no  fixed  maturities, and for loans  with
maturities  of three months or less, fair value is
considered to be equal to  carrying value. The fair
value of other types of loans is  estimated by
discounting the future cash  flows  using the current
rates at which similar loans would be made  to borrowers
with  similar  credit  ratings  for  the   same
remaining maturities.

OTHER ASSETS HELD FOR SALE Carrying value is considered to approximate fair value.

CUSTOMERS'   LIABILITY  FOR  ACCEPTANCES  AND
ACCEPTANCES OUTSTANDING Bankers' Acceptances with maturities of three months or less are reported at their carrying values. For those instruments with maturities of more than three months, the fair value of the portfolio is recorded based on discounted cash flows.

OTHER ASSETS AND OTHER LIABILITIES The fair value of financial instruments included in other assets and other liabilities is considered to be equal to the carrying value.

DEPOSIT LIABILITIES The carrying value for all deposits without fixed maturities, and for time deposits greater than $100,000 with maturities of three months or less, is considered to be equal to the fair value. The fair value for time deposits greater than $100,000 with maturities greater than three months as well as time deposits less than $100,000 is based upon the appropriate discount rate for similar pools.

The fair value of demand deposits is the amount payable on demand, and is not adjusted for any value derived from retaining those deposits for an expected future period of time. That component, commonly referred to as deposit base intangible, was not estimated at December
31, 1994 and 1993, and is not considered in the fair value amounts.

SHORT-TERM BORROWINGS Carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate fair values.

LONG-TERM  DEBT   The fair values of long-term borrowings
(other  than  deposits) are valued at their quoted
market price   or  are  estimated  using  discounted cash
flow analyses, based on the current incremental borrowings rates for similar types of borrowing arrangements.

OFF-BALANCE   SHEET  INSTRUMENTS   The   fair   value of
commitments to extend credit, standby letters of credit and financial guarantees represent deferred fees. The fair value of forward and future rate agreements;
interest rate and currency swap agreements; interest rate caps, floors and collars; and options are based upon quoted market prices, where available, or discounted estimated cash flows.

Note O_Parent Corporation

Condensed  financial information of the Parent
Corporation is presented as follows (in millions):

Condensed Balance Sheet
                                                     December 31,
                                                   1994        1993
Assets
Cash and due from banks:
  Subsidiary banks                                $    7     $   10
 Time deposits, due from banks:
  Subsidiary banks                                    41          3
  Other banks                                          _        480
 Securities purchased under agreements to resell:
  Subsidiary banks                                   150          _
 Held-to-maturity securities
  (approximate market value: 1993 $6 )                 _          6
 Available-for-sale securities                        33        169
 Loans_net                                            22         22
 Due from subsidiaries:
  Banks                                              112          5
  Nonbanks                                            52        139
 Investment in subsidiaries:
  Banks                                            4,204      3,855
  Nonbanks                                            41         53
 Other assets                                        377        343
                                                  $5,039     $5,085
Liabilities and Shareholders' Equity
 Due to subsidiary banks                          $   15     $    _
 Accounts payable and accrued liabilities            261         92
 Other short term borrowings:
  Nonbank subsidiaries                                37         21
 Long term debt                                    1,290      1,424
  Total Liabilities                                1,603      1,537
 Shareholders' Equity                              3,436      3,548
                                                  $5,039     $5,085

Condensed Statement of Operations
                                          Year Ended December 31
                                            1994    1993   1992
Income
 Dividends from subsidiaries:
  Banks                                     $605    $491    $44
  Nonbanks                                     _       _      1
 Interest from subsidiaries:
  Banks                                        3       2      8
  Nonbanks                                     5      11     20
 Other interest                               29      35     72
 Noninterest income                           30       1      2
                                             672     540    147
Expenses
 Interest on:
  Long term debt                              96     123    197
  Short term borrowings                        4       _      _
  Indebtedness to subsidiaries                 _       7     20
 Noninterest expenses
  Provision for restructuring                141       _      _
  Other noninterest expenses                  83      99    121
                                             324     229    338
 Income (loss) before income tax benefit,
   extraordinary item,  cumulative effect
   of accounting changes and equity
   in undistributed income (loss)
   of subsidiaries                           348     311   (191)
 Income tax benefit                           96      44     32
 Income (loss) before extraordinary item,
  cumulative effect of accounting
  changes and equity in undistributed
  income (loss) of subsidiaries              444     355   (159)
Extraordinary item                             _     (25)     _
Cumulative effect of accounting changes        _     231      _
Income (loss) before equity in
 undistributed income (loss) of
      subsidiaries                           444     561   (159)
      Equity in undistributed income (loss)of
      subsidiaries:
      Banks                                  283     176    455
     Nonbank                                   7       _    (14)
                                             290     176    441
 Net Income                                 $734    $737   $282

Statement of Cash Flows
                                           Year Ended December 31
                                            1994    1993    1992
Cash Flows from Operating Activities
Net income                                $  734  $  737   $ 282
 Adjustments to reconcile net income to
  net cash provided (used) by operating
  activities:
  Equity in undistributed income of
   subsidiaries                             (290)   (176)   (441)
  Depreciation and amortization               17      19      15
  Provision for restructuring                141       _       _
  Cumulative effect of accounting
    changes                                    _    (231)      _
  Loss  on early extinguishment of debt        _      25       _
  (Gain) loss on sale of assets              (20)    (10)      _
  Decrease (increase) in interest
    receivable                                 6      30     (25)
  Decrease in interest payable                (2)    (24)     (2)
  Other_net                                  (38)     271     40
   Net Cash Provided (Used) by
    Operating Activities                     548      641   (131)
Cash Flows from Investing Activities:
 Held-to-maturity securities
  Proceeds from maturities                     2        2     37
  Proceeds from sales                          _       16      _
  Purchases                                   (1)      (5)     _
 Available-for-sale securities
  Proceeds from maturities                   128      969    133
  Proceeds from sales                         25        _      1
  Purchases                                  (15)    (160)  (526)
 Net (increase) decrease in advances to
  subsidiaries                                (5)    (147)   542
 Net decrease in loans                         _       19     17
 Proceeds from sales of loans                  _        _      6
 Capital  contributions to subsidiaries      (22)      (3)  (315)
    Return  of capital from subsidiaries      83      366      _
   Net Cash Provided (Used) by
    Investing Activities                     195    1,057   (105)
Cash Flows from Financing Activities:
 Net increase (decrease) in other short term
  borrowings  from nonbank subsidiaries       16       (1)    22
    Proceeds  from long term debt issued     125        _    285
 Repayments of long term debt               (259)    (171)  (392)
 Reacquisition of long term debt               _   (1,014)  (272)
 Cash dividends paid                        (251)    (171)  (143)
 Proceeds  from Preferred Stock issued         _        _    145
 Redemption of Preferred Stock                 _     (334)  (128)
 Repurchase of Common Stock                 (712)       _      _
 Proceeds from Common Stock issued            43       43    468
   Net Cash Used by
     Financing Activities                 (1,038)  (1,648)   (15)
   Net Increase (Decrease) in Cash
     and Cash Equivalents                   (295)      50   (251)
Cash and cash equivalents at beginning
of year                                      493      443    694
  Cash and Cash Equivalents at
   End of Year                            $  198   $  493  $ 443

Note P_Acquisition Activities

During  1993  and  1994,  the  Corporation,  through
its subsidiaries,  completed five cash transactions
resulting in the acquisition of deposits totaling $443 million and $315  million, respectively. The Corporation paid
premiums of  $13 million in 1993 and $26 million in 1994
for  these deposits,  which  were acquired from the
Resolution  Trust Corporation and the Federal Deposit
Insurance Corporation. In  addition,  the  Corporation
was a  party  to  business combinations with various
operating entities  as  detailed in the following table:
        ClosingPurchase
($ in millions)               Date Price   Loans  Assets  Deposits  State
1993
Cal Rep Bancorp, Inc.        12/10  $ 68  $  381  $  535    $  495     CA
1994
First State Bank of the Oaks  1/13    23      57     144       130     CA
San Diego Financial Corp.     3/18   340     806   1,939     1,764     CA
BancWest Bancorp              4/29    36      39     240       215     TX
Chase  Bank of Arizona        4/29   102     356     610       392     AZ
MNB Bancshares, Inc.          5/30     5      21      47        41     TX
Med Center Bank               7/29    12      53     143       152     TX
Sacramento Savings Bank       11/1   337   2,230   3,010     2,598     CA
Park Forest National Bank     12/16    2      13      23        22     TX
1995
University Savings Bank        1/6   205     154   1,274       929     WA
North Texas Bancshares, Inc.   1/9    65     211     424       387     TX
Levy Bancorp                   2/1    92     266     557       506     CA

The  acquisitions of Cal Rep Bancorp, Inc. and  San
Diego Financial  Corporation were accounted for as
poolings  of interest,  while the remaining acquisitions
were accounted for  as purchases. In addition, all the
acquisitions  were cash  transactions with the exception
of Cal Rep  Bancorp, Inc., San Diego Financial
Corporation and Levy Bancorp for which  the
Corporation issued 1,188,823 shares, 5,067,513 shares
and 1,308,384  shares  of  its  common   stock,
respectively.

The results of operations of companies which were acquired in 1993 and 1994 were included in the Consolidated
Statement of Operations from the dates of acquisition shown above. The Corporation's financial statements have not been restated for the results of operations of Cal Rep Bancorp, Inc. and San Diego
Financial Corporation prior to the dates of acquisition due to immateriality.

The following table presents unaudited pro forma
financial information for the Corporation and the
acquired companies accounted   for  as  purchase
transactions  as   if   the acquisitions had been
effective on January  1,  1994   and January 1, 1993,
respectively:

                                                     Year Ended December 31
                                                        1994         1993
(in millions except per share amounts)
Net interest income                                 $2,384.1     $2,186.6
Provision for credit losses                              5.5        119.6
Noninterest income                                   1,063.1        983.3
Noninterest expense                                  2,272.7      2,169.8
Applicable income taxes                                442.2        334.6
Income before extraordinary
  item and cumulative effect of accounting changes     724.8        545.9
Earnings per common share before extraordinary
   item and cumulative effect of accounting changes     8.60         6.48

Goodwill  and  other intangible assets arising  from 1994
purchase  acquisitions  totaled  $307  million   and $20
million,   respectively.   Goodwill   related   to
those acquisitions is being amortized on a straight line basis over 15 years and the other intangibles on a straight line basis over periods ranging from 5 to 10 years.

Note Q_Restructuring

On  September  20,  1994, the Corporation  announced
that management  had  adopted a Restructuring  Plan
(Plan)  to improve efficiency and to better position
the company  for the  introduction  of full interstate
banking.  This  Plan resulted  in  restructuring
charges  in  1994  of  $141.3 million.
The restructuring  activity  during 1994   is
summarized in the following table (in millions):

                            Early  Severance and  Facility and
                       Retirement   Outplacement     Equipment
                          Program       Services    Valuations  Other   Total
Restructuring provision
  Initial charge            $82.0          $40.0         $15.0   $2.0  $139.0
  Ongoing                       _              _             _    2.3     2.3
    Total                    82.0           40.0          15.0    4.3   141.3
Utilization for the period
  Cash                        0.4            4.7           6.8    2.3    14.2
  Noncash                    81.6(1)           _             _      _    81.6
    Total                    82.0            4.7           6.8    2.3    95.8
Balance at
  December 31, 1994         $  _           $35.3         $ 8.2   $2.0  $ 45.5

(1)   Noncash  amount  of  $81.6  represents  the
amount transferred to the Corporation's pension
liability  during 1994.  Payment of the cost of the
Early Retirement Program into  the  Corporation's
qualified  retirement  plan  will depend on the timing
of the Corporation's contributions to the pension
plan. The balance of the restructuring charge will be
funded out of  operating  cash flows with payments for
severance  and outplacement services occurring
approximately ratably over the next year. Payment of
the cost of the Early Retirement Program  into the
Corporation's qualified retirement  plan will   depend
on   the  timing  of   the   Corporation's
contributions to the plan.

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

The  Plan  calls for the consolidations of operations
and administrative functions, formation of a company
wide Risk Management Group, and implementation of best
practices  in business lines. As part of the Plan,
1,854 personnel  took advantage  of the Corporation's
Early Retirement  Program. In the   course
of  implementing  the  Plan,   another approximately
3,300  personnel  are   expected   to be
involuntarily terminated. Because some of the vacancies created by the Early Retirement Program and by the geographic consolidations will have to be filled, the total permanent reduction is expected to be approximately 3,000 full-time equivalent staff.

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
