Form 10-K, Exhibit 13
period 1995-12-31
FIRST INTERSTATE BANCORP /DE/
filed 1996-04-02
CIK 105982

Overview of 1995 Performance

First Interstate Bancorp recorded consolidated net income for 1995 of $885.1 million, or $11.02 per share, including the effect of $14.7 million ($0.19 per share) of after-tax restructuring charges and $27.6 million ($0.35 per share) of merger-related charges. This compares to net income in 1994 of $733.5 million, or $8.71 per share, which included the after-tax effect of $87.6 million ($1.09 per share) of restructuring charges. These results represent a substantial improvement from the $561.4 million, or $6.68 per share, of earnings before an extraordinary item and the cumulative effect of accounting changes reported for 1993.

Reflecting the overall improvement in profitability of the consolidated Corporation, the return on average assets for 1995 rose to 1.59%, a material improvement from 1.38% in 1994. At the same time, the return on average common shareholders' equity rose to 24.57% from 21.56% a year earlier, reflecting increased profitability and the impact of the Corporation's stock repurchase programs.

The primary factor contributing to the earnings growth in 1995 was the 8% increase in total revenue. Total taxable-equivalent revenue, which includes taxable-equivalent net interest income and noninterest income, was up $275.7 million in 1995. An improvement in the level of net interest income contributed over 76% of the 1995 increase in total revenue. This resulted principally from a 29 basis point increase in the net interest margin to 5.43% in 1995 from 5.14% in 1994. At the same time, average earning assets increased 3.3% from the 1994 average level, with a shift in the mix to a higher proportion of loans from lower yielding investment securities. The remainder of the increase in total revenue was spread over the major categories of noninterest income.

Reflecting significant improvement in the risk profile of the Corporation, no provision for credit losses was recorded in 1994 and 1995. The provision for credit losses amounted to $112.6 million in 1993. In addition, expenses arising from the maintenance, sales and valuation adjustments of other real estate acquired through foreclosure (ORE) amounted to less than $1 million in 1995, versus a net recovery of $12.4 million in 1994 and net expense of $33.6 million in 1993.

Nonperforming assets were reduced to $232 million at yearend 1995, down 10% from $258 million a year earlier. This follows declines of nearly 17% at yearend 1994 and 60% at yearend 1993. The Corporation's emphasis on maintaining an exemplary credit profile has contributed to the reduction of consolidated nonperforming assets to 0.40% of total assets, an improvement from 0.46% at yearend 1994 and 0.60% at yearend 1993. Net chargeoffs totaled $154.7 million in 1995 (0.44% of average loans), compared to $133.0 million in 1994 (0.46% of average loans) and $218.1 million in 1993 (0.90% of average loans). Reflecting the factors noted above, the allowance for credit losses equaled 2.19% of total loans at December 31, 1995, versus 2.81% at yearend 1994 and 3.85% at yearend 1993.

Noninterest expenses totaled $2,213.1 million in 1995, a slight increase from $2,197.8 million reported for 1994. Noninterest expenses include the effects of the integration of 19 acquisitions over the last three years. Reflecting the success of the Restructuring Plan announced by the Corporation in 1994, the efficiency ratio, which reflects noninterest expenses before merger related expenses, restructuring charges and ORE expenses as a percent of taxable-equivalent revenue, was 58.7% in 1995, a substantial improvement from 60.8% in 1994 and 65.7% in 1993.


Merger with Wells Fargo & Company

On January 24, 1996, the Corporation and Wells Fargo & Company announced that they had reached a definitive agreement to merge the two companies. Under the terms of the merger agreement, the Corporation's shareholders will receive a tax-free exchange of two-thirds of a share of Wells Fargo Common Stock for each share of the Corporation's Common Stock. At March 1, 1996, the merger was valued at over $12.5 billion, making it the largest bank merger in U.S. history. It is expected to close early in the second quarter of 1996, subject to regulatory and shareholder approvals.

Under the terms of the merger agreement, the combined entity will be known as Wells Fargo & Company and will operate from headquarters in San Francisco and Los Angeles, with senior executive presence in both. The combined board of directors will consist of 13 members of Wells Fargo's board and seven directors from First Interstate's board.

Concurrent with its entering into the merger agreement with Wells Fargo, the Corporation terminated its November 5, 1995, merger agreement with First Bank System, Inc. An overall settlement agreement was entered into among the Corporation, First Bank System and Wells Fargo. Under the terms of the settlement agreement, the Corporation agreed to pay First Bank System a termination fee of $125 million and an additional termination fee of $75 million upon the closing of its merger with Wells Fargo. These payments are being made in full satisfaction of the Corporation's obligations under the stock option and fee agreements entered into as part of its November 5, 1995, merger agreement with First Bank System. In addition, all litigation among the parties related to efforts to merge with the Corporation has been settled.


Earnings Summary

The following tables summarize the Corporation's financial results for the last three years:

                                                                   Change 95/94      Change 94/93      Change 93/92
                                                                  --------------- ------------------  ---------------
Amounts (millions)                 1995      1994       1993         $       %         $        %        $       %
- ---------------------------------------------------------------------------------------------------------------------
Net interest income (1)          $2,558.3  $2,347.9   $2,086.7     210.4     9.0     261.2     12.5     54.4     2.7
Provision for credit losses           -         -        112.6       -       -      (112.6)     n/m   (201.7)  (64.2)
Net interest income after
    provision for credit losses   2,558.3   2,347.9    1,974.1     210.4     9.0    373.8      18.9    256.1    14.9
Noninterest income                1,119.6   1,054.3      954.2      65.3     6.2    100.1      10.5     42.1     4.6
Noninterest expenses
  Operating                       2,160.5   2,068.9    1,998.8      91.6     4.4     70.1       3.5    (50.8)   (2.5)
  Other real estate                   0.6     (12.4)      33.6      13.0     n/m    (46.0)      n/m   (126.0)  (78.9)
  Restructuring                      24.4     141.3        -      (116.9)  (82.7)   141.3       n/m      -       -
  Merger related                     27.6       -          -        27.6     n/m      -         -        -       -
- ---------------------------------------------------------------------------------------------------------------------
Pretax earnings (1)               1,464.8   1,204.4      895.9     260.4    21.6    308.5      34.4    475.0     n/m
Income taxes                        558.1     449.5      319.9     108.6    24.2    129.6      40.5    199.0     n/m
Taxable-equivalent
   adjustment                        21.6      21.4       14.6       0.2     0.9     6.8       46.6     (3.1)  (17.5)
Extraordinary item                    -         -        (24.8)      -       -      24.8        n/m    (24.8)    n/m
Cumulative effect of
   accounting changes                 -         -        200.1       -       -    (200.1)       n/m    200.1     n/m
- ---------------------------------------------------------------------------------------------------------------------
Net Income                       $  885.1   $ 733.5   $  736.7     151.6    20.7    (3.2)      (0.4)   454.4     n/m
=====================================================================================================================

(1) Taxable-equivalent basis

                                                                    Change 95/94     Change 94/93       Change 93/92
                                                                    ------------   ----------------    --------------
Per Common Share                    1995      1994        1993      $        %      $           %       $         %
- ---------------------------------------------------------------------------------------------------------------------
Earnings:
  Income before
     extraordinary item
     and cumulative effect
     of accounting changes         $11.02     $8.71      $6.68      2.31    26.5    2.03       30.4     3.45     n/m
  Extraordinary item                 -         -         (0.32)     -        -      0.32        n/m    (0.32)    n/m
  Cumulative effect of
     accounting changes              -         -          2.60      -        -     (2.60)       n/m     2.60     n/m
- ---------------------------------------------------------------------------------------------------------------------
       Net Income                  $11.02     $8.71      $8.96      2.31    26.5   (0.25)      (2.8)    5.73     n/m
=====================================================================================================================

Dividends Paid                     $ 3.10     $2.75      $1.60      0.35    12.7    1.15       71.9     0.40    33.3



Earnings Detail

Summarized below are taxable-equivalent interest income and interest expense, as well as the consequences of changes in volumes and rates.


                                                                     Change 95/94        Change 94/93       Change 93/92
                                                                    --------------       -------------    ----------------
AMOUNTS (millions)                   1995       1994      1993        $         %          $       %         $        %
- --------------------------------------------------------------------------------------------------------------------------
Interest income                   $3,729.5   $3,213.4   $2,958.8    516.1     16.1       254.6    8.6     (248.6)    (7.8)
Interest expense                   1,171.2      865.5      872.1    305.7     35.3        (6.6)  (0.8)    (303.0)   (25.8)
- --------------------------------------------------------------------------------------------------------------------------
Net interest income               $2,558.3   $2,347.9   $2,086.7    210.4      9.0       261.2   12.5       54.4      2.7
MARGINS (as a % of earning assets)
Earning asset yield                   7.91       7.04       6.96              12.4                1.1                (9.7)
Interest expense                      2.48       1.90       2.05              30.5               (7.3)              (27.3)
- --------------------------------------------------------------------------------------------------------------------------
Net interest margin                   5.43       5.14       4.91               5.6                4.7                 0.4
==========================================================================================================================

                                         1995 change due to            1994 change due to           1993 change due to
                                 -------------------------------   --------------------------  ----------------------------
                                   Volume        Rate        Net    Volume    Rate      Net    Volume     Rate        Net
- ---------------------------------------------------------------------------------------------------------------------------
Interest earned on:
  Total Loans                    $   508.3    $  243.0   $  751.3  $   394   $(76.1)   $31.9   $(98.6)  $(155.9)   $(254.5)
  Trading account securities           2.2         1.3        3.5     (3.0)    (1.1)    (4.1)   (13.1)     (0.8)     (13.9)
  Investment securities:
   Held-to-maturity securities      (259.4)       19.7     (239.7)    28.8    (34.1)    (5.3)   259.3    (159.9)      99.4
   Available-for-sale securities      (1.5)        4.1        2.6     (5.2)     0.6     (4.6)    17.3      (3.2)      14.1
- ---------------------------------------------------------------------------------------------------------------------------
    Total Investment Securities     (260.9)       23.8     (237.1)    23.6    (33.5)    (9.9)   276.6    (163.1)     113.5
  Federal funds, repurchases           1.0         8.8        9.8    (25.1)     4.4    (20.7)   (16.3)     (9.5)     (25.8)
  Time deposits, due from banks      (12.6)        0.5       (2.3)   (32.9)     0.8    (32.1)   (36.9)    (10.0      (46.9)
  Other assets held for sale           3.0        (2.3)       0.7      5.3     (1.8)     3.5    (21.4)      0.4      (21.0)
- ---------------------------------------------------------------------------------------------------------------------------
    Total change                     241.0       275.1      516.1    361.9   (107.3)   254.6     90.3    (338.9)    (248.6)
Interest paid on:
  Savings Deposits                   (31.5)       79.3       47.8     42.5    (33.7)     8.8     29.7    (144.1)    (114.4)
  Other Time Deposits                 81.6       120.3      201.9      2.6     (6.3)    (3.7)   (45.9)    (52.5)     (98.4)
- ----------------------------------------------------------------------------------------------------------------------------
   Total Deposits                     50.1       199.6      249.7     45.1    (40.0)     5.1    (16.2)   (196.6)    (212.8)
  Short term borrowings               36.5         6.9       43.4      8.3      9.9     18.2      1.5         -        1.5
  Long term debt                       0.2        12.4       12.6    (35.8)     5.9    (29.9)   (88.5)     (3.2)     (91.7)
- ---------------------------------------------------------------------------------------------------------------------------
    Total change                      86.8       218.9      305.7     17.6    (24.2)    (6.6)  (103.2)   (199.8)    (303.0)
- ---------------------------------------------------------------------------------------------------------------------------
Net interest income              $   154.2   $    56.2   $  210.4  $ 344.3   $(83.1)  $261.2   $193.5   $(139.1)   $  54.4
===========================================================================================================================

Notes:  Taxable-equivalent basis using statutory tax rates which vary depending on the tax rates of the various states in which the subsidiary banks are located, but which approximate 40% in 1995 and 1994, and  1993. Taxable-equivalent adjustments to net interest income with offsetting adjustments to income tax expense are designed to reflect income and corresponding yields as if all interest income were fully taxable. The change in interest due to both rate/volume has been allocated entirely to change due to rate.


Earning Assets and Interest Income

Earning assets averaged $47.1 billion in 1995, an increase of $1.5 billion (3.3%). This follows increases of $3.1 billion (7.3%) in 1994 and $920 million (2.2%) in 1993. Over the last year, the loan component of earning assets increased as a result of increased demand and the Corporation's acquisition program. The average yield on earning assets increased to 7.91% in 1995, versus 7.04% in 1994 and 6.96% in 1993.

The following table provides a comparison of average earning asset volumes for the last three years:

                                                                                  Change 95/94     Change 94/93      Change 93/92
                                                                                 --------------   --------------  -----------------
Average Earning Asset Volumes (millions)(1)    1995        1994        1993        $        %       $       %         $        %
- -----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural       $ 9,704     $ 8,287     $ 7,618     1,417     17.1     669     8.8     (493)     (6.1)
Real estate construction                       1,105         806         913       299     37.1    (107)  (11.7)    (833)    (47.7)
Real estate mortgage                          11,271       7,586       5,413     3,685     48.6   2,173    40.1      (59)     (1.1)
Instalment                                    12,553      11,660       9,943       893      7.7   1,717    17.3      187       1.9
Foreign                                          157          83         160        74     89.2     (77)  (48.1)    (246)    (60.6)
Lease financing                                  445         222          81       223      n/m     141     n/m     (122)    (60.1)
- -----------------------------------------------------------------------------------------------------------------------------------
   Total loans                                35,235      28,644      24,128     6,591     23.0   4,516    18.7   (1,566)     (6.1)
Trading account securities                       161         113         166        48     42.5     (53)  (31.9)    (219)    (56.9)
Investment securities:
  Held-to-maturity securities
    U.S. Treasury and agencies                 9,374      14,000      14,113    (4,62)    (33.0)   (113)   (0.8)   4,368      44.8
    Other                                      1,420       1,624         996      (204)   (12.6)    628    63.1     (469)    (32.0)
- -----------------------------------------------------------------------------------------------------------------------------------
      Held-to-maturity securities             10,794      15,624      15,109    (4,830)   (30.9)    515     3.4    3,899      34.8
  Available-for-sale securities                  288         324         458       (36)   (11.1)   (134)  (29.3)     375       n/m
- -----------------------------------------------------------------------------------------------------------------------------------
   Total investment securities                11,082      15,948      15,567    (4,866)   (30.5)    381     2.4    4,274      37.8
Federal funds sold and securities
    purchased under agreements to resell         495         471       1,282        24      5.1    (811)  (63.3)    (424)    (24.9)
Time deposits, due from banks                     30         380       1,342      (350)   (92.1)   (962)  (71.7)    (886)    (39.8)
Other assets held for sale                       122          82          29        40     48.8      53     n/m     (259)    (89.9)
- -----------------------------------------------------------------------------------------------------------------------------------
         Total                               $47,125     $45,638     $42,514     1,487      3.3   3,124     7.3      920       2.2
===================================================================================================================================

(1) Loans are net of unearned income and deferred fees.


The average yields on the major categories of earning assets for the last three years are presented in the following table:

Taxable-Equivalent Average Yields (%)            1995        1994        1993
- -----------------------------------------------------------------------------
Loans:
  Commercial, financial and agricultural         8.18        6.79        6.25
  Real estate construction                      10.68        9.42        6.83
  Real estate mortgage                           8.09        7.63        8.18
  Instalment                                     9.56        9.25       10.09
  Foreign                                        6.78        5.59        4.48
  Lease financing                                7.57        7.17        8.42
- -----------------------------------------------------------------------------
       Total loans                               8.71        8.09        8.26
Trading account securities                       5.35        4.55        5.57
Investment securities:
  Held-to-maturity securities:
    U.S. Treasury and agencies                   5.51        5.34        5.59
    Other                                        5.78        5.67        5.54
- -----------------------------------------------------------------------------
      Total held-to-maturity securities          5.55        5.37        5.59
  Available-for-sale securities                  5.51        4.11        3.90
- -----------------------------------------------------------------------------
       Total investment securities               5.55        5.35        5.54
Federal funds sold and securities
   purchased under agreements to resell          5.83        3.98        3.10
Time deposits, due from banks                    6.06        3.61        3.42
Other assets held for sale                       5.63        7.51       10.00
- -----------------------------------------------------------------------------
          Total Earning Assets                   7.91        7.04        6.96
=============================================================================
First Interstate Average Prime Rate              8.83        7.15        6.00

Loans: Including the effect of acquisitions, average loans and leases totaled $35.2 billion in 1995, an increase of $6.6 billion (23.0%). This follows an increase of 18.7% in 1994 and a decline of 6.1% in 1993. Total loans accounted for approximately 75% of average earning assets in 1995, up from approximately 63% in 1994 and 57% in 1993.

More than half of the growth in average loans from the 1994 level reflects higher average real estate mortgage outstandings (commercial and residential), which were up $3.7 billion (48.6%) to an average of $11.3 billion in 1995. This follows an increase of 40.1% in 1994 and a decline of 1.1% in 1993. Most of the increase in 1995 reflects the Corporation's acquisition program, particularly in California. During 1994 and 1993, loan originations were augmented by selective purchases of high quality, adjustable-rate residential mortgage loans. The combined yield on the real estate mortgage portfolio was 8.09% in 1995, versus 7.63% in 1994 and 8.18% in 1993.

Due to increased demand in the Corporation's markets, average commercial loans rose $1.4 billion (17.1%) in 1995 to $9.7 billion. Commercial loan volumes increased 8.8% in 1994 and declined 6.1% in 1993. The average yield on the commercial loan portfolio increased to 8.18% in 1995, a substantial improvement from 6.79% in 1994 and 6.25% in 1993.

Instalment loans, including credit card outstandings, increased $893 million (7.7%) from the average 1994 level. This follows increases of 17.3% in 1994 and 1.9% in 1993. The average yield on instalment loans was 9.56% in 1995, versus 9.25% in 1994 and 10.09% in 1993. The Corporation continues its focus on retail banking and increasing its market share in the communities in which it operates.

Including the effect of acquisitions, construction loans averaged $1.1 billion in 1995, an increase of $299 million (37.1%) from the year earlier. This follows declines of 11.7% in 1994 and 47.7% in 1993. The yield on the construction portfolio rose to 10.68% in 1995, up substantially from 9.42% in 1994 and 6.83% in 1993.

Lease financing balances increased to an average of $445 million in 1995 from an average of $222 million in 1994. The increase in 1995 reflects primarily growth in indirect auto leases. This follows an increase of 174.1% in 1994 and a reduction of 60.1% in 1993. The average yield on lease financing was 7.57% in 1995, versus 7.17% in 1994 and 8.42% in 1993.

At December 31, 1995, including both the effect of acquisitions and an increase in new loan originations, loans and leases totaled $36.7 billion, an increase of $3.5 billion (10.4%) from the $33.2 billion reported a year earlier. Instalment loans increased $590 million (4.8%) to $12.9 billion at yearend. Growth of these consumer loans reflects general market conditions that increase consumer demand for credit. At the same time, commercial loans increased $1.6 billion (17.5%) to $10.9 billion at yearend 1995. Residential real estate mortgages totaled $6.4 billion, $537 million (9.2%) above a year ago, while commercial mortgages were up $395 million (9.0%) to $4.8 billion at yearend 1995. Construction loans were $1.1 billion at the end of 1995, an increase of $118 million (12.6%) from a year earlier.

The contractual maturity schedule of the loan portfolio, excluding instalment and real estate mortgage loans, is detailed in the following table:

Amounts (millions)                       Within one year   One to five years    After five years     Total
- ----------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural            $5,706              $4,112             $1,099    $10,917
Real estate construction                             455                 352                256      1,063
Foreign                                               70                  99                 16        185
- ----------------------------------------------------------------------------------------------------------
        Total                                     $6,231              $4,563             $1,371    $12,165
==========================================================================================================

As shown in the preceding table, loans maturing within one year totaled $6.2 billion at yearend 1995. The Corporation's policy on maturity extensions and rollovers is based on management's assessment of individual loans. Approvals for the extension or renewal of loans without reduction of principal for more than one 12-month period are generally avoided, unless fully secured and properly margined by cash or marketable securities, or are revolving lines subject to annual analysis and renewal.

The following table provides additional detail on the remaining $5.9 billion of loans with maturities exceeding one year:


Amounts (millions)                      Fixed Rate    Adjustable Rate    Total
- ------------------------------------------------------------------------------
Commercial, financial and agricultural      $2,859     $2,352           $5,211
Real estate construction                       236        372              608
Foreign                                         88         27              115
- ------------------------------------------------------------------------------
        Total                               $3,183     $2,751           $5,934
==============================================================================


Investment Securities: Investment securities are purchased for the primary purpose of deploying excess liquidity while accommodating anticipated loan growth. Loan growth is supported by the maintenance of a laddered portfolio, which generates uniform cash flows throughout the year. In addition, securities classified as available-for-sale can be liquidated to provide additional cash flow.

Under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," the Corporation at the time of purchase determines whether such securities are to be "held-to-maturity" or "available-for-sale." In December 1995, under a one-time opportunity for organizations to transfer securities from their held-to-maturity portfolios approved by the Financial Accounting Standards Board, the Corporation reclassified substantially all of the investment portfolio to an available-for-sale basis, which provides additional flexibility in the management of the portfolio. Under this classification, securities are carried at fair value and unrealized gains and losses (net of related taxes) are reflected in the equity section of the balance sheet. At December 31, 1995, the Corporation had an unrealized net gain of $6 million.

The investment securities portfolio averaged $11.1 billion in 1995, a decline of $4.9 billion (30.5%) from the 1994 average. This follows increases of $381 million (2.4%) in 1994 and $4.3 billion (37.8%) in 1993. Beginning in the second half of 1994 and continuing through 1995, proceeds of maturing securities were used to fund loans as loan growth exceeded deposit growth.

At December 31, 1995, total investment securities were $9.1 billion, down $4.8 billion (34.3%) from a year earlier. The amortized cost of U.S. Treasury and agency-backed securities declined $4.6 billion (38.5%) from a year earlier to a total of $7.5 billion at the end of 1995. All other investment securities amounted to $1.6 billion at the end of 1995, down 5.2% from a year earlier.

The following table compares the expected average life, carrying amount and approximate market value of the investment securities portfolio at December 31, 1995 and 1994:

December 31, 1995                         December 31, 1994
                                --------------------------------------    --------------------------------------
Held-to-Maturity                    Expected   Carrying    Approximate        Expected   Carrying    Approximate
(dollars in millions)           Average Life     Amount   Market Value    Average Life     Amount   Market Value
- ----------------------------------------------------------------------------------------------------------------
U.S. Treasury and agencies                -      $   -          $    -       22 months    $12,105        $11,769
State and political subdivisions          -          -               -       34 months         29             30
Other                             300 months         88             51       42 months      1,561          1,481
- ----------------------------------------------------------------------------------------------------------------
        Total                     300 months     $   88         $   51       25 months    $13,695        $13,280
================================================================================================================

Available-for-Sale
(dollars in millions)
- ----------------------------------------------------------------------------------------------------------------
U.S. Treasury and agencies         26 months     $7,487         $7,487       22 months    $    42        $    42
State and political subdivisions   38 months         18             18              -          -              -
Other                              30 months      1,505          1,505             n/m        114            114
- ----------------------------------------------------------------------------------------------------------------
        Total                      27 months     $9,010         $9,010             n/m    $   156        $   156
================================================================================================================

At December 31, 1995, securities maturing within one year amounted to $2.4 billion, or 26.8% of the investment securities portfolio. The weighted average expected maturity of total investment securities was 27 months at yearend 1995, compared to the weighted average maturities of 25 months in 1994 and 21 months at the end of 1993. The average expected maturities of U.S. Treasury and agency securities were 26 months, 22 months and 20 months at yearend 1995, 1994 and 1993, respectively. The comparable maturities of tax-exempt securities were 38 months, 34 months and 32 months at the same dates.

The contractual maturity distribution of the major categories of the investment securities held-to-maturity and available-for-sale portfolios at December 31, 1995, is presented in the following table:

                                                             December 31, 1995
                                 ----------------------------------------------------------------------------
                                      Held-to-Maturity                      Available-for-Sale
                                 --------------------------    ----------------------------------------------
                                    Less     After             Within       One      Five     After
                                 than 10        10                one   to five     to 10        10
Contractual Amounts (millions)     years     years    Total      year     years     years     years     Total
- -------------------------------------------------------------------------------------------------------------
U.S. Treasury and agencies          $ -       $ -      $ -     $2,320    $2,441    $1,426    $1,300    $7,487
State and political subdivisions      -         -        -          2        12         4        -         18
Other                                 -         88       88       114       551         4       836     1,505
- -------------------------------------------------------------------------------------------------------------
Total                               $ -       $ 88     $ 88    $2,436    $3,004    $1,434    $2,136    $9,010
=============================================================================================================


As indicated in the preceding table, securities that mature within one year totaled $2.4 billion on a contractual basis at yearend 1995. Contractual maturities plus estimated prepayments during 1996 are expected to equal approximately $4.6 billion.

Taxable-equivalent yields of investment securities held at December 31, 1995, are presented by maturity in the following table:

                                                             December 31, 1995
                                 ----------------------------------------------------------------------------
                                      Held-to-Maturity                      Available-for-Sale
                                 --------------------------    ----------------------------------------------
                                    Less     After             Within       One      Five     After
                                 than 10        10                one   to five     to 10        10
Yield (%)                          years     years    Total      year     years     years     years     Total
- -------------------------------------------------------------------------------------------------------------
U.S. Treasury and agencies            -         -        -       5.12      5.52      6.14      6.09      5.61
State and political subdivisions      -         -        -       7.97      8.42      8.44      7.41      8.35
Other                                 -       6.77     6.77      5.88      5.48      6.18      5.96      5.78
- -------------------------------------------------------------------------------------------------------------
Total                                 -       6.77     6.77      5.16      5.52      6.14      6.04      5.65
=============================================================================================================


Other Earning Assets: While loans and investment securities are the primary components of earning assets, available funds are also deployed into other revenue producing instruments that are low risk and highly liquid. Offset in recent years by strong growth in higher-yielding loans, interest bearing time deposits due from banks declined $350 million (92.1%) to an average of $30 million in 1995. This follows declines of $962 million (71.7%) in 1994 and $886 million (39.8%) in 1993. Federal funds sold and repurchase agreements averaged $495 million in 1995, an increase of $24 million (5.1%). This follows declines of $811 million (63.3%) in 1994 and $424 million (24.9%) in 1993.

At December 31, 1995, interest bearing deposits at other banks totaled $14 million, a decline of $12 million (45.1%) from the year earlier level. At the same time, federal funds sold and repurchase agreements increased $1.6 billion to $1.8 billion, reflecting generally improved liquidity and normal seasonality.


Sources of Funds and Interest Expense

Earning assets are supported by various sources of funds, each of which is continuously monitored to ensure adequate liquidity to satisfy customer demand and fund the Corporation's operations. The primary source of funds is a broad and diversified base of consumer deposits gathered by a network of 1,140 domestic banking offices in 13 states. Core deposits, including interest bearing consumer funds, demand and noninterest bearing time deposits described below, reduce the Corporation's dependence on corporate purchased funds. Core deposits represented 97% of average deposits in 1995, versus 98% in 1994 and 1993. Core deposits, less cash and due from banks, supported 87% of average earning assets in 1995, versus 88% in 1994 and 86% in 1993.

Total interest bearing sources of funds increased $1.5 billion (4.6%) to an average of $34.3 billion in 1995. This follows an increase of $1.8 billion (5.8%) in 1994 and a decline of $1.1 billion (3.5%) in 1993. The average rate paid on total interest bearing liabilities was 3.41% in 1995, versus 2.64% in 1994 and 2.81% in 1993. The higher rate in 1995 reflects increased interest rates and a greater proportion of CDs, largely due to thrift acquisitions.

A breakdown of the Corporation's interest bearing sources of funds follows:

                                                             Change 95/94    Change 94/93      Change 93/92
                                                           ---------------  ---------------  ----------------
Average Volumes (millions)     1995      1994      1993        $       %       $       %         $        %
- -------------------------------------------------------------------------------------------------------------
Regular savings              $ 5,715   $ 5,823   $ 5,288     (108)   (1.9)    535     10.1      159      3.1
Market interest demand         6,496     6,644     6,115     (148)   (2.2)    529      8.7      222      3.8
Market interest savings       10,262    11,427    10,491   (1,165 ) (10.2)    936      8.9      654      6.6
Other savings and time
  under $100,000               7,730     5,787     5,799    1,943    33.6     (12)    (0.2)    (825)   (12.5)
- -------------------------------------------------------------------------------------------------------------
   Total interest bearing
      consumer funds          30,203    29,681    27,693      522     1.8   1,988      7.2      210      0.8
Large CDs, other money
  market funds                 1,349     1,076       989      273    25.4      87      8.8     (181)   (15.5)
Short term borrowings          1,362       655       431      707     n/m     224     52.0       43     11.1
Long term debt                 1,398     1,395     1,893        3     0.2    (498)   (26.3)  (1,203)   (38.9)
- -------------------------------------------------------------------------------------------------------------
   Total corporate
      purchased funds          4,109     3,126     3,313      983    31.4    (187)    (5.6)  (1,341)   (28.8)
- -------------------------------------------------------------------------------------------------------------
                Total        $34,312   $32,807   $31,006    1,505     4.6   1,801      5.8   (1,131)    (3.5)
=============================================================================================================


Interest rates paid over the past three years on the liability accounts discussed above are summarized in the following table:

Average Rates Paid (%)                        1995      1994      1993
- ----------------------------------------------------------------------
Regular savings                               2.20      2.08      2.25
Market interest demand                        1.32      1.25      1.52
Market interest savings                       3.01      2.35      2.40
Other savings and time under $100,000         5.02      3.69      3.81
- ----------------------------------------------------------------------
  Total interest bearing consumer funds       3.01      2.31      2.48
Large CDs, other money market funds           4.92      3.63      3.54
Short term borrowings                         5.62      5.16      3.72
Long term debt                                8.50      7.63      7.19
- ----------------------------------------------------------------------
  Total corporate purchased funds             6.37      5.74      5.57
- ----------------------------------------------------------------------
      Total                                   3.41      2.64      2.81
======================================================================

Interest Bearing Consumer Funds: These sources consist of various types of interest bearing deposits in retail accounts. Combined balances averaged $30.2 billion in 1995, up from the $29.7 billion reported in 1994 and $27.7 billion reported in 1993. The average rate paid on consumer funds in 1995 was 3.01%, up from 2.31% in 1994 and 2.48% in 1993.

At December 31, 1995, interest bearing consumer funds totaled $29.8 billion, a decline from the $30.5 billion reported a year earlier.

Corporate Purchased Funds: While the interest bearing consumer funds described above provide the primary source of funding, liabilities raised in the money markets provide an additional source of liquidity. These funds consist of large certificates of deposit, short term borrowings and long term debt. Corporate purchased funds averaged $4.1 billion in 1995, an increase of $983 million (31.4%). This follows declines of $187 million (5.6%) in 1994 and $1.3 billion (28.8%) in 1993. The increase in 1995 reflects the effect of acquisitions as well as strong loan growth in excess of core deposit generation. The declines in the two previous years reflect the relatively large amount of funds available for investment as well as the repurchase and redemption of long term debt during 1993. The combined cost of corporate purchased funds averaged 6.37% in 1995, versus 5.74% in 1994 and 5.57% in 1993.

Corporate purchased funds totaled $3.8 billion at yearend 1995, a decline of $500 million (11.6%) from a year earlier.

As of December 31, 1995, time certificates of deposit of $100,000 or more mature as follows:

                                Within    Three to  Six to 12  After 12
Amounts (millions)        three months  six months     months    months   Total
- -------------------------------------------------------------------------------
Time certificates of deposit      $594        $243       $196      $107  $1,140
Other time deposits                137          16         16       74      243


At December 31, 1995, 90% of the Corporation's long term debt had fixed coupon rates. Of this amount, 53% was converted to floating rate debt using interest rate swaps. The effect on net interest income for the years ending December 31, 1995, 1994 and 1993, was a positive increase of approximately $12 million, $16 million and $47 million, respectively.

Net Noninterest Sources: Net noninterest sources of funds consist of demand deposits and other noninterest bearing liabilities, shareholders' equity and the allowance for credit losses, less cash and due from banks, net fixed assets and other assets.

Demand deposits are a major, stable source of funding for the Corporation and have increased steadily over the last three years. At December 31, 1995, demand and other noninterest bearing deposits increased to $19.1 billion (38% of total deposits), versus $16.6 billion (34%) a year earlier. Investable demand deposits averaged $10.7 billion in 1995, up 3.7% from the $10.3 billion average in 1994. Of the other categories of average net noninterest sources, equity capital increased $218 million from the 1994 average, reflecting the addition of retained earnings net of the effect of the stock buyback and dividends paid, while other assets increased $406 million (20.1%), primarily due to an increase in goodwill.

The average volumes of noninterest funding sources for the last three years are shown in the following table:

                                                                 Change 95/94    Change 94/93    Change 93/92
                                                                 ------------   --------------  --------------
Average Volumes (millions)          1995      1994      1993      $       %        $       %       $       %
- --------------------------------------------------------------------------------------------------------------
Demand and noninterest bearing
  time deposits                   $16,357   $15,556   $13,858    801     5.1    1,698    12.3   1,315    10.5
Less cash and due from banks        5,651     5,233     4,992    418     8.0      241     4.8      55     1.1
- --------------------------------------------------------------------------------------------------------------
   Investable demand deposits      10,706    10,323     8,866    383     3.7    1,457    16.4   1,260    16.6
Add: Equity capital                 3,817     3,599     3,478    218     6.1      121     3.5     521    17.6
     Allowance for credit losses      887       980     1,043    (93)   (9.5)     (63)   (6.0)   (218)  (17.3)
     Other liabilities              1,076     1,017       977     59     5.8       40     4.1    (417)  (29.9)
Less: Bank premises and equipment   1,244     1,065       914    179    16.8      151    16.5     (46)   (4.8)
      Other assets                  2,429     2,023     1,942    406    20.1       81     4.2    (859)  (30.7)
- --------------------------------------------------------------------------------------------------------------
   Net Noninterest Sources        $12,813   $12,831   $11,508    (18)   (0.1)   1,323    11.5   2,051    21.7
==============================================================================================================


Net Interest Income

Taxable-equivalent net interest income amounted to $2,558.3 million in 1995, an increase of $210.4 million (9.0%) from 1994. This follows increases of 12.5% in 1994 and 2.7% in 1993. The higher level of taxable-equivalent net interest income in 1995 resulted primarily from the 29 basis point increase in the net interest margin to 5.43% in 1995 from 5.14% in 1994. In addition, average earning assets increased $1.5 billion (3.3%) to $47.1 billion in 1995. This follows increases of 7.3% in 1994 and 2.2% in 1993.


Provision for Credit Losses

No provision for credit losses for the consolidated Corporation has been recorded since the fourth quarter of 1993. This decision reflects significant improvements in credit quality. In addition, the Corporation has experienced a substantial reduction in the level of net chargeoffs, which amounted to $154.7 million (0.44% of average loans) in 1995, versus $133.0 million (0.46% of average loans) in 1994 and $218.1 million (0.90% of average loans) in 1993. The provision for credit losses totaled $112.6 million in 1993.

Refer to the Risk Elements section of this report for a more complete discussion of the Corporation's credit profile.


Noninterest Income

Noninterest income totaled $1,119.6 million in 1995, an increase of $65.3 million (6.2%) from the level of a year earlier. Service charges on deposit accounts rose $35.4 million (6.3%) from 1994, while trust fees declined $23.0 million (11.9%). These compare to 1994 increases in deposit service charges and trust fees of 9.5% and 9.0%, respectively. The 1995 decline in trust fees reflects the previously announced disposition of Denver Investment Advisors, a subsidiary of First Interstate Bank of Denver, N.A. Noninterest income in 1995 benefited from venture capital gains of $35.5 million, of which $8.5 million were reported as investment security gains and $27.0 million were reported as other income. Noninterest income in 1994 included venture capital gains of $28.3 million, of which $17.0 million were reported as investment security gains and $11.3 million were reported as other income. The $24.3 million (18.4%) increase in other charges, commissions and fees in 1995 resulted primarily from growth in revenue from sales of investment products. Noninterest income in 1995 also benefited from growth of merchant credit card fees, which rose $18.6 million (46.9%).

The major categories of noninterest income are included in the following table:

                                                                      Change 95/94     Change 94/93      Change 93/92
                                                                     ---------------  ---------------   -------------
Noninterest Income (millions)         1995       1994       1993       $         %      $         %        $       %
- ----------------------------------------------------------------------------------------------------------------------
Deposit service charges             $  597.3   $  561.9   $  513.0    35.4      6.3    48.9      9.5     34.1     7.1
Trust fees                             170.3      193.3      177.4   (23.0)   (11.9)   15.9      9.0      7.1     4.2
Other charges, commissions and fees    156.3      132.0      149.4    24.3     18.4   (17.4)   (11.6)   (14.2)   (8.7)
Merchant credit card fees               58.3       39.7       44.1    18.6     46.9    (4.4)   (10.0)     6.8     18.2
Trading income                          20.4       16.8       19.5     3.6     21.4    (2.7)   (13.8)     0.1     0.5
Investment security gains               10.0       21.1        9.7   (11.1)   (52.6)   11.4      n/m     11.5     n/m
Gain on sale of loans                    6.9        2.5        8.0     4.4    176.0    (5.5)   (68.8)    11.3     n/m
Other income                           100.1       87.0       33.1    13.1     15.1    53.9      n/m    (17.2)  (34.2)
- ---------------------------------------------------------------------------------------------------------------------
        Total                       $1,119.6   $1,054.3   $  954.2    65.3      6.2   100.1     10.5     39.5     4.3
=====================================================================================================================

Noninterest Expenses

Noninterest expenses totaled $2,213.1 million in 1995, versus $2,197.8 million in 1994 and $2,032.4 million in 1993. Total noninterest expenses in 1995 included $24.4 million of restructuring charges, versus $141.3 million in 1994, as previously noted. In addition, noninterest expenses in 1995 included $27.6 million of merger related expenses, which were recognized in the fourth quarter. Noninterest expenses before the effect of restructuring charges, merger related expenses and ORE charges and including the effect of completed acquisitions were $2,160.5 million in 1995, an increase of $91.6 million (4.4%) from 1994. Approximately $53.2 million of the increase represents higher outside contract fees, $32.9 million reflects higher occupancy and equipment expenses, $25.4 million represents higher charges resulting from the amortization of intangibles and $22.0 million represents higher communications expenses. These increases were partially offset by declines of $38.2 million in FDIC assessments and $19.1 million in salary and benefits expenses in 1995.

Noninterest expenses in 1994 were favorably impacted by a net recovery of ORE expenses that amounted to $12.4 million. Noninterest expenses in 1994 also benefited from a reversal of capitalized deposit software expense of $21.3 million (included in outside contract fees) and from the reversal of $13.2 million of litigation reserves no longer considered necessary.

In September 1994, the Corporation announced a Restructuring Plan to better position the company for the introduction of full interstate banking. The Plan resulted in an initial restructuring charge of $139.0 million in the 1994 third quarter, generally covering an early retirement program, severance and outplacement services, and facility and equipment valuations. In addition, over the five quarters subsequent to the announcement, restructuring charges of $26.7 million were incurred, generally for relocation of staff and facilities and retention payments for certain personnel displaced as a result of the Plan. As of yearend 1995, the activities undertaken as a part of the Plan were largely completed. The Plan was designed to produce ongoing expense savings of approximately $167 million per year.

Including the effect of acquisitions and the Restructuring Plan, the number of full-time equivalent staff totaled 27,200 in December 1995. This represents a decline of 194 full-time equivalent staff from December 1994 and follows an increase of 805 (3.0%) from December 1993.

The Corporation's efficiency ratio, which reflects noninterest expenses before merger related expenses, restructuring charges and ORE expenses as a percent of taxable-equivalent net interest income plus noninterest income, was 58.7% for all of 1995. This compares to 60.8% in 1994 and 65.7% in 1993.

The major categories of noninterest expenses are included in the following table:

                                                                      Change 95/94       Change 94/93      Change 93/92
                                                                     ---------------   ---------------   ---------------
Noninterest Expenses (millions)      1995       1994       1993        $        %        $        %        $       %
- ------------------------------------------------------------------------------------------------------------------------
Salaries                           $  876.7   $  865.9   $  805.8     10.8      1.2     60.1      7.5    (47.7)   (5.6)
Employee benefits                     184.1      214.0      169.5    (29.9)   (14.0)    44.5     26.3    (12.4)   (6.8)
- ------------------------------------------------------------------------------------------------------------------------
  Total salaries and benefits       1,060.8    1,079.9      975.3    (19.1)    (1.8)   104.6     10.7    (60.1)   (5.8)
Net occupancy of bank premises        235.1      228.3      207.3      6.8      3.0     21.0     10.1    (16.4)    (7.3)
Furniture and equipment               154.4      128.3      129.9     26.1     20.3     (1.6)    (1.2)    (5.8)    (4.3)
Outside contract fees                 145.0       91.8      165.2     53.2     58.0    (73.4)   (44.4)    34.9     26.8
Communications                        139.6      117.6      105.0     22.0     18.7     12.6     12.0     13.1     14.3
FDIC assessments                       64.6      102.8      100.5    (38.2)   (37.2)     2.3      2.3      9.9     10.9
Amortization of intangibles            60.6       35.2       24.1     25.4     72.2     11.1     46.1     (8.9)   (27.0)
Supplies                               53.2       43.6       40.7      9.6     22.0      2.9      7.1      1.3      3.3
Advertising                            51.7       46.8       52.6      4.9     10.5     (5.8)   (11.0)    17.4     49.4
Other expenses                        195.5      194.6      198.2      0.9      0.5     (3.6)    (1.8)   (36.2)   (15.4)
- ------------------------------------------------------------------------------------------------------------------------
    Total before other real estate,
     restructuring and
      merger related                2,160.5    2,068.9    1,998.8     91.6      4.4     70.1      3.5    (50.8)    (2.5)
Other real estate                       0.6      (12.4)      33.6     13.0      n/m    (46.0)     n/m   (126.0)   (78.9)
Restructuring                          24.4      141.3        -     (116.9)   (82.7)   141.3      n/m      -        -
Merger related                         27.6        -          -       27.6      n/m      -        -        -        -
- ------------------------------------------------------------------------------------------------------------------------
        Total                      $2,213.1   $2,197.8   $2,032.4     15.3      0.7    165.4      8.1   (176.8)    (8.0)
========================================================================================================================

Income Taxes

For 1995, the Corporation recorded income tax expense of $558.1 million on pre-tax income of $1,443.2 million, resulting in an effective rate of 38.7%. This compares to an effective income tax rate of 38.0% for 1994. The higher rate in 1995 includes the effect of nondeductible goodwill amortization and merger related expenses, partially offset by previously unrecognized tax benefits.


Asset, Liability and Capital Management

The objective of the asset, liability and capital management function is to structure the balance sheet to provide high levels of returns while maintaining acceptable levels of interest rate risk, liquidity, and capital. This process is managed on a consolidated basis by the Asset, Liability and Capital Committee (ALCCO), which establishes policies and procedures that define the goals and parameters for the management of liquidity, capital, investments, interest rate risk, and derivative contracts exposures. Compliance with these policies is reported to ALCCO.

Interest Rate Sensitivity: First Interstate relies on a combination of gap analyses and simulations of net interest income to measure and manage interest rate risk.

The gap analysis reflects the expected repricing or maturity of assets and liabilities, based on management's estimates of these characteristics, as opposed to contractual maturities. This analysis incorporates the anticipated prepayment behavior of various asset products, particularly mortgage-backed securities and mortgage loans, and the effective maturity of various liability products with indeterminate maturities. For the purpose of constructing the gap, prepayment rates for loans and investment securities are projected to be in line with general market expectations for these products. Specific deposit assumptions are based on historical experience for repricing sensitivity and the average life of deposit balances.

At December 31, 1995, the cumulative one-year managerial gap for the consolidated Corporation was a positive $1.5 billion, representing 3.1% of earning assets, as shown in the following table. In other words, approximately 3.1% of the Corporation's earning assets reprice or mature more quickly than liabilities within one year.

                                                  Rate Sensitive Balances
                           -----------------------------------------------------------------------
Managerial                 1 to 30   31 to 90   91 to 180   181 to 365   1 to 2   2 to 5   Over 5
Amounts (millions)            days       days        days         days    years    years    years
- --------------------------------------------------------------------------------------------------
Earning Assets             $13,799     $6,251      $4,795       $5,185   $5,602   $8,433   $3,625
Net Sources:
  Regular savings and NOW    2,174        908       1,266        2,074    3,902    1,515       -
  Market interest            3,166      1,054       1,542        2,822      797      566       -
  Other sources              5,021      2,980       3,182        2,345    2,037    3,769    6,570
- --------------------------------------------------------------------------------------------------
    Total Net Sources       10,361      4,942       5,990        7,241    6,736    5,850    6,570
Incremental Gap              3,438      1,309      (1,195)      (2,056)  (1,134)   2,583   (2,945)
Cumulative Gap               3,438      4,747       3,552        1,496      362    2,945       -
% of Earning Assets            7.2       10.0         7.4          3.1      0.8      6.2       -

Gap analysis provides only a static view of the Corporation's interest rate sensitivity at a specific point in time. The actual impact of interest rate movements on the Corporation's net interest income may differ from that implied by any gap measurement, depending on the direction and magnitude of the interest rate movement, the repricing characteristics of various on and off-balance sheet instruments, as well as competitive market pressures. The Corporation regularly performs analysis of its interest rate sensitivity using simulation analysis. This approach measures the risk to net interest income due to changes in underlying market rates while considering the dynamic aspects of the balance sheet, repricing, and prepayment behavior under varying rate scenarios. In addition, simulation models capture the impacts of any embedded options, like caps and floors, as well as spread relationships between rates that are not easily represented in a gap analysis.

The simulation model is used to create one and three year changes in net interest income levels which are compared to limits which ALCCO has established on the amount of earnings that may be put at risk due to changes in market interest rates. The simulation results are generally within the established limits, but the actual position at any given time is a function of available asset opportunities, historical and expected interest rates, long term balance sheet trends, and any off-balance sheet activity undertaken to manage the interest rate risk position. For example, the repricing of administered deposits tends to follow general market trends but is subject to various lags. The simulation model currently indicates that if market rates decline, the decreases in asset rates will not be fully offset by the lagged response in deposit prices, limiting net interest income growth.

To partially offset the Corporation's exposure to falling interest rates, a risk management program was implemented in the first quarter of 1996. This program includes a combination of interest rate floors and swaps where the Corporation receives fixed rate coupons and pays 3-month LIBOR.

Liquidity Management: This section should be read in conjunction with the consolidated and Parent Corporation's statements of cash flows included elsewhere in this report.

Liquidity refers to the Corporation's ability or the financial flexibility to adjust its future cash flows to meet the needs of depositors and borrowers and to fund operations on a timely and cost effective basis.

The Corporation's liquidity policy is designed to draw upon its strengths, which include an extensive interstate retail banking franchise. Core deposits have always provided the Corporation's banking subsidiaries with a major source of stable and relatively low-cost funding.

Cash and cash equivalents at yearend 1995 increased by $2.6 billion from the previous yearend.

Net cash provided by investing activities during 1995 totaled $2.7 billion. Maturities and sales of investment securities, net of purchases, provided cash of $5.4 billion. Loan originations, net of repayments, used cash of $3.3 billion. Proceeds from sales of loans provided $1.3 billion, while purchases of loans used $317 million.

Net cash used by financing activities during 1995 totaled $1.2 billion. Deposits, excluding $187 million of purchased deposits, exhibited a net decrease of $330 million. The Corporation also reported a net decrease of $724 million in short term borrowings. These borrowings were primarily federal funds purchased and securities sold under agreements to repurchase. Proceeds from the issuance of long term debt provided $100 million, while maturities of long term debt required cash of $133 million and cash dividends paid totaled $269 million.

Cash provided by operations during 1995 totaled $1.1 billion. Net income for the year totaled $885 million, and noncash adjustments to reconcile net income totaled $346 million. In addition, net changes in other assets, other liabilities (including pension plan funding) and trading account securities decreased cash from operations by $146 million.

The Parent Corporation had $265 million of cash and other short term financial instruments at yearend 1995, an increase of $46 million from yearend 1994. Immediate liquidity available to the Parent Corporation also includes a $500 million senior revolving credit facility.

In 1995, affiliate banks paid a total of $616 million in dividends to the Parent Corporation. This represents an increase of $11 million from the $605 million paid in 1994 and reflects the continuation of improved operating performance at all affiliate banks and ongoing capital management programs at these banks. The Parent Corporation had no external short term borrowings outstanding at yearend 1995. At current rates, interest on long term debt and preferred stock dividend requirements total $128 million for 1996 and $112 million for 1997. In addition, $192 million of the Parent Corporation's long term debt will mature in 1996 and $161 million will mature in 1997.

The Corporation has a $2.3 billion Universal Shelf Registration effective since June 1993, which allows for the issuance of debt securities, preferred stock, common stock, securities warrants and currency warrants. Under the Universal Shelf Registration, in December of 1994 the Corporation established a $1 billion Medium Term Note Program, which allows for the issuance of senior and subordinated debt securities in a number of countries and currencies over a broad spectrum of maturities. As of December 31, 1995, $225 million of debt securities ($125 million of 9.00% Subordinated Notes due November 15, 2004 and $100 million of 8.15% Subordinated Notes due March 15, 2002) had been issued under the Universal Shelf Registration, leaving $2.1 billion capacity for future issuance. No securities have been issued to date under the Medium Term Note program.

The Corporation's other sources of liquidity include maturing securities in addition to those that are available for sale or repurchase activity. In addition, affiliate banks may directly access funds placed by them through existing agency agreements for the placement of federal funds and may also access the Federal Reserve for short term liquidity needs.

The Parent Corporation has access to regional, national and international capital and money markets. The Corporation's debt securities are rated by Moody's Investors Service, Standard & Poor's Corp., Thomson BankWatch, Duff & Phelps and IBCA.

Capital Management: The current and projected capital position of the Corporation and its affiliates and the impact of capital plans on both short term and long term strategies is reviewed regularly by senior management.

The following table details the capital position of the Corporation over the last two years:

Risk-Based Capital                     December 31, 1995    December 31, 1994
                                       -----------------    -----------------
Ratios (dollars in millions)                $       %            $       %
- -----------------------------------------------------------------------------
Tier 1 Capital                           3,431      7.61      2,882      7.20
Tier 1 Capital minimum requirement       1,803      4.00      1,601      4.00
    Excess                               1,628      3.61      1,281      3.20
Total Capital                            4,742     10.52      4,091     10.22
Total Capital minimum requirement        3,609      8.00      3,203      8.00
    Excess                               1,133      2.52        888      2.22
Risk-adjusted assets, net of goodwill,
   nonqualifying intangibles,
   excess allowance and excess
   deferred tax assets                  45,085      -        40,041      -

Leverage Ratio
(dollars in millions)
Tier 1 Capital                           3,431      6.28      2,882      5.35
Quarterly average total assets,
   net of goodwill,
   nonqualifying intangibles and
   excess deferred tax assets           54,645      -        53,905      -


Under Federal Reserve Board regulations, the minimum capital ratios required are 4.00% for Tier 1 and 8.00% for Total Capital. Under these regulations, a well-capitalized institution is defined as having a Tier 1 Capital ratio of 6.00%, a Total Capital ratio of 10.00% and a leverage ratio of 5.00%. The Corporation and all subsidiary banks currently exceed the minimum requirements of well-capitalized institutions.

In February 1995, in conjunction with completion of the acquisition of Levy Bancorp, the Corporation recorded additional equity of $91.6 million through the issuance of 1,308,388 shares of its common stock. An additional 1,178,235 shares, with proceeds of $78.7 million, were issued during the year under the Stock Option Plan.

In April 1995, the Board of Directors approved the repurchase of up to 7.6 million shares of common stock from time to time, subject to market conditions and appropriate regulatory and acquisition accounting requirements. The first 2.5 million shares purchased under the program were designated for reissuance through the Corporation's various employee benefit and stock option plans, and Stock Purchase and Dividend Reinvestment Plan. A total of 956,100 shares were repurchased under the program during 1995. The program was suspended in October 1995 as a result of the initiation of merger negotiations. The average cost of common stock held in the treasury at yearend 1995 was $76.07.

In July 1995, the Board of Directors approved a 7% increase in the quarterly cash dividend on the Corporation's common stock from $0.75 to $0.80 per share.

During 1995, the Corporation recorded common stock dividends of $235.9 million and preferred stock dividends of $33.3 million.

Intangible assets totaled $724 million at December 31, 1995, versus $561 million a year earlier. The higher level at yearend 1995 reflects the completion of five acquisitions during the year. As a result, goodwill increased to $682 million from $514 million at yearend 1994. All other intangibles amounted to $42 million and $47 million at yearend 1995 and 1994, respectively, while excess deferred tax assets totaled $17 million and $21 million, respectively.


Risk Elements

U.S. Economy: The U.S. economy moved to a more moderate growth track in 1995, but the expansion continued. Capital spending was strong for technology products, including telecommunications equipment, computers and software. Consumer spending softened as households grew more cautious about assuming new debt. Inflation remained below three percent.

The Federal Reserve changed course in mid-1995 and began to slowly allow short term interest rates to fall. Long term interest rates plunged on signs of continued subdued inflation and promises of a lower federal budget deficit.

In 1996, growth is likely to subside further from last year's pace to a trend closer to the economy's long term potential. Exports will be the most rapidly growing sector, as U.S. companies have positioned themselves well in terms of productivity. Inflation should again average slightly below three percent. Although consumer debt levels remain high, lower interest rates mean that debt servicing costs are not the burden experienced in the 1980s.

First Interstate's Territory should outpace the nation in terms of economic growth in 1996. Technology, international trade and population gains should drive the entire region forward in 1996. While many states may record more moderate gains than last year, job and income increases should continue to be impressive, especially in such states as Utah, Nevada, Arizona and Oregon. Washington and California are likely to post faster growth in 1996 than in 1995. All regions of California, including the southern part of the state, are now participating in the upswing. Cutbacks in aerospace are subsiding, while other sectors such as entertainment take up the slack. A recession in the rest of the country or in a number of international trade partners would pose the greatest risk to states in FI Territory in 1996. A steep rise in long term interest rates could also jeopardize the expected recovery in California's housing industry during the coming year.

Credit Risk: The Corporation manages its credit risk by establishing and implementing strategies appropriate to the characteristics of borrowers, industries, geographic locations and risk products. Diversification of risk within each of these areas is a primary objective of the Corporation. Policies and procedures are developed to ensure that loan commitments conform to current strategies and guidelines. Management continues to refine the Corporation's credit policies and procedures to address the risks in the current environment and to reflect management's current strategic focus. The credit process is controlled with continuous review and analysis. It is supported by independent evaluation of the portfolio's quality by internal credit review, internal and external auditors and regulatory authorities.

The Corporation has collateral management policies in place to ensure that collateral lending of all types is approached on a basis consistent with safe and sound standards. Valuation analysis is utilized to take into consideration the potentially adverse economic conditions under which liquidation could occur. Collateral accepted against the commercial loan portfolio includes accounts receivable and inventory, marketable securities and equipment. Autos, second trust deeds and boats are the primary forms of collateral accepted for the instalment loan portfolio.

Securities: At December 31, 1995, the Corporation had $9.1 billion of investment securities, of which 82.3% were U.S. Treasury and agency securities. The remaining 17.7% of the investment portfolio consisted primarily of AAA-rated, well diversified asset-backed securities. The Corporation's investment policy requires investments to be made with an emphasis on issuer diversification. Other than the U.S. government and agencies, the Corporation has no other significant concentration of any single issuer in its investment securities portfolio.

At December 31, 1995, the Corporation held no securities defined as "High Risk Mortgage Securities" under current regulatory guidelines or leveraged instruments. The Corporation held $35 million of structured notes, of which $15 million mature in 1996 and $20 million mature in 1998.

Loans and ORE: At December 31, 1995, the Corporation's commercial loan portfolio of $10.9 billion was diversified with no single industry representing over 10% of total commercial loans outstanding. The residential mortgage, commercial mortgage and real estate construction portfolios accounted for $6.4 billion, $4.7 billion and $1.1 billion, respectively, of total loans.

The following table presents a breakdown of outstanding real estate loans by geographic location at yearend 1995 and 1994. Outstandings reported by state may represent loans and ORE that are held by subsidiaries other than the banking affiliate headquartered in those states.

                          Real Estate Loans(1)                                    Real Estate Nonperforming Loans1               ORE
              ---------------------------------------------              ----------------------------------------------
(Outstanding           Mortgage            Construction                         Mortgage              Construction
at yearend,   ----------------------  ----------------------             ----------------------  ----------------------
in millions)  Residential Commercial  Residential Commercial    Total    Residential Commercial  Residential Commercial  Total
- ------------------------------------------------------------------------------------------------------------------------------------
1995
California         $3,206     $1,884        $263        $151  $ 5,504           $  2       $ 36         $  6        $ -  $  44  $ 44
Northwest(2)        1,666      1,128          56         142    2,992              -          6            -          -      6     1
Southwest(3)          935      1,050          74         163    2,222              -         37            -          -     37     3
Texas                 522        512          42         107    1,183              1          3            1          -      5     6
Other                 120        128           1          53      302              -          1            -          -      1     7
- ------------------------------------------------------------------------------------------------------------------------------------
  Total            $6,449     $4,702        $436        $616  $12,203           $  3       $ 83         $  7        $ -  $  93  $ 61
====================================================================================================================================

1994
California         $3,123     $1,906        $288        $233  $ 5,550           $  8       $ 55         $ 13        $ 1  $  77  $ 52
Northwest(2)        1,064        891          43         105    2,103              2          6            -          1      9     1
Southwest(3)        1,008      1,020          44         103    2,175              3         14            -          7     24     4
Texas                 489        496          33          41    1,059              -          4            -          -      4     7
Other                 129         92          -           43      264              -          -            -          -      -     8
- ------------------------------------------------------------------------------------------------------------------------------------
  Total            $5,813     $4,405        $408        $525  $11,151           $ 13       $ 79         $ 13        $ 9  $ 114  $ 72
====================================================================================================================================

(1) Net of unearned income and deferred fees
(2) Includes Oregon, Washington, Montana, Idaho, and Alaska
(3) Includes Arizona, Nevada, Colorado, Utah, New Mexico, and Wyoming

In addition to real estate loans, at yearend 1995 the Corporation held $61 million of ORE (net of a $21 million reserve). This compares to $72 million of ORE (net of a $25 million reserve) at yearend 1994.

Cross-Border Outstandings - The Corporation had no cross-border outstandings in excess of 0.75% of consolidated assets at December 31, 1995 and 1994. At December 31, 1993, the Corporation's cross-border outstandings to Japan totaled $927 million, or 1.80% of total assets.

Derivatives: As of December 31, 1995, the Corporation has engaged in minimal derivative activities for risk management purposes. The Corporation does not engage in any trading or other speculative derivative activities. Refer to Note M to the financial statements for further information on derivatives.

Credit Losses: Loans charged off, net of recoveries, amounted to $154.7 million in 1995, versus $133.0 million in 1994 and $218.1 million in 1993. Net chargeoffs represented 0.44% of average loans in 1995, compared to 0.46% in 1994 and 0.90% in 1993. Net chargeoffs of real estate construction and mortgage loans totaled $16.0 million in 1995, down substantially from $25.0 million in 1994 and $81.6 million in 1993. The high level of chargeoffs in 1993 reflects, in part, the revaluation of land loans, primarily in California.

The following table summarizes the Corporation's loan loss experience for the last five years:

                                                         Year Ended December 31
                                          ----------------------------------------------------
Summary of Loan Loss Experience (millions)   1995       1994       1993       1992       1991
- ----------------------------------------------------------------------------------------------
Average amount of loans outstanding(1)    $35,235   $ 28,644   $ 24,128   $ 25,694   $ 30,691

Allowance for Credit Losses
Balance at beginning of year              $ 934.6   $1,001.1   $1,067.8   $1,273.0   $1,010.8
Provision for the year                        -          -        112.6      314.3      810.2
Net changes due to
   acquisitions (dispositions)               23.9       66.5       38.8      (59.9)      (1.1)
- ----------------------------------------------------------------------------------------------
                                            958.5    1,067.6    1,219.2    1,527.4    1,819.9
Deduct:
 Loans charged off:
   Commercial, financial and agricultural    44.7       25.0       84.3      159.8      271.1
   Real estate construction                   5.5        8.8       65.5      183.0       99.6
   Real estate mortgage(2)                   61.9       34.2       40.2       43.1       87.6
   Instalment                               199.7      190.3      200.4      195.3      203.4
   Foreign                                    -          -          6.6       12.0        3.8
   Lease financing                            2.6        2.5        1.8       13.7       23.7
- ----------------------------------------------------------------------------------------------
      Total chargeoffs                      314.4      260.8      398.8      606.9      689.2

 Less recoveries of loans previously charged off:
   Commercial, financial and agricultural    41.8       40.9       78.5       67.9       57.2
   Real estate construction                  23.2        6.2       17.3        6.6        4.5
   Real estate mortgage(2)                   28.2       11.8        6.8        6.8        6.3
   Instalment                                62.7       65.5       66.3       55.6       56.1
   Foreign                                    1.8        1.6        9.1        4.8       10.3
   Lease financing                            2.0        1.8        2.7        5.6        7.9
- ----------------------------------------------------------------------------------------------
      Total recoveries                      159.7      127.8      180.7      147.3      142.3
- ----------------------------------------------------------------------------------------------
Net loans charged off                       154.7      133.0      218.1      459.6      546.9
- ----------------------------------------------------------------------------------------------
Balance at End of Year                    $ 803.8   $  934.6   $1,001.1   $1,067.8   $1,273.0
==============================================================================================
Ratio of net loans charged off during the year
to average amount of
loans outstanding                            0.44%      0.46%      0.90%      1.79%      1.78%

(1) Net of unearned income and deferred fees.
(2) Includes both commercial and residential mortgage.

The composition of net loans charged off, and the ratios to average outstandings, are presented in the following table:

Composition of Net
Loans Charged Off                           Net Loans Charged Off                         Ratio to Average Loans (%)
(millions)                  --------------------------------------------------   ----------------------------------------
                              1995       1994       1993       1992      1991     1995     1994     1993     1992    1991
- -------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural          $   2.9    $ (15.9)   $   5.8    $  91.9   $ 213.9    0.03    (0.19)    0.08     1.13    2.05
Real estate construction      (17.7)       2.6       48.2      176.4      95.1   (1.61)    0.32     5.28    10.10    3.55
Real estate mortgage           33.7       22.4       33.4       36.3      81.3    0.30     0.30     0.62     0.66    1.44
Instalment                    137.0      124.8      134.1      139.7     147.3    1.09     1.07     1.35     1.43    1.45
Foreign                        (1.8)      (1.6)      (2.5)       7.2      (6.5)  (1.17)   (1.93)   (1.56)    1.78    -
Lease Financing                 0.6        0.7       (0.9)       8.1      15.8    0.15     0.32    (1.06)    4.00    2.58
- -------------------------------------------------------------------------------------------------------------------------
        Total               $ 154.7    $ 133.0    $ 218.1    $ 459.6   $ 546.9    0.44     0.46     0.90     1.79    1.78
=========================================================================================================================

Allowance for Credit Losses: The allowance for credit losses is maintained at a level considered appropriate by management and is based on the ongoing assessment of the risks inherent in the loan portfolio, as well as on the possible impact of known and potential problems in certain off-balance sheet financial instruments and uncertain events. In evaluating the adequacy of total reserves, management incorporates such factors as collateral value, portfolio composition, loan concentrations, trends in local economic conditions and evaluation of the financial strength of borrowers. Allocation of the allowance for credit losses by loan category is based on management's assessment of potential losses in the respective portfolios. While reserves are allocated to specific loans and to portfolio segments, the allowance is predominately general in nature and is available for the portfolio in its entirety.

At December 31, 1995, the allowance for credit losses amounted to $804 million, or 2.19% of total outstanding loans. This compares to $934 million, or 2.81% at yearend 1994, and $1,001 million, or 3.85% at yearend 1993. In order to commonize reserve strength, the Corporation's management adjusted levels of the allowance for credit losses among the major bank subsidiaries as of yearend 1994. This action had no effect on the Corporation's consolidated financial statements, as there was no change in the consolidated allowance.

The following table details the Corporation's allocation of the allowance for credit losses for the last five years:

                                             Allowance Amount                  Percent of Loans in Each Category to Total Loans
Allocation of Allowance                         December 31                                      December 31
for Credit Losses           -------------------------------------------------     ---------------------------------------
(millions)                    1995       1994       1993       1992      1991     1995     1994     1993     1992    1991
- -------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural          $ 121.7    $ 124.2   $  150.6   $  229.6  $  348.5    29.7     28.0     30.8     32.1    30.7
Real estate construction       18.1       41.3       77.3      119.3     221.3     2.9      2.9      2.8      4.8     7.6
Real estate mortgage           91.1       90.7       47.1       69.5     120.3    30.4     30.7     23.9     22.1    20.3
Instalment                    147.9      145.5      153.7      142.0     136.6    35.1     36.9     41.5     39.9    35.5
Foreign                          -         0.2        0.2        8.3      11.3     0.5      0.4      0.6      0.7     3.5
Lease Financing                 0.9        1.8        2.0        1.8      22.1     1.4      1.1      0.4      0.4     2.4
Unallocated                   424.1      530.9      570.2      497.3     412.9     n/a      n/a      n/a      n/a     n/a
- -------------------------------------------------------------------------------------------------------------------------
        Total               $ 803.8    $ 934.6   $1,001.1   $1,067.8  $1,273.0   100.0    100.0    100.0    100.0   100.0
=========================================================================================================================

Nonperforming Assets: Loans are generally identified as nonperforming when the payment of principal or interest is 90 days past due, or sooner if management believes that collection is doubtful, or when loans are renegotiated below market interest rates. In addition to nonperforming loans, the Corporation holds ORE acquired through foreclosure.

Composition of the Corporation's portfolio of nonperforming assets is shown in the following table:

                                                    December 31
                                      ----------------------------------------
Nonperforming Assets (millions)         1995    1994    1993    1992      1991
- ------------------------------------------------------------------------------
Nonaccruing loans:(1)
Domestic:(2)
    Secured by real estate            $ 92.5  $113.7  $149.3  $322.3  $  684.3
    Other                               77.8    72.5    77.3   255.5     394.3
- ------------------------------------------------------------------------------
      Total domestic                   170.3   186.2   226.6   577.8   1,078.6
  Foreign                                -       -       -       -        16.0
- ------------------------------------------------------------------------------
        Total nonaccruing loans        170.3   186.2   226.6   577.8   1,094.6
Renegotiated loans:(3)
  Domestic:
    Secured by real estate               -       -       -       -         -
    Other                                1.0     -       -       0.4       0.1
- ------------------------------------------------------------------------------
      Total renegotiated loans           1.0     -       -       0.4       0.1
- ------------------------------------------------------------------------------
        Total nonperforming loans      171.3   186.2   226.6   578.2   1,094.7
Other real estate                       60.9    72.0    82.1   172.9     493.1
- ------------------------------------------------------------------------------
          Total Nonperforming Assets  $232.2  $258.2  $308.7  $751.1  $1,587.8
==============================================================================
% of Total Assets                        0.4     0.5     0.6     1.5       3.2

Accruing loans past due 90 days or more (millions)
- ------------------------------------------------------------------------------
  Domestic:(2)
    Instalment                        $ 33.6  $ 26.1  $ 29.8  $ 30.5  $   27.5
    Other                               66.6    25.1    36.3    22.8      43.0
- ------------------------------------------------------------------------------
      Total domestic                   100.2    51.2    66.1    53.3      70.5
- ------------------------------------------------------------------------------
  Foreign                                -       -       -       -         -
- ------------------------------------------------------------------------------
        Total                         $100.2  $ 51.2  $ 66.1  $ 53.3  $   70.5
==============================================================================

(1) Nonaccruing loans are those loans for which there has been no payment of interest and/or principal due for 90 days or more and in the judgment of management should be so classified, as well as loans which, in the judgment of management, should be so classified at an earlier date. When loans are classified as nonaccrual, the accrual of interest ceases and previously accrued but unreceived income is generally reversed. In future periods, when income is received it is recorded as a reduction in principal where the ultimate collection of principal remains in doubt, or as income if there is no question of collectibility of principal.
(2) Real estate construction loans at December 31, 1995, were $6.7 million nonaccruing and $1.5 million accruing and past due 90 days or more.
(3) Renegotiated loans are those loans for which the interest rate was reduced because of the inability of the borrower to service the obligation under the original terms of the agreement. Income is accrued at the lower rate as long as the borrower is current under the revised terms and conditions of the agreement.
Note: The Corporation's classification of nonperforming loans includes those identified loans where management believes collection is doubtful. Management is not aware of any specific borrower relationships that are not reported as nonperforming where management has serious doubts as to the ability of such borrowers to comply with the present loan repayment terms which would cause nonperforming assets to increase materially. Areas of material known risk in the Corporation's loan portfolio are described under Risk Elements.


The following table summarizes the changes in nonperforming assets in 1995 and 1994:

                                                   1995                                     1994
                                 --------------------------------------  -------------------------------------
Reconciliation of                Nonperforming           Nonperforming   Nonperforming           Nonperforming
Nonperforming Assets  (millions)         Loans      ORE         Assets           Loans      ORE         Assets
- --------------------------------------------------------------------------------------------------------------
Balance at January 1                    $186.2    $72.0         $258.2          $226.6    $82.1        $308.7
In-migration1                            361.0      -            361.0           395.4      -           395.4
Return to accrual                        (28.7)     -            (28.7)         (115.5)     -          (115.5)
Valuation adjustment                       -        2.4            2.4             -        4.4           4.4
Payments and sales                      (237.3)   (63.7)        (301.0)         (249.1)   (84.9)       (334.0)
Net chargeoffs and writedowns            (82.2)    (4.8)         (87.0)          (47.3)    (0.7)        (48.0)
Transfer within nonperforming            (40.9)    40.9            -             (55.6)    55.6           -
Net changes due to acquisitions           13.2     14.1           27.3            31.7     15.5          47.2
- --------------------------------------------------------------------------------------------------------------
Balance at December 31                  $171.3    $60.9         $232.2          $186.2    $72.0        $258.2
==============================================================================================================

(1) Includes disbursements on loans previously reported as nonperforming.

At December 31, 1995, nonperforming loans totaled $171 million, an improvement of $15 million (8.1%) from the $186 million reported a year earlier.

Principal or interest payments on $111 million (65%) of nonaccruing loans were contractually past due 30 days or more at yearend 1995. At the same time, principal and interest in accordance with contractual terms were current on $59 million (35%) of nonaccruing loans, as shown in the following table:

                                                                         Total
                                  Contractually    Contractually   Nonaccruing
At December 31, 1995 (millions)(1)     Past Due(2)       Current(3)      Loans
- ------------------------------------------------------------------------------
Real Estate Loans                      $   68.4         $   24.1      $   92.5
All Other Loans                            42.4             35.4          77.8
- ------------------------------------------------------------------------------
        Total                          $  110.8         $   59.5      $  170.3

(1) There can be no assurance that individual borrowers will continue to perform at the level indicated or that the performance characteristics will not change significantly.
(2) Contractually past due is defined as a borrower whose loan principal or interest payment is 30 days or more past due.
(3) Contractually current is defined as a loan for which principal and interest are being paid in accordance with the contractual terms.


At the end of 1995, approximately 54% of total nonperforming loans were real estate related. Of the nonperforming real estate loans, 74% were contractually past due and 26% were contractually current.

In addition to nonperforming loans, nonperforming assets include ORE. ORE includes property acquired through foreclosure or deed in lieu of foreclosure. ORE is recorded at the lower of the loan balance on the property at the date of transfer or the fair value of the property received, net of a reserve for estimated selling costs. It is the policy of the Corporation to maintain a reserve against its ORE for estimated selling costs and declines in value as determined by current appraisals.

At yearend 1995, ORE totaled $61 million (net of a $21 million reserve), a decline from $72 million (net of a $25 million reserve) in 1994 and $82 million (net of $32 million reserve) in 1993.

At December 31, 1995 total nonperforming assets were $232 million, down from $258 million in 1994 and $309 million in 1993.

In addition to assets classified as nonperforming, the Corporation reported accruing loans that were past due 90 days or more of $100 million at yearend 1995, versus $51 million a year earlier and $66 million in 1993, which included consumer instalment credit of $34 million, $26 million and $30 million, respectively.

Interest lost on domestic nonperforming loans was $17.6 million in 1995, compared to $13.5 million in 1994 and $26.0 million in 1993. The Corporation had no foreign nonperforming loans in the years presented. In addition to the amount of interest that would have been recorded if the loans were performing, interest lost also includes prior period interest reversals and recoveries.

Interest Lost Reconciliation (millions)       1995    1994    1993(1)
- ---------------------------------------------------------------------
Interest income which would have been
    recorded under original terms            $19.0   $20.6   $33.2
Interest income reversed                       3.8     2.1     2.6
Less interest income recorded                  5.2     9.2     9.8
- ------------------------------------------------------------------
        Total Interest Lost                  $17.6   $13.5   $26.0
==================================================================
(1) Restated from originally reported data.


Mergers and Acquisitions

At the beginning of 1993, the Corporation began an ambitious acquisition program geographically focused on key markets within the states of California, Washington and Texas. To date, First Interstate has announced and closed 19 transactions totaling over $10 billion in assets, of which 17 transactions with over $9 billion in assets have been in the three targeted states. Within the 52 counties in the First Interstate Territory with over 100,000 households, the acquisition program has added seven counties to those in which the Corporation has achieved a top-three rank in market share and has improved market penetration in 15 others. All of these transactions were completed by the end of July 1995. For additional information, refer to Note P to the financial statements presented elsewhere in this report.


Common Stock and Market Data

The New York Stock Exchange is the primary market for the Corporation's $2 par value Common Stock. At December 31, 1995, the 75,929,395 outstanding shares of common stock were held by 23,486 registered shareholders. Approximately 79% of the shares outstanding are held by 303 institutional investors. Dividends paid on the $2 par value Common Stock totaled $3.10 per share in 1995, versus $2.75 in 1994 and $1.60 in 1993. The current quarterly rate of $0.80 per share has been in effect since the July 1995 payment and represents a 20% increase from the annual rate in effect at the end of 1994. On January 16, 1996, following the release of the Corporation's fourth quarter results, the Board of Directors declared a common stock dividend of $0.80 per share, which was paid on February 29 to shareholders of record on February 9, 1996.

The number of shares used in the calculation of earnings results per share in 1995 were 77,329,761, compared to 80,421,942 in 1994 and 77,022,749 in
1993.

The following table includes supplementary quarterly operating results and per share information for the past two years. The data presented should be read in conjunction with the foregoing discussion and analysis of financial results and with the financial statements included elsewhere in this report.

                                               Market Price
             Shareholders'  Dividends   ------------------------   Average Daily
                    Equity       Paid   High       Low     Close   Closing Price
- --------------------------------------------------------------------------------
1995
  4th Quarter       $50.10      $0.80  $142 1/8  $100 1/8  $136 1/2      $128.67
  3rd Quarter        47.95       0.80   103        79 3/8   100 3/4        90.58
  2nd Quarter        46.13       0.75    89 3/8    74        80 1/4        81.49
  1st Quarter        44.09       0.75    82 1/2    67 1/4    79            76.62
1994
  4th Quarter       $41.59      $0.75  $ 81 1/2  $ 66 7/8  $ 67 5/8     $  74.52
  3rd Quarter        41.24       0.75    84 1/8    72        81 1/8        78.24
  2nd Quarter        42.29       0.75    85        71 3/4    77            78.85
  1st Quarter        41.18       0.50    79 1/8    62 3/8    73 1/4        68.36



Quarterly Data


Quarterly Operations (millions, except per share amounts):
                                              Quarter Ended
                                 -----------------------------------------
                                 March 31    June 30   Sept. 30   Dec. 31
- --------------------------------------------------------------------------
1995
  Interest income                  $921.5     $945.0     $922.6    $918.8
  Interest expense                  289.8      303.6      291.1     286.7
- --------------------------------------------------------------------------
  Net interest income               631.7      641.4      631.5     632.1
  Provision for credit losses         -          -          -         -
  Investment securities gains         0.5        3.6        1.5       4.4
  Other noninterest income          267.9      270.8      279.0     291.9
  Operating noninterest expenses    546.9      549.6      525.6     538.4
  Other real estate                   -          -          0.5       0.1
  Restructuring                       4.8        4.3        6.6       8.7
  Merger related                      -          -          -        27.6
  Applicable income taxes           136.4      142.0      141.5     138.2
- --------------------------------------------------------------------------
    Net Income                     $212.0     $219.9     $237.8    $215.4
==========================================================================
    Earnings Per Common Share      $ 2.66     $ 2.73    $  2.96    $ 2.66


1994
  Interest income                  $729.2     $788.7    $811.9     $862.3
  Interest expense                  195.8      208.5     215.5      245.7
- --------------------------------------------------------------------------
  Net interest income               533.4      580.2     596.4      616.6
  Provision for credit losses         -          -         -          -
  Investment securities gains         0.8        2.1       4.1       14.1
  Other noninterest income          255.7      252.4     276.9      248.2
  Operating noninterest expenses    492.9      504.5     529.5      542.0
  Other real estate                   -         (5.6)     (0.7)      (6.1)
  Restructuring                       -          -       139.0        2.3
  Applicable income taxes           112.9      127.6      79.6      129.4
- --------------------------------------------------------------------------
    Net Income                     $184.1     $208.2    $130.0     $211.3
==========================================================================
    Earnings Per Common Share      $ 2.21    $  2.38    $ 1.49     $ 2.65


CONSOLIDATED BALANCE SHEET
							       December 31
						       -----------------------
(Dollars in millions)                                     1995           1994
- ------------------------------------------------------------------------------
Assets
Cash and due from banks                                $   7,129     $   6,070
Time deposits, due from banks                                 14            26
Federal funds sold and securities
  purchased under agreements to resell                     1,774           179
Trading account securities                                    54            64
Investment securities:
  Held-to-maturity
  (approximate market value: 1995 - $51; 1994 - $13,280)
    U.S. Treasury and agencies                                 -        12,105
    State and political subdivisions                           -            29
    Other                                                     88         1,561
- ------------------------------------------------------------------------------
      Total held-to-maturity                                  88        13,695
  Available-for-sale
    U.S. Treasury and agencies                             7,487            42
    State and political subdivisions                          18             -
    Other                                                  1,505           114
- ------------------------------------------------------------------------------
      Total available-for-sale                             9,010           156
- ------------------------------------------------------------------------------
	Total Investment Securities                        9,098        13,851
Loans (net)                                               36,673        33,222
Less: Allowance for credit losses                            804           934
- ------------------------------------------------------------------------------
	Net Loans                                         35,869        32,288
Other assets held for sale                                    77            26
Bank premises and equipment                                1,282         1,147
Customers' liability for acceptances                          94            35
Other assets                                               2,680         2,127
- ------------------------------------------------------------------------------
    Total Assets                                       $  58,071     $  55,813
==============================================================================

Liabilities and Shareholders' Equity
Deposits:
  Noninterest bearing                                  $  19,083     $  16,599
  Interest bearing                                        31,102        31,828
- ------------------------------------------------------------------------------
    Total Deposits                                        50,185        48,427
Short term borrowings                                      1,194         1,574
Acceptances outstanding                                       94            35
Accounts payable and accrued liabilities                   1,089           953
Long term debt                                             1,355         1,388
- ------------------------------------------------------------------------------
    Total Liabilities                                     53,917        52,377
Shareholders' Equity:
  Preferred Stock                                            350           350
  Common Stock, par value $2 a share:
    Authorized 250,000,000 shares;
    Issued: 1995 - 84,285,996 shares;
	1994 - 84,285,643 shares                             169           168
  Capital surplus                                          1,682         1,692
  Retained earnings                                        2,583         1,967
  Unrealized gain on available-for-sale securities,
     net of related taxes                                      6             1
- ------------------------------------------------------------------------------
							   4,790         4,178
  Less: Common Stock in treasury, at cost:
    1995 - 8,356,601 shares; 1994 - 10,082,163 shares        636           742
      Total Shareholders' Equity                           4,154         3,436
- ------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity             $  58,071     $  55,813
==============================================================================

See notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF OPERATIONS
						      Year Ended December 31
						   -----------------------------
(Dollars in millions)                                1995      1994      1993
- --------------------------------------------------------------------------------
Interest Income
  Loans, including fees                            $3,052.5  $2,303.7  $1,980.9
  Trading account securities                            8.4       4.9       5.6
  Investment securities:
    Held-to-maturity
      Taxable                                         591.9     828.3     837.3
      Exempt from federal income taxes                  1.6       2.7       2.9
    Available-for-sale                                 15.7      13.3      24.1
  Other interest income                                37.8      39.1      93.4
- --------------------------------------------------------------------------------
      Total Interest Income                         3,707.9   3,192.0   2,944.2
Interest Expense
  Deposits                                            974.7     725.0     719.9
  Short term borrowings                                77.6      34.2      16.0
  Long term debt                                      118.9     106.3     136.2
- --------------------------------------------------------------------------------
      Total Interest Expense                        1,171.2     865.5     872.1
- --------------------------------------------------------------------------------
Net Interest Income                                 2,536.7   2,326.5   2,072.1
Provision for credit losses                             -         -       112.6
- --------------------------------------------------------------------------------
Net Interest Income after Provision
     for Credit Losses                              2,536.7   2,326.5   1,959.5
Noninterest Income
  Service charges on deposit accounts                 597.3     561.9     513.0
  Trust fees                                          170.3     193.3     177.4
  Other charges, commissions and fees                 156.3     132.0     149.4
  Merchant credit card fees                            58.3      39.7      44.1
  Trading income                                       20.4      16.8      19.5
  Investment securities gains                          10.0      21.1       9.7
  Gain on sale of loans                                 6.9       2.5       8.0
  Other income                                        100.1      87.0      33.1
- --------------------------------------------------------------------------------
    Total Noninterest Income                        1,119.6   1,054.3     954.2
- --------------------------------------------------------------------------------
Noninterest Expenses
  Salaries and benefits                             1,060.8   1,079.9     975.3
  Net occupancy and equipment                         389.5     356.6     337.2
  Outside contract services                           145.0      91.8     165.2
  Communications                                      139.6     117.6     105.0
  FDIC assessments                                     64.6     102.8     100.5
  Amortization of intangibles                          60.6      35.2      24.1
  Supplies                                             53.2      43.6      40.7
  Advertising                                          51.7      46.8      52.6
  Other real estate                                     0.6     (12.4)     33.6
  Restructuring                                        24.4     141.3       -
  Merger related                                       27.6       -         -
  Other expenses                                      195.5     194.6     198.2
- --------------------------------------------------------------------------------
    Total Noninterest Expenses                      2,213.1   2,197.8   2,032.4
- --------------------------------------------------------------------------------
Income before Income Taxes, Extraordinary Item
   and Cumulative Effect of Accounting Changes      1,443.2   1,183.0     881.3
  Applicable income taxes - including taxes
   relating to investment securities
       transactions of $3.4, $7.9, and $4.0           558.1     449.5     319.9
- --------------------------------------------------------------------------------
Income before Extraordinary Item and
    Cumulative Effect of Accounting Changes           885.1     733.5     561.4
Extraordinary Item -
     Loss on early extinguishment of debt               -         -       (24.8)
Cumulative Effect of Accounting Changes
  SFAS 106 ($104.9 loss) and SFAS 109 ($305.0 gain)     -         -       200.1
- --------------------------------------------------------------------------------
Net Income                                         $  885.1  $  733.5  $  736.7
================================================================================
Earnings Per Common Share:
  Income before extraordinary item and cumulative
      effect of accounting changes                 $  11.02  $   8.71  $   6.68
  Extraordinary item                                     -         -      (0.32)
  Cumulative effect of accounting changes                -         -       2.60
- --------------------------------------------------------------------------------
  Net income                                       $  11.02  $   8.71  $   8.96
================================================================================

See notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF CASH FLOWS

							Year Ended December 31
						      --------------------------
(Dollars in millions)                                   1995     1994    1993
- --------------------------------------------------------------------------------
Cash Flows from Operating Activities:
 Net Income                                           $   885  $    734 $   737
 Adjustment to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                          196       152     124
   Provision for credit losses                             -        -       113
   Valuation adjustment on foreclosed property             (2)      (4)      -
   Provision for deferred income taxes                    152      108       53
   Pension plan funding                                  (131)      -        -
   Restructuring                                           -       141       -
   Cumulative effect of accounting changes                 -        -      (200)
   Loss on early extinguishment of debt                    -        -        25
   Decrease (increase) in trading account securities       10      103      (41)
   Decrease (increase) in interest receivable              35      109      (16)
   Increase (decrease) in interest payable                 34      (13)     (35)
   Other, net                                             (94)      25      215
- --------------------------------------------------------------------------------
  Net Cash Provided by Operating Activities             1,085    1,355      975

Cash Flows from Investing Activities:
 Held-to-maturity securities:
  Proceeds from maturities                              6,147    6,382    4,728
  Proceeds from sales                                      -        -        32
  Purchases                                            (1,500)  (2,764)  (8,211)
 Available-for-sale securities:
  Proceeds from maturities                                336      128      969
  Proceeds from sales                                     406       88       -
  Purchases                                                (8)     (23)    (160)
 Net loan principal originations                       (3,346)  (5,688)  (3,758)
 Proceeds from sales of loans                           1,277    3,054    2,493
 Loans purchased                                         (317)  (1,263)    (530)
 Acquisition of subsidiaries                              (77)     355       60
 Proceeds from sales of subsidiaries and operations        -        -       939
 Proceeds from sales of premises and equipment             54       32       24
 Purchases of premises and equipment                     (307)    (241)    (152)
 Proceeds from sales of other real estate                  56       69      121
- --------------------------------------------------------------------------------
  Net Cash Provided (Used) by Investing Activities      2,721      129   (3,445)

Cash Flows from Financing Activities:
 Net (decrease) increase in deposits                     (330)  (1,878)      89
 Deposits purchased                                       187      315      443
 Net (decrease) increase in short term borrowings        (724)     580      437
 Proceeds from long term debt issued                      100      125       -
 Repayments of long term debt                            (133)    (270)    (185)
 Reacquisition of long term debt                           -        -    (1,022)
 Cash dividends paid                                     (269)    (251)    (172)
 Reacquisition of Preferred Stock                          -        -      (334)
 Proceeds from Common Stock issued                         87       43       43
 Reacquisition of Common Stock                            (82)    (712)      -
- --------------------------------------------------------------------------------
 Net Cash Used by Financing Activities                 (1,164)  (2,048)    (701)
- --------------------------------------------------------------------------------
 Net Increase (Decrease) in Cash and Cash Equivalents   2,642     (564)  (3,171)
Cash and Cash Equivalents at Beginning of Year          6,275    6,839   10,010
- --------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Year             $ 8,917  $ 6,275  $ 6,839
================================================================================

Additional Disclosures:
 Interest paid                                        $ 1,137  $   879  $   905
 Income taxes paid                                        427      345      244
 Loans transferred to ORE                                  41       56       97
 Loans originated to facilitate sale of ORE                 1       52        7

See notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

												Net Unrealized
					 Class A      Common Stock                             Gains (Loss) on
			       Preferred  Common  -------------------   Capital   Retained  Available-for-Sale  Treasury
(Dollars in millions)              Stock   Stock     Shares    Amount   Surplus   Earnings          Securities     Stock      Total
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992    $  616.9  $  0.4  75,181,138  $ 153.9  $1,687.1  $   863.2               $   -  $  (70.4)  $3,251.1
Net income for the year                                                              736.7                                    736.7
Cash Dividends:
Common Stock -
     $1.60 a share                                                                  (121.3)                                  (121.3)
  Preferred Stock                                                                    (46.6)                                   (46.6)
Preferred Stock redeemed          (266.9)                                 (67.4)                                             (334.3)
Common Stock issued:
  Stock Option Plan                                  636,042      1.3      24.4                                                25.7
  Restricted Stock Plan                               (8,056)     -        (0.4)                                               (0.4)
  Dividend Reinvestment Plan                         222,152      0.4      11.8                                                12.2
  Employee Savings Plan                               56,586      0.1       2.8                                                 2.9
  Incentive Plan                                      45,744      0.1       2.4                                                 2.5
  Acquisition of
    Cal Rep Bancorp, Inc.                          1,188,823      2.4      12.6        4.8                                     19.8
  Conversion of
    Class A Common                          (0.4)      3,566      0.4                                                           -
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993       350.0       -  77,325,995    158.2   1,673.7    1,436.8                   -     (70.4)   3,548.3

Net income for the year                                                              733.5                                    733.5
Cash Dividends:
  Common Stock -
     $2.75 a share                                                                  (218.2)                                  (218.2)
  Preferred Stock                                                                    (33.3)                                   (33.3)
Common Stock issued:
  Stock Option Plan                                  702,033      0.2      (0.1)                                    30.2       30.3
  Restricted Stock Plan                               (7,568)              (0.5)                                               (0.5)
  Dividend Reinvestment Plan                         152,033                2.9                                      8.6       11.5
  Incentive Plan                                      18,074                0.4                                      0.8        1.2
  Acquisition of San Diego
     Financial Corporation                         5,067,513     10.1       3.2       48.5                                     61.8
Common Stock repurchased                          (9,054,600)                                                     (711.7)    (711.7)
Other changes                                                              12.6                              0.9               13.5
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994       350.0       -  74,203,480    168.5   1,692.2    1,967.3                   0.9  (742.5)   3,436.4

Net income for the year                                                              885.1                                    885.1
Cash Dividends:
  Common Stock -
     $3.10 a share                                                                  (235.9)                                  (235.9)
  Preferred Stock                                                                    (33.3)                                   (33.3)
Common Stock issued:
  Stock Option Plan                                1,178,235               (7.8)                                    86.5       78.7
  Restricted Stock Plan                              (72,055)              (0.2)                                    (9.4)      (9.6)
  Dividend Reinvestment Plan                         243,937                2.7                                     18.3       21.0
  Incentive Plan                                      23,157                0.2                                      1.7        1.9
  Acquisition of Levy Bancorp                      1,308,388               (5.0)                                    96.6       91.6
Common Stock repurchased                            (956,100)                                                      (86.9)     (86.9)
Unrealized Gains and Losses:
  Gain on transfer of securities                                                                            34.7               34.7
  Loss on transfer of securities                                                                           (29.7)             (29.7)
Other changes                                            353                                                                    -
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995    $  350.0  $    -  75,929,395  $ 168.5  $1,682.1   $2,583.2               $   5.9 $(635.7)  $4,154.0
====================================================================================================================================

See notes to consolidated financial statements.



NOTE A - ACCOUNTING POLICIES

First Interstate Bancorp (the Corporation) is a multi-bank holding company organized in 1958 and registered under the Bank Holding Company Act of 1956, as amended. The
Corporation provides financial products and services through various banks and subsidiaries throughout the nation, but primarily in thirteen western states.

The Corporation's accounting and reporting policies conform with generally accepted accounting principles and reporting practices applicable to the banking industry.
Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. These estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain prior year balances have been reclassified to conform with the current year financial statement presentation. The following is a description of significant policies and practices:

CONSOLIDATION The consolidated financial statements include the accounts of the Corporation and all majority-owned subsidiaries. Such subsidiaries are consolidated on a line-by-line basis, after elimination of intercompany transactions. Unconsolidated entities are reported in other assets with related earnings included in noninterest income.

SECURITIES Securities are classified based on their purpose and holding period, taking into account the financial position, liquidity and future plans of the Corporation.

Effective January 1, 1994, with the adoption of Statement of Financial Accounting Standards No. 115
"Accounting for Certain Investments in Debt and Equity
Securities" (SFAS 115), securities are classified as held-to-maturity, available-for-sale or trading. Securities that the Corporation has the ability and intent to hold to maturity are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method, and are classified as held-to-maturity. Securities that may be sold prior to maturity for asset/liability purposes or in response to market or other changes are classified as available-for-sale and carried at fair value. Fair values are estimated based on available market quotations with unrealized gains and losses included as a separate component of shareholders' equity, net of related income taxes. Dividends and interest income, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses, which are calculated using the specific identification method, are included in noninterest income. Trading account securities include securities and money market instruments held in anticipation of short term market movements and are carried at fair value with gains and losses, both realized and unrealized, included in noninterest income. In October of 1995, the Financial Accounting Standards Board (FASB) approved a proposal to allow organizations a one-time opportunity to reconsider their ability and intent to hold securities to maturity and transfer securities from their held-to-maturity portfolios without requiring the remaining portfolio to be reported at fair value. Transfers were permitted at a single date between November 15, 1995 and December 31, 1995. During 1995 there were no sales or transfers of held-to-maturity securities, other than those permitted under this one-time reclassification opportunity, or transfers of available-for-sale securities to trading securities. For additional information regarding the one-time transfer of held-to-maturity securities, refer to Note
C - Investment Securities.

LOANS Loans are carried at the principal amount net of unearned discounts and deferred origination fees and costs.
Interest income on loans not discounted is computed on the loan balance outstanding. Interest income on discounted loans is generally recognized based upon methods that approximate the interest method. Net loan origination fees are amortized over the contractual lives of the loans as an adjustment of the yield using the interest method or the straight-line method, if not materially different. Loans identified as held-for-sale are classified separately, and are carried at the lower of cost or market.

Loans are generally placed on nonaccrual status when full collectibility of principal or interest is in doubt or when they become 90 days past due and are not fully secured or in the process of collection, whichever occurs earlier.
Previously accrued but unpaid interest is reversed and charged against interest income and future accruals are discontinued. If there is doubt as to the ultimate collectibility of principal or interest, all cash received is applied as a reduction of the loan principal.

In January 1995, the Corporation adopted Statement of
Financial Accounting Standards No. 114, "Accounting by
Creditors for Impairment of a Loan," amended in October
1994 by Statement of Financial Accounting Standards No.
118, "Accounting by Creditors for Impairment of a Loan
Income Recognition and Disclosures," hereinafter collectively referred to as SFAS 114. Under SFAS 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan. SFAS 114 applies to all loans except large groups of smaller-balance homogenous loans, which are collectively evaluated, loans measured at fair value or at the lower of cost or fair value, leases and debt securities. The statement does not address the overall adequacy of the allowance for credit losses. When a loan is identified as "impaired," accrual of interest ceases and any amounts that are recorded as receivable are reversed out of interest income.

Impaired loans of the Corporation include only commercial (including financial and agricultural), real estate construction and commercial real estate mortgage loans classified as nonperforming loans. The Corporation measures its impaired loans by using the fair value of the collateral if the loan is collateral-dependent and the present value of the expected future cash flows, discounted at the loans effective interest rate, if the loan is not collateral-dependent. The difference between the recorded value of the impaired loan and the fair value of the loan is defined as the impairment allowance. Impairment allowances are considered by the Corporation in determining the overall adequacy of the allowance for credit losses.
The adoption of SFAS 114 resulted in no material change in the unallocated portion of the allowance for credit losses.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses has been established to absorb losses inherent in the credit portfolio. The allowance for credit losses is available to absorb losses related to the loan and lease portfolio as well as other credit extensions. Additions to the allowance for credit losses are made by provisions which are charged to earnings and reduced by charge-offs, net of recoveries.

The adequacy of the allowance for credit losses is evaluated regularly by management with consideration given to the probability of loss based upon industry and historical trends as well as economic conditions. Estimates of potential loss are consistent with accounting and regulatory guidelines.

BANK PREMISES AND EQUIPMENT Bank premises and equipment are stated at cost less accumulated provisions for depreciation and amortization, computed primarily on the straight-line method based on estimated useful lives. Capital leases, less accumulated amortization, are included in bank premises and equipment and the lease obligations are included in long term debt. Capital leases are amortized on the straight-line method over the lesser of the equipment's estimated useful life or the lease term and the amortization is included in depreciation expense.

OTHER REAL ESTATE Other real estate (ORE), which is included in other assets, is comprised of real estate acquired in satisfaction of loans. Property acquired by foreclosure or deed in lieu of foreclosure is transferred to ORE and is recorded at the lower of the loan balance on the property at the date of transfer or the fair value of the property received, less estimated cost to sell.
Valuation losses at the date of transfer are charged to the allowance for credit losses. Subsequent gains (to the extent allowable) and losses that result from the ongoing periodic valuation of these properties are included in ORE expense in the period in which they are identified.

GOODWILL AND OTHER INTANGIBLE ASSETS The excess of purchase price over fair value of the net assets of acquired companies is classified as goodwill and included in other assets. Goodwill is amortized using the straight-line method, generally over a 15-year period. Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions and are generally amortized over a ten year period.

MORTGAGE SERVICING RIGHTS Mortgage servicing rights represent the value of the right to service mortgage loans not owned by the Corporation, and are generally being amortized over eight to ten years.

In the fourth quarter of 1995, the Corporation adopted, retroactive to January 1, 1995, Statement of Financial
Accounting Standards No. 122, "Accounting for Mortgage
Servicing Rights  an amendment to FASB Statement No. 65"
(SFAS 122). Issued in May 1995, SFAS 122 requires balance sheet recognition of the rights to service mortgage loans owned by others, irrespective of whether such servicing rights are purchased or originated. In addition, it requires the capitalization of originated mortgage servicing rights based on fair values. Mortgage servicing rights acquired after adoption of SFAS 122 are stratified based upon interest rates, for purposes of measuring impairment. Mortgage servicing rights acquired prior to January 1, 1995 are evaluated for impairment on an aggregate basis. Fair value is determined based on discounted cash flows using incremental direct and indirect costs. The adoption of SFAS 122 did not have a material effect on the Corporation's earnings, liquidity, capital resources or financial position.

PENSION, OTHER POSTRETIREMENT AND POSTEMPLOYMENT PLANS   The
Corporation has established a noncontributory defined
benefit plan covering all eligible employees. The plan
provides retirement benefits which are a function of both
the years of service and the highest level of compensation
during any consecutive five year period during the last ten
years before retirement.

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

In January 1994, Statement of Financial Accounting
Standards No. 112, "Employers Accounting for Postemployment
Benefits" was adopted by the Corporation. Employers are required to record the obligation for benefits owed to former employees. The effect of adoption of this pronouncement was immaterial to the Corporation.

DERIVATIVE FINANCIAL INSTRUMENTS   The Corporation engages in
derivative activities for interest rate risk management
purposes, in addition to those transactions entered into as
an intermediary on behalf of its customers. Accrual
accounting, whereby income or expense from the derivative
financial instrument is accrued and reported as an
adjustment to income or expense on the item being hedged,
is followed when the appropriate criteria are met. The
level of derivatives is monitored on a regular basis and
reported to management.

INCOME TAXES   Income tax expense is the current and deferred
tax consequences, to the extent permitted, of all events
that have been recognized in the financial statements, as
measured by the provisions of enacted tax laws.

A consolidated U.S. federal income tax return is filed by the Parent Corporation and includes all subsidiaries.
State, local and foreign income tax returns are also filed according to the taxable activity of the entity.
Consolidated or combined returns are also filed, as required by certain states, including California.
Generally, the consolidated and combined tax liabilities are settled between subsidiaries as if each company had filed a separate return.

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

RECENT ACCOUNTING PRONOUNCEMENTS  In March 1995, the
Financial Accounting Standards Board issued Statement of
Financial Accounting Standards No. 121, "Accounting for the
Impairment of Long-Lived Assets to be Disposed of." This statement, effective for fiscal years beginning after December 15, 1995, requires a company to assess impairment of "assets held or used" and "assets to be disposed of."
Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the related undiscounted cash flows are compared to the assets book value. If the sum of the undiscounted cash flows is less than the book value, a loss is recorded based upon the excess of the book value over the fair value of the asset.
Assets to be disposed of are recorded at fair value less cost to sell and are not depreciated while held. The
Corporation does not expect the adoption of this pronouncement in 1996 to have a material effect on its financial statements.

The American Institute of Certified Public Accountants issued Statement of Position (SOP) 94-6, "Disclosures of
Certain Significant Risks and Uncertainties" in December
1994 which is applicable to fiscal years ending after December 15, 1995. Disclosures required in the notes to the financial statements include a discussion of the nature of operations; use of estimates; certain significant estimates; and current vulnerability due to certain concentrations. Disclosures about the nature of operations and use of estimates are included as appropriate in this note. The Corporation does not believe that it is exposed to material risk as defined in the latter two disclosure requirements.

In October 1995, the FASB issued Statement of Financial
Accounting Standards No. 123, "Stock-Based Compensation"
(SFAS 123), which encourages the use of the fair value method of accounting for all employee stock options. The fair value method includes measuring the value of the stock option at grant date and amortizing this value over the service period of the award. The "intrinsic value method" as prescribed by Accounting Principles Bulletin No. 25,
"Accounting for Stock Issued to Employees" will also be allowed. This method requires that compensation cost be measured as the excess of the quoted market price of the stock, at the grant date or other measurement date, over the amount an employee must pay to acquire the stock. SFAS
123 is effective for fiscal years beginning after December
15, 1995.


NOTE - B  RESTRICTIONS ON CASH AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain balances with the Federal Reserve Banks based on a percentage of deposit liabilities. Such balances averaged approximately ^$0.9 billion in 1995 and $1.0 billion in 1994.


NOTE - C  INVESTMENT SECURITIES

On January 1, 1994, the Corporation adopted SFAS 115,
"Accounting for Certain Investments in Debt and Equity
Securities." The adoption of this pronouncement had no significant impact on the Corporation's financial statements. Under the provisions of SFAS 115, securities are to be classified as held-to-maturity, available-for-sale, or trading.

In November 1995, the Financial Accounting Standards
Board staff issued a Special Report, "A Guide to
Implementation of Statement 115 on Accounting for Certain
Investments in Debt and Equity Securities," which provided
a one-time opportunity for reassessment of intent with
regard to the classification of securities. The Corporation
reclassified $8.9 billion of securities from held-to-
maturity to available-for-sale on December 27, 1995. At the
date of transfer, the amortized cost of those securities
was $8.9 billion and the unrealized net gain, net of
related taxes, on those securities was $5 million which is
included in shareholders' equity.
The following table provides the major components of investment securities (in millions):
						Gross Unrealized
				  Amortized    ------------------    Estimated
				       Cost     Gains     Losses    Fair Value
- ------------------------------------------------------------------------------
December 31, 1995
Held-to-maturity:
 Other debt securities              $    88    $   --     $   37       $    51
- ------------------------------------------------------------------------------
 Total held-to-maturity securities  $    88    $   --     $   37       $    51
==============================================================================
Available-for-sale:
 U.S. Treasury securities           $ 2,366    $   11     $    4       $ 2,373
 U.S. government agency securities:
  Mortgage-backed securities:
   Pass-throughs                      2,754        32         10         2,776
   CMOs and REMICs                    2,091         5         22         2,074
  Direct agencies                       262         3          1           264
 State and political subdivisions        17         1         --            18
 Other mortgage-backed securities:
   CMOs and REMICs                      834         1         10           825
   Asset backed securities              552         5          2           555
 Other debt securities                   35        --         --            35
 Corporate and Federal Reserve
   Bank Stock                            89         1         --            90
 -----------------------------------------------------------------------------
 Total available-for-sale securities$ 9,000    $   59     $   49       $ 9,010
==============================================================================

December 31, 1994
Held-to-maturity:
 U.S. Treasury securities           $ 5,199    $    3     $   97       $ 5,105
 U.S. government agency securities:
  Mortgage-backed securities:
   Pass-throughs                      2,773        10        110         2,673
   CMOs and REMICs                    3,652         2        137         3,517
  Direct agencies                       481         1          8           474
 State and political subdivisions        29         1         --            30
 Other mortgage-backed securities
   CMOs and REMICs                      641        --         37           604
   Asset backed securities              770        --         20           750
 Other debt securities                  150        --         23           127
- ------------------------------------------------------------------------------
 Total held-to-maturity securities  $13,695    $   17     $  432       $13,280
==============================================================================
Available-for-sale:
 U.S. Treasury securities           $    20    $   --     $  --        $    20
 U.S. government agency securities:
  Mortgage-backed securities:
   Pass-throughs                          5        --        --              5
   CMOs and REMICs                       14        --        --             14
  Direct agencies                         3        --        --              3
  Corporate and Federal Reserve
    Bank Stock                          113         1        --            114
- ------------------------------------------------------------------------------
 Total available-for-sale securities$   155    $    1     $  --        $   156
==============================================================================

Maturities of securities classified as held-to-maturity and available-for-sale as of December 31, 1995 are as follows (in millions):

		   Held-to-Maturity Securities     Available-for-Sale Securities
		   ---------------------------     -----------------------------
				Estimated                     Estimated
		      Amortized    Fair  Average     Amortized    Fair  Average
			   Cost   Value   Yield(1)        Cost   Value  Yield(1)
- -------------------------------------------------------------------------------
Due in one year or less    $       $             %      $1,830   $1,804   5.24%
Due after one year
   through five years        --      --        --          840      876   5.13%
Due after five years
   through ten years         --      --        --            9        9   5.87%
Due after ten years(2)       88      51      6.77%           1        1   5.44%
- -------------------------------------------------------------------------------
			     88      51      6.77%       2,680    2,690   5.21%
Mortgage-backed securities   --      --        --        6,231    6,230   5.85%
Corporate and Federal
   Reserve Bank stock        --      --        --           89       90   5.43%
===============================================================================
     Total securities      $ 88    $ 51      6.77%      $9,000   $9,010   5.65%

(1) The weighted average yield is computed using the amortized cost of securities.
(2) Securities with no stated maturity are included with securities with a remaining maturity of ten years or more.

There is minimal risk associated with the mortgage-backed securities issued by U.S. Government agencies. At
December 31, 1995, $2,093 million of the U.S. Government agency pass-through mortgage-backed securities were fixed rate and $683 million were adjustable rate. The REMIC holdings of the Corporation are rated in the highest category by at least one nationally recognized rating organization.

Mortgage-backed securities included above have a weighted average contractual maturity of approximately 9 years. Expected maturity is often significantly shorter than contractual maturity for mortgage-backed securities due to scheduled payments and unscheduled prepayment activity affecting these securities. The expected average life of the mortgage-backed securities portfolio at December 31, 1995 was 2.8 years.

Mortgage-backed securities are subject in varying degrees to extension risk in the event of a material decrease or increase in the level of prevailing interest rates. The Corporation believes its exposure to such price risk is modest because of the relatively short maturity structure of its mortgage-backed securities holdings.
Measured in terms of duration, a widely used factor to estimate market-price sensitivity to changes in interest rates, the Corporation estimates adverse market-price exposure to a one percentage point change in interest rates would be approximately $134 million, or 2.36% of the aggregate carrying value of the U.S. Government pass- through mortgage- backed securities, CMOs and REMICs held by the Corporation.

The components of gains and losses on sales of securities for the years ended December 31, were as follows
(in millions):

					     1995         1994         1993
- ---------------------------------------------------------------------------
Proceeds from sales                         $ 406        $  88        $  32

Gross gains on sales of securities             10           21           10
Gross losses on sales of securities            --           --           --
- ---------------------------------------------------------------------------
Net gain on sales of securities            $   10        $  21        $  10
===========================================================================

Securities and other assets carried at $3.9 billion at December 31, 1995 and $7.3 billion at December 31, 1994 were pledged to secure public and trust deposits and for other purposes as required or permitted by law.

The net unrealized holding gains on available-for-sale securities reported, net of related taxes, as a separate component of shareholders' equity was $5.9 million at December 31, 1995 and $0.9 million at December 31, 1994.
The net unrealized holding gains on trading securities reported in earnings was $5 million for 1995 and 1994.


NOTE - D  LOANS AND RELATED COMMITMENTS

The composition of the loan and lease portfolio at December
31, 1995 and 1994 is summarized as follows (in millions):
						    Outstandings
					       ------------------------
						   1995           1994
- -----------------------------------------------------------------------
Commercial, financial and agricultural         $  10,917       $  9,294
Real estate construction                           1,063            962
Real estate mortgage                              11,211         10,263
Instalment                                        12,854         12,272
Other                                                772            566
- -----------------------------------------------------------------------
  Gross Loans                                     36,817         33,357
Less: Unearned income                                133            107
      Net deferred fees                               11             28
- -----------------------------------------------------------------------
  Net Loans                                    $  36,673       $ 33,222
=======================================================================
Loans included in other assets held for sale   $      77       $     26
=======================================================================

See "Risk Elements under the Management's Discussion &
Analysis section of this annual report for a summary of nonperforming loans, concentrations of credit risk and other information.

Commitments are contractual agreements to extend credit which generally have fixed expiration dates or other termination clauses and may require payment of a fee.
Substantially all of the Corporation's commitments to extend credit are contingent upon the customers maintaining specific credit standards at the time of loan funding.
Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit and financial guarantees are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party.
Standby letters of credit and financial guarantees are primarily issued as credit enhancements for public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other credit arrangements to customers. Risks associated with standby letters of credit are reduced by participation to third parties. At December 31, 1995 and 1994 approximately $26 million and $40 million respectively, of standby letters of credit had been participated to others.

A commercial letter of credit represents an extension of credit by a bank to its customer where the customer is usually the buyer/importer of goods and the beneficiary is typically the seller/exporter. Credit risk is limited as the merchandise shipped serves as collateral for the transaction.

The Corporation's exposure to credit loss under
commitments to extend credit, standby letters of credit and
financial guarantees as well as commercial letters of
credit, is represented by the contractual amount of these
instruments (in millions):
							   December 31
						      --------------------
							 1995        1994
- --------------------------------------------------------------------------
Commitments to extend credit                           $29,231     $28,508
Standby letters of credit and financial guarantees       2,018       2,076
Commercial letters of credit                               190         264
==========================================================================

The following summarizes the expiration schedule of the
Corporation's loan commitments outstanding and standby
letters of credit issued as of December 31, 1995 (in
millions):
							     Standby
							  Letters of
					  Commitments         Credit
- --------------------------------------------------------------------
       1996                                   $18,960         $1,564
       1997                                     2,043            257
       1998                                     1,665             49
       1999                                     1,741             54
       2000                                     3,569             14
       Thereafter                               1,253             80
- --------------------------------------------------------------------
	Total outstanding at end of year      $29,231         $2,018
====================================================================

In January 1995, the Corporation adopted Statement of
Financial Accounting Standards No. 114, "Accounting by
Creditors for Impairment of a Loan," amended in October
1994 by Statement of Financial Accounting Standards No.
118, "Accounting by Creditors for Impairment of a Loan
Income Recognition and Disclosures." The following table
presents a breakdown of impaired loans and the impairment
allowance related to impaired loans (in millions):
						   December 31, 1995
					       -------------------------
						 Recorded     Impairment
					       Investment      Allowance
- ------------------------------------------------------------------------
Impaired loans:
  Loans with impairment allowance:
    Commercial, financial and agricultural         $   30           $ 1
    Real estate construction                            -             -
    Commercial real estate mortgage                     5             1
- -----------------------------------------------------------------------
      Total loans with impairment allowance            35           $ 2
								    ===
  Loans without impairment allowance:
    Commercial, financial and agricultural             49
    Real estate construction                            7
    Commercial real estate mortgage                    79
- ---------------------------------------------------------
      Total loans without impairment allowance        135
- ---------------------------------------------------------
	Total impaired loans                       $  170
=========================================================

For the year ended December 31, 1995, impaired loans averaged $150 million and interest income recorded on impaired loans totaled $4.8 million, all of which was recognized on a cash basis. Interest payments received on impaired loans are recorded as interest income unless there is doubt as to the collectibility of the recorded investment. In those cases, cash received is recorded as a reduction of principal.

Transactions in the allowance for credit losses were as
follows (in millions):
					  December 31
				  ---------------------------
				   1995      1994       1993
- -------------------------------------------------------------
Balance at beginning of year      $ 934     $1,001     $1,068
Provision for the year                                    112
Other changes  acquisitions          24         66         39
- -------------------------------------------------------------
				    958      1,067      1,219
Deduct:
  Loans charged off                 314        261        399
  Less recoveries on loans
      previously charged off        160        128        181
- -------------------------------------------------------------
  Net loans charged off             154        133        218
- -------------------------------------------------------------
      Balance at end of year      $ 804     $  934     $1,001
=============================================================

Certain directors and executive officers of the Parent
Corporation and certain of its significant subsidiaries, including their associates, were loan customers of the subsidiary banks. These loans were made in the ordinary course of business at rates and terms no more favorable than those offered to other customers with a similar credit standing. The aggregate dollar amounts of those loans exceeding $60,000 to any one director or executive officer
(but excluding loans to the immediate families of executive officers and directors of subsidiaries) were $66 million and $80 million at December 31, 1995 and 1994, respectively. During 1995, $16 million of new loans were made and repayments totaled $30 million.


NOTE - E  BANK PREMISES AND EQUIPMENT

Bank premises and equipment consist of the following (in
millions):
						      December 31
						   -----------------
						    1995       1994
- --------------------------------------------------------------------
Land                                               $  194     $  188
Buildings and improvements:
     Owned                                          1,262      1,151
     Capital leases                                    45         45
Furniture, fixtures and equipment:
    Owned                                           1,008        930
    Capital leases                                      5          5
- --------------------------------------------------------------------
						    2,514      2,319
Less accumulated depreciation and amortization:
    Owned                                           1,192      1,133
    Capital leases                                     40         39
- --------------------------------------------------------------------
       Total premises and equipment                $1,282     $1,147
====================================================================

Depreciation and amortization totaled $126 million, $109 million and $99 million in 1995, 1994 and 1993, respectively.


NOTE - F  SHORT TERM BORROWINGS

Short term borrowings are detailed as follows (in
millions):
							 December 31
						----------------------------
						 1995       1994       1993
- ----------------------------------------------------------------------------
Federal funds purchased:
  Balance at December 31                        $  676     $1,436     $  557
  Average daily balance                          1,144        514        234
  Maximum amount outstanding
      at any month end                           2,453      1,436        984
Average interest rate:
  During the year                                 5.92%      4.44%      2.78%
  At December 31                                  3.30%      4.29%      2.29%

Securities sold under agreements to repurchase:
  Balance at December 31                        $  264     $   73     $  144
    Average daily balance                          106         93        149
    Maximum amount outstanding
	at any month end                           264        219        194
Average interest rate:
    During the year                               5.77%      3.86%      2.50%
    At December 31                                5.01%      4.75%      2.75%


Other liabilities for short term borrowed money averaged
$112 million in 1995 and $48 million in 1994 and 1993.

Federal funds purchased generally mature the day following the date of purchase, while securities sold under agreements to repurchase generally mature within 30 days from the various dates of sale. Other short term borrowings generally mature within twelve months.

During 1994, the Corporation finalized a three year, $500 million senior revolving credit facility as part of its liability management plan for the Parent Corporation.
This facility has numerous interest rate and borrowing options, as well as a $150 million line of credit for cash management purposes. As of December 31, 1995 there were no borrowings outstanding against this facility.


NOTE - G  LONG TERM DEBT AND DIVIDEND RESTRICTIONS

Following is a description of the Corporation's senior and
subordinated long term debt which, unless noted otherwise,
is not subject to early redemption by the Corporation (in
millions):
								December 31
							     -----------------
							       1995      1994
- ------------------------------------------------------------------------------
Parent Corporation:
 Senior Medium Term Notes, Series A
     bearing interest rates ranging from 7.775% to 10.90%    $   200   $   328
 8.625% Subordinated Capital Notes due April 1, 1999             182       182
 Subordinated Medium Term Notes, Series C
     bearing interest rates ranging from 9.38% to 11.25%         163       163
 9.125% Subordinated Notes due February 1, 2004                  133       133
 9.00% Subordinated Notes due November 15, 2004                  125       125
 8.15% Subordinated Notes due March 15, 2002                     100        --
 Other Issues (under $100 million each):
   Fixed Rate
     5.75% DM100 million Bearer Bonds
	 due May 6, 1996                                          43        43
     Other fixed rate notes bearing interest
	 ranging from 10.5% to 12.75%                            188       188
		Variable Rate                                    128       128
- ------------------------------------------------------------------------------
							       1,262     1,290
Subsidiaries:
 Mortgages                                                        73        74
 Obligations under capital leases                                 20        24
- ------------------------------------------------------------------------------
   Total long term debt                                      $ 1,355   $ 1,388
==============================================================================

The Corporation has a $2.3 billion Universal Shelf
Registration effective since June 1993, which allows for the issuance of debt securities, preferred stock, common stock, securities warrants and currency warrants. Under the Universal Shelf Registration, the Corporation established a
$1 billion Medium Term Note Program in December of 1994, which allows for the issuance of senior and subordinated debt securities in a number of countries and currencies over a broad spectrum of maturities. As of December 31, 1995, $225 million of debt securities ($125 million 9.00%
Subordinated Notes due November 15, 2004 and $100 million
8.15% Subordinated Notes due March 15, 2002) had been issued under the Universal Shelf Registration, leaving $2.1 billion capacity for future issuance. No securities have been issued to date under the Medium Term Note program.

During 1993, the Corporation repurchased $441 million of its long term debt in the open market and redeemed $369 million of its long term debt. In addition, the Corporation tendered for $175 million of long term debt.
As a result, an after-tax loss of $25 million was recorded as an extraordinary item on the Corporation's Consolidated
Statement of Operations.

The various indentures of the Corporation, pursuant to which long term debt is issued, contain covenants limiting the sale of stock of principal subsidiaries.

The Senior Medium Term Notes, Series A and the
Subordinated Medium Term Notes, Series C are offered on a continuing basis by the Corporation.

The 8.625% Subordinated Capital Notes are subordinated to senior indebtedness of the Corporation. These notes are considered to be Total Capital, but not Tier 1 Capital, for regulatory purposes as, upon maturity, they will be exchanged, at the option of the Corporation, for common stock, perpetual preferred stock or other eligible capital securities of the Corporation having a market value equal to the principal amount of the notes.

The 9.125% Subordinated Notes, due February 1, 2004,
9.00% Subordinated Notes, due November 15, 2004, and 8.15%
Subordinated Notes, due March 15, 2002, are subordinated to senior indebtedness of the Corporation. These notes are considered to be Total Capital, but not Tier 1 Capital, for regulatory purposes.

Included in other issues of the Parent Corporation under $100 million at December 31, 1995 were four fixed rate issues totaling $231 million, and two floating rate issues totaling $128 million. In conjunction with the fixed rate
$43 million of 5.75% DM100 mil-lion Bearer Bonds due May 7,
1996, the Corporation has entered into separate agreements whereby the DM/US$ exchange rate is fixed throughout the term of the issue. The floating rate issues consisted of $45 million of Floating Rate FOREX-Linked Notes due
February 26, 1996 with a current interest rate of 6.1844%, and $83 million of floating rate notes due June 30, 1997 with a current interest rate of 6.00%. The FOREX Notes bear interest at a rate equal to 20 basis points per annum above the London interbank offered rates for six-month Eurodollar deposits, adjusted semiannually on interest payment dates.
The final payment at maturity depends on the exchange rate at that time. The corporation has entered into forward currency contracts to fix this payment.

The aggregate minimum annual repayments for the Parent
Corporation of long term borrowings for the years 1996 through 2000 and thereafter are as follows (in millions):

			      Minimum
	  Year              Repayment
	  ---------------------------
	  1996                 $  192
	  1997                    161
	  1998                    178
	  1999                    188
	  2000                     --
	  Thereafter              543
	  ---------------------------
	    Total              $1,262
	  ===========================

At December 31, 1995, $1,134 million (90%) of the Parent
Corporation's long term debt had fixed coupon rates. Of this amount, $596 million is converted to floating-rate debt using interest rate swaps. The effect of the Corporation's swap activity was to decrease interest expense on long term debt by $12 million, or 86 basis points, for 1995, $16 million, or 115 basis points, for 1994, and $47 million, or 248 basis points, for 1993.

The Corporation is prohibited from borrowing from its bank subsidiaries on less than a fully secured basis under regulations of the Federal Reserve Board. Dividends that may be paid by the bank subsidiaries are restricted by various statutory limitations. As of January 1, 1996, approximately $638 million were free of dividend restrictions under such statutory limitations. Unrestricted net assets of nonbank subsidiaries are insignificant.

NOTE - H  SHAREHOLDERS' EQUITY

Preferred Stock At December 31, 1995 and 1994, 15,000,000 shares of Preferred Stock (no par value) were authorized.

			Shares Issued      Carrying Amount  Dividends Declared
		       and Outstanding      (in millions)     (in millions)
		    ----------------------  ------------- ----------------------
			 December 31         December 31  Year ended December 31
		    ----------------------   -----------  ----------------------
		      1995         1994      1995   1994    1995    1994    1993
9.875% Cumulative,
 Series F           8,000,000    8,000,000   $200   $200   $19.8   $19.8   $19.8
   (Liquidation preference $200)

9.00% Cumulative,
 Series G           6,000,000    6,000,000    150    150    13.5    13.5    13.5
   (Liquidation preference $200)

Other issues
 previously redeemed      ---          ---     --     --    --      --      13.3
- --------------------------------------------------------------------------------
   Total preferred
     stock         14,000,000   14,000,000   $350   $350   $33.3   $33.3   $46.6
================================================================================

The 9.875% Preferred Stock, Series F has been issued as
Depositary shares each representing a one-eighth interest in a share of the Series F Preferred Stock. The Series F
Preferred Stock is redeemable at any time on or after November 15, 1996, at the option of the Corporation, in whole or in part, at $200.00 per share (equivalent to $25.00 per Depositary Share) plus accrued and unpaid dividends to the redemption date.

The 9.00% Preferred Stock, Series G has been issued as
Depositary shares each representing a one-eighth interest in a share of the Series G Preferred Stock. The Series G
Preferred Stock is redeemable at any time on or after May
29, 1997, at the option of the Corporation, in whole or in part, at $200.00 per share (equivalent to $25.00 per Depositary Share) plus accrued and unpaid dividends to the redemption date.

Dividends on both the Series F and Series G Preferred
Stock are cumulative and are paid quarterly on the last day of March, June, September, and December of each year.

TREASURY STOCK   At December 31, 1995 and 1994, the cost of
Common Stock in the treasury averaged $76.07 per share and
$73.64 per share, respectively. On April 28, 1995, the
Board of Directors authorized the repurchase of up to 7.6
million shares of issued and outstanding Common Stock,
representing approximately 10% of the total number of
shares outstanding, to be made from time to time through
mid-1997 in the open market or through privately negotiated
transactions. The first 2.5 million shares purchased under
the program were to be used for reissuance through the
Corporation's various employee benefit and stock option
plans, and Stock Purchase and Dividend Reinvestment Plan.
The Corporation commenced such purchases in July 1995. As
of December 31, 1995, the Corporation had repurchased
956,100 shares. The program was suspended in October 1995,
as a result of the initiation of merger negotiations, see
Note P  Business Combinations.

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

The Corporation has represented to Wells Fargo that the rights have not and will not become exercisable, distributed or triggered in connection with the execution of the merger agreement with Wells Fargo or the consummation of the merger. The rights will expire upon consummation of the merger.


NOTE - I  STOCK OPTION PLANS

The stock option plans adopted in 1988 and 1991 provide for the granting of "non-qualified options and "incentive stock options to key employees of the Corporation and its subsidiaries to purchase Common Stock of the Corporation at a price not less than 100% of the fair market value on the dates of grant. The First Interstate Bancorp 1991 Director
Option Plan, as amended and restated, provides for the granting to non-employee directors of the Corporation of "non-qualified options to purchase Common Stock of the Corporation at a price not less than 100% of the fair market value on the dates of grant. Under the plans, options generally become exercisable over a four-year period beginning one year after grant except when a change in control occurs, as defined in the stock option plans, at which time all outstanding options become immediately exercisable. At the time options are exercised, the excess of the proceeds over par value is credited to capital surplus. There are no charges or credits to income in connection with the grant or exercise of options.

The 1988 and 1991 Plans also provide for the sale of restricted Common Stock of the Corporation to key employees. Generally, restrictions lapse on 25% of the shares sold, per year, over a four year period from the anniversary of the grant. The following table sets forth information on the options to purchase the Common Stock and the restricted stock of the Corporation:


							       Price per                      Restricted
						   Non-      Share (range)                    Common Stock
		    Outstanding                Employee    ----------------   Weighted   -----------------------
			Options   Employees   Directors      Low      High     Average   Outstanding   Employees
- ----------------------------------------------------------------------------------------------------------------
December 31, 1992     3,846,660         855          14    $18.500 - 62.625     $39.94       111,590          82
 Granted
  Stock Options       1,007,600                             50.000 -  66.875     50.11
  Restricted Stock                                                                             1,000
 Less: Exercised        636,042                             18.500 -  62.625     40.43        51,750
       Canceled         340,632                             28.875 -  62.625     42.13         7,740
- ----------------------------------------------------------------------------------------------------------------
December 31, 1993     3,877,586        720           15     18.500 -  66.875     42.36        53,100          59
 Granted
  Stock Options         835,100                             66.875 -  83.875     67.26
  Restricted Stock                                                                            16,897
 Less: Exercised        702,033                             18.500 -  62.625     42.27        44,500
       Canceled          78,223                             28.875 -  66.875     46.20
- ----------------------------------------------------------------------------------------------------------------
December 31, 1994     3,932,430        712           14     18.500 -  83.875     47.70        25,497          17
 Granted
  Stock Options         886,250                             75.125 - 106.000     80.44
  Restricted Stock
 Less: Exercised      1,178,235                             18.500 -  71.125     42.81        12,074
       Canceled         135,097                             33.500 -  80.375     54.24         3,000
- ----------------------------------------------------------------------------------------------------------------
December 31, 1995     3,505,348        702           14    $18.500 - 106.000    $57.44        10,423          14
================================================================================================================

At December 31, 1995 options for 1,425,048 shares were exercisable and 6,155,091 shares were reserved for future grants under the plans.


NOTE - J  EMPLOYEE BENEFIT PLANS

The Corporation has a noncontributory defined benefit plan that provides retirement benefits which are a function of both the years of service and the highest level of compensation during any consecutive five-year period during the last 10 years before retirement.

It is the Corporation's policy to fund the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of
1974, plus such additional amounts as the Corporation may determine to be appropriate from time to time. During 1995 the Corporation contributed $131 million to the plan.

The following table sets forth the plans funded status and amounts recognized in the Corporation's Consolidated
Balance Sheet (in millions):

							   December 31
						     ----------------------
						       1995          1994
- ---------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligation:
   Vested                                            $   855       $   582
   Nonvested                                              42            39
- ---------------------------------------------------------------------------
						     $   897       $   621
===========================================================================
Plan assets at fair value,
 primarily marketable securities                     $   947       $   706
Projected benefit obligation                           1,033           742
- ---------------------------------------------------------------------------
Plan assets less than projected benefit obligation       (86)          (36)
Unrecognized prior service costs                           5             5
Unrecognized net transition asset being
 amortized over 13 years                                 (18)          (24)
Unrecognized net loss due to past experience
 different from assumptions made                         189            23
- ---------------------------------------------------------------------------
Prepaid pension asset (pension liability)            $    90       $   (32)
===========================================================================

	A summary of  assets held by the plan is as follows (in millions):

							   December 31
						     ----------------------
						       1995          1994
- ---------------------------------------------------------------------------
Cash equivalents                                     $    56       $    25
Fixed income securities                                  284           241
Equity securities                                        571           298
Other investments                                         32           138
Accrued income                                             4             4
- ---------------------------------------------------------------------------
	Total plan assets                            $   947       $   706
===========================================================================

The net pension cost included the following (in millions):

	Year Ended December 31
						      1995     1994     1993
- -----------------------------------------------------------------------------
Service costs (benefits earned during the period)    $   24   $   30   $   23
Interest costs on projected benefit obligation           67       59       49
Net amortization and deferral                            73      (76)      23
							164       13       95
Less return on plan assets                              145      (10)      89
Net pension cost included in salaries and benefits       19       23        6
Early Retirement Program expense included
   in provision for restructuring                                 82
Total pension cost recognized                        $   19   $  105   $    6

	The following assumptions were used in determining the projected benefit obligation

						   1995       1994      1993
- -----------------------------------------------------------------------------
Weighted average discount rate                    7.00%      8.75%      7.38%
Increase in salary levels                         4.00%      4.50%      4.00%
Expected long term return on plan assets          9.25%      9.25%      9.25%

In addition to the noncontributory defined benefit plan, the Corporation and its subsidiaries have several nonqualified noncontributory defined benefit plans covering certain senior employees benefits in excess of those covered under the Corporation's qualified noncontributory defined benefit plan. The accumulated benefit obligation under these plans was $48 million and $29 million and projected benefit obligation in excess of plan assets was $54 million and $33 million as of December 31, 1995 and 1994, respectively. Net pension cost included in salaries and benefits was $5 million in 1995, $16 million in 1994 and $2 million in 1993.

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

Effective in the first quarter of 1993, the Corporation adopted SFAS 106, "Employers Accounting for Postretirement
Benefits Other Than Pensions (SFAS 106), on an immediate recognition basis. SFAS 106 requires the Corporation to accrue the estimated cost of retiree benefit payments, other than pensions, during employees active service period. The cumulative effect of adopting SFAS 106 was the recognition of accrued postretirement health care costs totaling $169 million. After related tax benefits of $64 million, net income for 1993 was reduced by $105 million.

The Corporation currently intends to fund postretirement
health care costs as they are incurred. The following table
sets forth the Plans accumulated cost included on the
Corporation's Consolidated Balance Sheet (in millions):
							    December 31
							-------------------
							 1995         1994
- ---------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Current retirees                                      $ 132        $ 117
  Active employees fully eligible for benefits              2            2
  Other active Plan participants                           13           17
- ---------------------------------------------------------------------------
   Accumulated postretirement benefit obligation          147          136
Unrecognized prior service costs                            8            8
Unrecognized net gains due to past experience
    different from assumptions made                        12           26
- ---------------------------------------------------------------------------
Accrued postretirement benefit cost                     $ 167        $ 170
===========================================================================

Net periodic postretirement benefit cost for 1995, 1994 and 1993 included the following components (in millions):

						   December 31
					-------------------------------
					 1995         1994        1993
- -----------------------------------------------------------------------
Service cost                            $    1       $    1      $    1
Interest cost                               11           10          14
Amortization of net gains                  (10)          (1)         --
- -----------------------------------------------------------------------
Total postretirement benefit cost       $    2       $   10      $   15
=======================================================================


During 1995, the Corporation determined that $25 million, included in the unrecognized net gains, represented a nonreversible gain due to past experience versus the assumptions made. The nonreversible gain is a result of the actual payments being made under the Plan by the Corporation being less than the fixed schedule of payments anticipated in the original accumulated postretirement benefit obligation recognized at the adoption date. It is expected that the payments will reach the original fixed-schedule level during the next several years. Accordingly, the Corporation has recorded a reduction to its expense for 1995 of $8 million, which is a component of the amortization of net gains.

Since the Plan contains a fixed maximum contribution by the Corporation, the health care cost trend rate assumption has no effect on the amounts reported. Accordingly, increasing the assumed health care cost trend rates by one percentage point in each year would not change either the accumulated postretirement benefit obligation as of implementation, or the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1995, 1994 and 1993.

In accordance with the Plan, the increase in the Corporation's fixed maximum contribution for participants who retired before January 1, 1993 was 10.0% in 1993, 9.0% in 1994, and zero for 1995 and thereafter. For participants who retired on or after January 1, 1993, there is no increase in the Corporation's fixed maximum contribution.

The weighted average discount rates used in determining the accumulated postretirement benefit obligation were 7.00% for 1995, 8.75% for 1994 and 7.375% for 1993.

The Corporation has a savings plan covering substantially all employees. Savings plan expense was $14 million for both 1995 and 1994 and $13 million for 1993.


NOTE - K  INCOME TAXES

The provision for income taxes (benefit) attributable to continuing operations consists of the following (in millions):
			     State and
		  Federal        Local     Foreign       Total
- ---------------------------------------------------------------
1995:
   Current        $   324       $   82      $   --      $  406
   Deferred           128           24          --         152
- ---------------------------------------------------------------
		  $   452       $  106      $   --      $  558
===============================================================
1994:
   Current        $   294       $   52      $   (4)     $  342
   Deferred            84           24          --         108
- ---------------------------------------------------------------
		  $   378       $   76      $   (4)     $  450
===============================================================
1993:
   Current        $   223       $   44      $   --      $  267
   Deferred            41           12          --          53
- ---------------------------------------------------------------
		  $   264       $   56      $   --      $  320
===============================================================

Effective January 1, 1993, the Corporation changed its method of accounting for income taxes from the liability method required under SFAS 96 to the liability method required by SFAS 109 on a prospective basis. The cumulative effect of adopting SFAS 109 increased net income for 1993 by $305 million.

The deferred tax expense represents the changes in the amounts of temporary differences. The types of temporary differences that give rise to significant portions of the deferred tax include reserves for credit losses, restructuring expenses and other real estate owned. The amounts previously reported as the current and deferred portion of income tax expense for 1994 have been revised.
Such changes to the components occur because all alternatives available to the Corporation are not known for a number of months subsequent to yearend.

The effective income tax rate varies from the statutory
rate due to a number of factors including the exemption
from tax on interest income earned on obligations of state
and political subdivisions, nondeductible goodwill
amortization and certain merger related expenses. A
reconciliation between the statutory federal and the
effective income tax rates follows:
						  % of Pretax Income
					     -----------------------------
					     1995        1994        1993
- --------------------------------------------------------------------------
Federal income tax at statutory rate           35          35          35
Nontaxable interest income                     (1)         (1)         (1)
Nondeductible goodwill                          1          --          --
Nondeductible merger related costs              1          --          --
Enacted statutory tax rate change              --          --          (1)
Foreign tax credit carryovers                  --          --          (1)
State income taxes                              7           6           6
Foreign income taxes                           --          (1)         --
Previously unrecognized tax benefits           (3)         --          --
Other  net                                     (1)         (1)         (2)
- --------------------------------------------------------------------------
	Effective income tax rate              39          38          36
==========================================================================


The tax effects of temporary differences and tax
carryforwards which give rise to significant elements of
deferred tax assets and liabilities are detailed below (in
millions):
							   December 31
						       -------------------
							1995        1994
- --------------------------------------------------------------------------
Gross deferred assets:
 Allowance for credit losses                           $  323      $  368
 Compensation and benefits                                 87         121
 Reserves and accruals                                     81         114
 Purchase accounting adjustments on loans                  25          13
 Other real estate                                         14          26
 Foreign tax credit                                        11          13
 Other                                                     10          13
- --------------------------------------------------------------------------
   Total gross deferred assets                            551         668
Gross deferred liabilities:
 Leases                                                   (54)        (39)
 Fixed assets                                             (31)        (33)
 Acquisition related tax accounting method changes        (26)        (30)
 State taxes                                               (4)        (16)
 Other                                                     (9)         (9)
- --------------------------------------------------------------------------
   Total gross deferred liabilities                      (124)       (127)
Valuation allowance                                       (36)        (38)
- --------------------------------------------------------------------------
Net deferred asset                                     $  391      $  503
==========================================================================


The valuation allowance applies to foreign tax credits and to the uncertainty of the realization of future deductions to the extent that realization is dependent on levels of future taxable income in excess of present levels. During 1995, the valuation allowance was decreased by $2.4 million, resulting from the utilization of foreign tax credits on the 1994 federal tax return.

For tax return purposes, the Corporation has foreign tax credit carryforwards of $10.6 million. Of this total, $0.3 million represents tax return carryforwards which will expire in the years 1996 through 1998. The remaining $10.3 million represents foreign taxes paid by subsidiaries which will be available as a credit against U.S. taxes when distributions are made to the U.S. parent.

The income tax benefit for the Parent Corporation reflects the effect of its separate company loss and the settlement of intercompany tax amounts in accordance with the Corporation's tax allocation policies.


NOTE - L  LEASES

At December 31, 1995, the Corporation and its subsidiaries
were obligated under a number of noncancelable leases for
land, buildings and equipment. Minimum future obligations
on leases in effect at December 31, 1995 were as follows
(in millions):
					      Capital         Operating
Year Ending December 31                        Leases            Leases
- -----------------------------------------------------------------------
1996                                           $    6            $  117
1997                                                5               117
1998                                                4               101
1999                                                4                70
2000                                                3                80
Later years                                         9               437
- -----------------------------------------------------------------------
	Total minimum obligations                  31            $  922
								 ======
Less executory obligations                         --
- -----------------------------------------------------
Net minimum obligations                            31
Less amount representing interest                  11
- -----------------------------------------------------
Present value of net minimum obligations       $   20
=====================================================


Minimum future rentals receivable under noncancelable operating subleases at December 31, 1995 were $51 million.
Rental expense for all operating leases was $156 million, $149 million, and $146 million for the years ended
December 31, 1995, 1994 and 1993, respectively.


NOTE - M   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Corporation is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, forward and futures contracts, interest rate and currency swaps, options and interest rate caps and floors. These instruments involve, to varying degrees, elements of credit and market risk in excess of the amounts recognized in the Consolidated Balance Sheet. The Corporation is not a dealer but an end-user of these instruments and does not use them speculatively. The Corporation also offers contracts to its customers, but they are offset by simultaneously entering into matching contracts.

Credit risk for off-balance sheet financial instruments is defined as the possibility of sustaining a loss because any other party to a financial instrument fails to perform in accordance with the terms of the contract. The
Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments through established credit approvals, risk control limits and monitoring procedures.

Market risk represents the possibility that the value of financial instruments will change, either positively or negatively, with changes in market prices, such as interest rates.

The Corporation requires collateral to support off-balance sheet financial instruments when it is deemed necessary. Collateral held varies, but may include deposits held in financial institutions; U.S. Treasury securities;
other marketable securities; accounts receivable; property, plant and equipment; and inventory.

COMMITMENTS, LETTERS OF CREDIT AND FINANCIAL GUARANTEES

Commitments are contractual agreements to extend credit which generally have fixed expiration dates or other termination clauses and may require payment of a fee.
Letters of credit and financial guarantees are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Additional information concerning commitments and letters of credits including types and maturities is located in Note D.

When-issued securities represent a method of trading in listed or unlisted securities which have not yet been issued and, therefore, are not deliverable. The Corporation had no commitments to purchase when-issued securities at December 31, 1995 or 1994.

In a typical securities borrowing/lending arrangement, a broker/dealer or bank borrows securities from an institution owning the securities. In return, collateral in the form of U.S. government or federal agency securities, cash or letters of credit equal to or in excess of the market value of the securities lent is given to the lender of the securities. The Corporation lends its own securities as well as those of its customers and does, in some instances, indemnify its customers against potential losses. Such arrangements expose the Corporation to potential loss. At December 31, 1995 and 1994, the
Corporation's securities lending transactions amounted to $2.4 billion and $2.0 billion, respectively.

DERIVATIVE AND OTHER FINANCIAL INSTRUMENTS

NATURE OF INSTRUMENTS   The Corporation enters into a variety
of interest rate contracts, including interest rate caps and floors, interest rate options and interest rate swap agreements in managing its interest rate exposure.

Forward and futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.

Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Though swaps are also used as part of asset/liability management, most of the interest rate swap activity arises when the Corporation acts as an intermediary in arranging interest rate swap transactions for customers entered into on an over-the-counter basis.
The Corporation typically becomes a principal in the exchange of interest payments between the parties and, therefore, is exposed to loss should one of the parties default. The Corporation's credit policies provide the measures to be taken when entering into and subsequently monitoring these contracts. Exposure to interest rate risk inherent in intermediary swaps is minimized by performing normal credit reviews on its swap customers and by entering into offsetting swap positions that essentially counterbalance each other.

Currency swap agreements are entered into primarily on an over-the-counter basis, as a means of protection against fluctuations in foreign currency.

Interest rate caps and floors are used by the Corporation to manage interest rate risk. In addition, they are written by the Corporation to enable customers to transfer, modify, or reduce their interest rate risk.
Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or "writer of the option. As a writer of interest rate caps, floors and options, the Corporation receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the cap, floor or option. Exposure to market risk due to such changes on intermediary transactions is minimized by purchasing offsetting options transactions that counterbalance the risk. The
Corporation's credit policies define the procedures associated with originating and controlling the risks of these transactions. These instruments are executed through established market exchanges as well as over-the-counter sources.

As a matter of policy, neither First Interstate Bancorp nor its banks are allowed to act as a dealer or market maker in financial derivative contracts. Thus, none of the Corporation's derivative activity is classified as trading activity.

Derivative financial instruments held or issued for purposes other than trading executed by the Corporation are divided into three groups based upon objectives, as described below:

RISK MANAGEMENT TRANSACTIONS   The Corporation enters into
financial derivative contracts from time to time to manage exposures to changes in the level of interest rates or the value of currencies. The Boards of Directors of the subsidiary banks and the Corporation have delegated oversight responsibility for such activity to the Asset-
Liability & Capital Committee (ALCCO), and transactions may not be executed without the approval of ALCCO. The
Corporation's policies view risk in terms of the overall balance sheets of the Corporation, and specify risk tolerance and instruments to be used for hedging, as well as governing ongoing review of the effectiveness of such positions.

Forward and futures agreements are used to hedge the mortgage "pipeline" risk related to the Corporation's mortgage banking activities and to match the amounts and terms of specific customer loans. Forward sales of whole loans and mortgage-backed securities as well as purchases of put options on mortgage-backed securities are used to hedge the Corporation's residential mortgage loan purchase commitments that have interest rate locks.

Interest rate and currency swap agreements are primarily used to convert certain long term debt of the Corporation to floating interest payable in U.S. dollars. Included in the December 31, 1995 notional amounts below is $608 million of receive-fixed interest rate swaps (average receive rate of 8.26% and average pay rate of 6.00%) and $12 million of pay-fixed interest rate swaps (average receive rate of 5.84% and average pay rate of 9.73%). As discussed in Note G, these swaps effectively converted $596 million of the Corporation's fixed rate long term debt to floating rate debt. The December 31, 1995 amount also includes $118 million of cross currency contracts to convert foreign currency denominated obligations to U.S.
dollar denominated obligations and to offset the foreign exchange leverage feature embedded in certain debt obligations of the Corporation.

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

INTERMEDIARY TRANSACTIONS: MERCHANT BANKING - SOLD   On
January 1, 1993, the Corporation sold its merchant banking and foreign operations to Standard Chartered Bank PLC, a London-based multinational banking company. The transaction included the sale of the market risk associated with the Corporations derivative instruments that were then outstanding as part of its merchant banking operations.
However, the related credit risk on these instruments was retained. Reserves for credit losses were recorded at the time of the sale, and the adequacy of these reserves is tested quarterly.

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

However, from time to time the Corporation's banks do enter into financial derivative contracts with their corporate customers. These contracts are most often executed in conjunction with the provisions of a loan to the customer, though that is not always the case. In executing these contracts, the Corporation takes on minimal market risk of a short term nature, and takes on no correlation or basis risk, since the terms of the transactions are perfectly offset by simultaneously entering into a matching contract with a market maker with the exception of a small spread received for the assumption of credit risk as an intermediary. No open positions or portfolio hedging techniques are allowed with the activity and the banks do not buy or sell positions on their own account, but rather only execute transactions in response to the specific needs of a customer.

Activity in these customer accommodation contracts is further restricted to the most common over-the-counter contracts to ensure that the credit risk that the banks undertake can be properly managed and monitored.

Customer accommodation contracts are accounted for on an accrual basis, with the spread taken to cover credit risk recognized in income over time as it is earned. Income generated from this activity is immaterial.

The contractual/notional amounts and the credit risk represented by the replacement cost of financial instruments in a gain position follows (in millions):

				       December 31, 1995     December 31, 1994
				      --------------------  --------------------
				      Contractual/  Credit  Contractual/  Credit
					  Notional    Risk      Notional    Risk
					    Amount  Amount        Amount  Amount
- --------------------------------------------------------------------------------
Forward and futures rate agreements:
  Hedging                                   $   25    $ --        $   37    $ --
  Intermediary: Customer Accommodation         137       2            --      --
Interest rate and currency swap agreements:
  Hedging                                      738     103           782      33
  Intermediary: Portfolio Sold               1,913      61         3,226      64
	       Customer Accommodation          472      10           503      12
Interest rate caps and floors:
 Written:
  Hedging                                      100      --           100      --
  Intermediary: Portfolio Sold                 324      --           759      --
		Customer Accommodation          86      --           193      --
 Purchased:
  Hedging                                       16      --            52      --
  Intermediary: Portfolio Sold                 108      --           855      14
		Customer Accommodation         102      --           188       2
Options:
 Written:
  Hedging                                       15      --            15      --
  Intermediary: Customer Accommodation                  --             7      --
 Purchased:
  Hedging                                      113       2           117       3
  Intermediary: Customer Accommodation          --      --             7      --


NOTE - N  FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments of the
Corporation is as follows (in millions):
				     December 31, 1995       December 31, 1994
				   --------------------    --------------------
				   Carrying   Estimated    Carrying   Estimated
				     Amount  Fair Value      Amount  Fair Value
- -------------------------------------------------------------------------------
Financial assets:
Cash and cash equivalents           $ 8,917     $ 8,917     $ 6,275     $ 6,275
 Trading securities                      54          54          64          64
 Investment securities:
   Held-to-maturity                      88          51      13,695      13,280
   Available-for-sale                 9,010       9,010         156         156
- -------------------------------------------------------------------------------
     Total Investment securities      9,098       9,061      13,851      13,436
 Loans:
   Commercial, financial,
       agricultural                  10,917      10,660       9,294       9,033
   Real estate construction           1,063       1,063         962         948
   Real estate mortgage              11,211      11,146      10,263       9,638
   Instalment                        12,854      12,772      12,272      11,906
   Other                                772         750         566         566
- -------------------------------------------------------------------------------
     Total Loans                     36,817      36,391      33,357      32,091
   Less: Unearned income                133          --         107          --
	 Net deferred fees               11          --          28          --
	 Allowance for credit losses    804          --         934          --
- -------------------------------------------------------------------------------
     Net Loans                       35,869      36,391      32,288      32,091

 Other assets held for sale              77          77          26          26
 Customers liability
       for acceptances                   94          94          35          35
 Other assets                           326         326         344         344

Financial liabilities:
 Deposits                            50,185      50,194      48,427      48,256
 Short term borrowings                1,194       1,194       1,574       1,574
 Acceptances outstanding                 94          94          35          35
 Other liabilities                      132         132          86          86
 Capital notes and debentures         1,262       1,397       1,290       1,313
 Mortgages                               73          73          74          93
Off balance sheet financial instruments:
 Commitments to extend credit            (6)         (6)        (14)        (14)
 Standby letters of credit and
     financial guarantees                (3)         (3)         (4)         (4)
 Forward and future
     rate agreements
 Interest rate and currency
     swap agreements                     --          61          --         (20)
 Options, interest rate
     caps and floors                     --           1          --           3

The following methods and assumptions were used by the Corporation to estimate the fair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS   The carrying amounts reported in
the balance sheet for cash and short term instruments approximate those assets fair values.

SECURITIES (HELD-TO-MATURITY, AVAILABLE-FOR-SALE AND
TRADING)   Fair values are based on quoted market prices,
where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE   For loans with variable rates and no fixed
maturities, and for loans with maturities of three months or less, fair value is considered to be equal to carrying value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

OTHER ASSETS HELD FOR SALE   Carrying value is considered to
approximate fair value.

CUSTOMERS LIABILITY FOR ACCEPTANCES AND ACCEPTANCES
OUTSTANDING   Bankers Acceptances with maturities of three
months or less are reported at their carrying values. For those instruments with maturities of more than three months, the fair value of the portfolio is estimated based on discounted cash flows.

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

The fair value of demand deposits is the amount payable on demand, and is not adjusted for any value derived from retaining those deposits for an expected future period of time. That component, commonly referred to as deposit base intangible, was not estimated at December 31, 1995 and 1994, and is not considered in the fair value amounts.

SHORT TERM BORROWINGS   Carrying amounts of federal funds
purchased, borrowings under repurchase agreements and other short term borrowings approximate fair values.

LONG TERM DEBT   The fair values of long term borrowings
(other than deposits) are valued at their quoted market price or are estimated using discounted cash flow analyses, based on the current incremental borrowings rates for similar types of borrowing arrangements.

OFF-BALANCE SHEET INSTRUMENTS   The fair value of commitments
to extend credit, standby letters of credit and financial guarantees represent deferred fees. The fair value of forward and future rate agreements; interest rate and currency swap agreements; interest rate caps, floors and collars; and options are based upon quoted market prices, where available, or discounted estimated cash flows.


NOTE - O  PARENT CORPORATION

Condensed financial information of Parent Corporation is presented as follows (in millions):

							   December 31
						      ---------------------
Condensed Balance Sheet                                1995          1994
- ---------------------------------------------------------------------------
Assets
 Cash and due from subsidiary banks                   $     9       $     7
 Time deposits due from subsidiary banks                  235            41
 Securities purchased under agreements to resell:
    Subsidiary banks                                       30           150
 Investment securities:
    Available-for-sale                                      1            33
 Loans  net                                                21            22
 Due from subsidiaries:
    Banks                                                 230           112
    Nonbanks                                               33            52
 Investment in subsidiaries:
    Banks                                               4,640         4,204
    Nonbanks                                               51            41
 Other assets                                             501           377
- ---------------------------------------------------------------------------
      Total Assets                                    $ 5,751       $ 5,039
===========================================================================
Liabilities and Shareholders' Equity
 Due to subsidiary banks                              $    16       $    15
 Accounts payable and accrued liabilities                 311           261
 Other short term borrowings:
    Nonbank subsidiaries                                    4            37
 Long term debt                                         1,266         1,290
- ---------------------------------------------------------------------------
      Total Liabilities                                 1,597         1,603
 Shareholders' Equity                                   4,154         3,436
- ---------------------------------------------------------------------------
      Total Liabilities and Shareholders' Equity      $ 5,751       $ 5,039
===========================================================================


						     Year Ended December 31
						   --------------------------
Condensed Statement of Operations                   1995      1994      1993
- -----------------------------------------------------------------------------
Income
  Dividend from subsidiaries:
    Banks                                          $ 616     $ 605     $ 491
  Interest from subsidiaries:
    Banks                                             16         3         2
    Nonbanks                                           3         5        11
  Other interest                                      10        29        35
  Noninterest income                                  19        30         1
- -----------------------------------------------------------------------------
						     664       672       540
Expenses
  Interest on:
    Long term debt                                   109        96       123
    Short term borrowings                             --         4        --
    Indebtedness to subsidiaries                      --        --         7
  Noninterest expenses
    Other expenses                                    97        83        99
    Restructuring                                     24       141        --
    Merger related                                    28        --        --
- -----------------------------------------------------------------------------
						     258       324       229
- -----------------------------------------------------------------------------
  Income before income tax benefit,
     extraordinary item, cumulative effect
     of accounting changes and equity in
     undistributed income of subsidiaries            406       348       311
  Income tax benefit                                  99        96        44
- -----------------------------------------------------------------------------
  Income before extraordinary item,
     cumulative effect of accounting
     changes and equity in undistributed
     income of subsidiaries                          505       444       355
  Extraordinary item                                  --        --       (25)
  Cumulative effect of accounting changes             --        --       231
- -----------------------------------------------------------------------------
Income before equity in undistributed
    income of subsidiaries                           505       444       561

Equity in undistributed income of subsidiaries:
   Banks                                             369       283       176
   Nonbanks                                           11         7        --
- -----------------------------------------------------------------------------
						     380       290       176
- -----------------------------------------------------------------------------
Net Income                                         $ 885     $ 734     $ 737
=============================================================================



						      Year Ended December 31
						   -----------------------------
Statement of Cash Flows                             1995       1994       1993
- --------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net income                                       $  885     $  734     $  737
  Adjustments to reconcile net income to
      net cash provided by operating activities:
    Equity in undistributed income
      of subsidiaries                                (380)      (290)      (176)
    Depreciation and amortization                      17         17         19
    Pension plan funding                             (131)        --         --
    Restructuring                                      --        141         --
    Cumulative effect of accounting changes            --         --       (231)
    Loss on early extinguishment of debt               --         --         25
    Gain on sale of assets                             (6)       (20)       (10)
    Decrease in interest receivable                    --          6         30
    Increase (decrease) in interest payable             2         (2)       (24)
    Other  net                                         52        (38)       271
- --------------------------------------------------------------------------------
    Net Cash Provided
      by Operating Activities                         439        548        641

Cash Flows from Investing Activities:
  Held-to-maturity securities
    Proceeds from maturities                           --          2          2
    Proceeds from sales                                --         --         16
    Purchases                                          --         (1)        (5)
   Available-for-sale securities
    Proceeds from maturities                           28        128        969
    Proceeds from sales                                 4         25         --
    Purchases                                          --        (15)      (160)
   Net increase in advances
      to subsidiaries                                (102)        (5)      (147)
   Net decrease in loans                                1         --         19
   Proceeds from sales of subsidiaries                  6         --         --
   Capital contributions to subsidiaries              (31)       (22)        (3)
   Return of capital from subsidiaries                 56         83        366
- --------------------------------------------------------------------------------
    Net Cash (Used) Provided
      by Investing Activities                         (38)       195      1,057

Cash Flows from Financing Activities:
   Net (decrease) increase in other short term
      borrowings from Nonbank subsidiaries            (33)        16         (1)
   Proceeds from long term debt issued                100        125         --
   Repayments of long term debt                      (128)      (259)      (171)
   Reacquisition of long term debt                     --         --     (1,014)
   Cash dividends paid                               (269)      (251)      (171)
   Redemption of Preferred Stock                       --         --       (334)
   Proceeds from Common Stock issued                   87         43         43
   Reacquisition of Common Stock                      (82)      (712)        --
- --------------------------------------------------------------------------------
    Net Cash Used by Financing Activities            (325)    (1,038)    (1,648)
- --------------------------------------------------------------------------------
    Net Increase (Decrease) in Cash
      and Cash Equivalents                             76       (295)        50
Cash and cash equivalents at beginning of year        198        493        443
- --------------------------------------------------------------------------------
    Cash and Cash Equivalents at End of Year       $  274     $  198     $  493
================================================================================



NOTE - P  BUSINESS COMBINATIONS

During 1995, 1994 and 1993, the Corporation, through its subsidiaries, was party to thirteen business combinations with operating entities resulting in the acquisition of $9.0 billion in assets and $7.7 billion in deposits as detailed in the following table (in millions):

				Closing Purchase          Total
				  Date   Price   Loans   Assets  Deposits  State
- --------------------------------------------------------------------------------
1993
  Cal Rep Bancorp, Inc.          12/10    $ 68  $  381   $  535    $  495     CA
1994
  First State Bank of the Oaks    1/13      23      57      144       130     CA
  San Diego Financial Corporation 3/18     340     806    1,939     1,764     CA
  BancWest Bancorp                4/29      36      39      240       215     TX
  Chase Bank of Arizona           4/29     102     356      610       392     AZ
  MNB Bancshares, Inc.            5/30       5      21       47        41     TX
  Med Center Bank                 7/29      12      53      143       152     TX
  Sacramento Savings Bank         11/1     337   2,230    3,010     2,598     CA
  Park Forest National Bank      12/16       2      13       23        22     TX
1995
  University Savings Bank          1/6     205     731    1,274       929     WA
  North Texas Bancshares, Inc.     1/9      65     211      424       387     TX
  Levy Bancorp                     2/1      92     266      557       506     CA
  Tomball National Bancshares     7/12       8      39       95        81     TX

The acquisitions of Cal Rep Bancorp, Inc. and San Diego
Financial Corporation were accounted for as poolings-of-interests, while the remaining acquisitions were accounted for as purchases. In addition, all the acquisitions were cash transactions, with the exception of Cal Rep Bancorp, Inc., San Diego Financial Corporation and Levy Bancorp for which the Corporation issued 1,188,823 shares, 5,067,513 shares and 1,308,388 shares of its Common Stock, respectively.

In addition, during 1995, 1994 and 1993, the Corporation, through its subsidiaries, completed six cash transactions resulting in the acquisition of deposits totaling $187 million, $315 million and $443 million, respectively. The Corporation paid premiums of $8 million in 1995, $26 million in 1994 and $13 million in 1993 for these deposits, which were acquired from the Resolution
Trust Corporation and the Federal Deposit Insurance
Corporation.

The results of operations of the acquired companies are included in the Consolidated Statement of Operations from the dates of acquisition shown above. The Corporation's financial statements have not been restated for the results of operations of Cal Rep Bancorp, Inc. or San Diego
Financial Corporation prior to the dates of acquisition due to immateriality.

The following table presents unaudited pro forma financial information for 1994 for the Corporation and the acquired companies accounted for as purchase transactions as if the acquisitions had been effective on January 1, 1994. Pro forma financial information for 1995 has not been presented. The results of operations of the acquisitions closed in 1995 prior to the dates of acquisition were not material.

						  Year Ended December 31
						  ----------------------
(in millions, except for per share amounts)                         1994
- ------------------------------------------------------------------------
Net interest income                                             $2,455.5
Provision for credit losses                                          4.9
Noninterest income                                               1,085.2
Noninterest expense                                              2,346.0
Applicable income taxes                                            465.6
Income before extraordinary item and
    cumulative effect of accounting changes                        724.2
Earnings per common share before extraordinary
    item and cumulative effect of accounting changes                8.45


Goodwill and other intangible assets arising from 1995 and 1994 purchase acquisitions totaled $217 million and $327 million, respectively. Goodwill related to those acquisitions is being amortized on a straight line basis over 15 years and the other intangibles on a straight line basis over periods ranging from five to 10 years.

On January 24, 1996, the Corporation and Wells Fargo &
Company (Wells Fargo) announced that they had reached a definitive agreement to merge the two companies. Under the terms of the merger agreement, the Corporation's shareholders will receive a tax-free exchange of two-thirds of a share of Wells Fargo Common Stock for each share of the Corporation's Common Stock. Based on Wells Fargo's closing price of $217.25 on January 19, 1996, the last trading day before January 21, 1996, the day on which the Corporation and Wells Fargo reached agreement on the Exchange Ratio to be included in the merger agreement, this exchange ratio represents a price of $144.83 for each share of the Corporation's Common Stock.

Under the terms of the agreement, the name of the newly combined company will be Wells Fargo & Company and will operate from headquarters in San Francisco and Los Angeles, with senior executive presence in both. The combined board of directors will consist of the existing members of Wells
Fargo's board and seven directors from the Corporation's board.

Concurrent with its entering into the merger agreement with Wells Fargo, the Corporation terminated its November
5, 1995, merger agreement with First Bank System, Inc. An overall settlement agreement was entered into among the Corporation, First Bank System and Wells Fargo. Under the terms of the settlement agreement, the Corporation agreed to pay First Bank System a termination fee of $125 million and an additional termination fee of $75 million upon closing of its merger with Wells Fargo. These payments are being made in full satisfaction of the Corporation's obligations under the stock option and fee agreements entered into as part of its November 5, 1995 merger agreement with First Bank System. In addition, all litigation among the parties related to efforts to merge with the Corporation has been settled.


NOTE - Q  RESTRUCTURING

On September 20, 1994, the Corporation announced that management had adopted a Restructuring Plan (Plan) to improve efficiency and to better position the company for the introduction of full interstate banking. This Plan resulted in restructuring charges of $24 million and $141 million in 1995 and 1994, respectively. The restructuring activity is summarized in the following table (in millions):

			     Early  Severance and  Facility and
			Retirement   Outplacement     Equipment
			   Program       Services    Valuations    Other   Total
- --------------------------------------------------------------------------------
1994
Restructuring Provision
  Initial Charge               $82            $40           $15      $ 2    $139
  Ongoing                       --             --            --        2       2
- --------------------------------------------------------------------------------
    Total                       82             40            15        4     141
Utilization for the period
  Cash                          --              5             7        2      14
  Noncash(1)                    82             --            --       --      82
- --------------------------------------------------------------------------------
    Total                       82              5             7        2      96
- --------------------------------------------------------------------------------
Balance at December 31, 1994    --             35             8        2      45
1995
Restructuring Provision
  Ongoing                       --             --            --       24      24
  Reallocation(2)               --             (4)            3        1      --
- --------------------------------------------------------------------------------
    Total                       --             (4)            3       25      24
Utilization for the period
  Cash                          --             20             3       21      44
- --------------------------------------------------------------------------------
    Total                       --             20             3       21      44
- --------------------------------------------------------------------------------
Balance at December 31, 1995   $--            $11           $ 8(3)  $  6(4) $ 25
================================================================================

(1) $82 million represents the amount transferred to the Corporation's pension liability during 1994.
(2) Reallocation during 1995 resulted from actual experience over the life of the Plan being different than the original estimates calculated in 1994 .
(3) $8 million represents reserves for writedowns of specifically identified fixed assets during 1995.
(4) $6 million represents remaining payouts to be made for relocation and retention.

The balance of the restructuring charge will be funded out of operating cash flows with payments scheduled to be substantially completed during early 1996. No additional restructuring charges will be incurred under the Plan. The total cost of the Plan, therefore, was approximately $165 million, as previously estimated.

The Plan called for the consolidations of operations and administrative functions, formation of a company-wide Risk
Management Group, and implementation of best practices in business lines. As part of the Plan, 1,854 personnel took advantage of the Corporation's Early Retirement Program. In the course of implementing the Plan, more than 3,300 additional personnel were involuntarily terminated. Because some of the vacancies created by the Early Retirement
Program and by the geographic consolidations were filled, the total permanent reduction was approximately 3,000 full-time equivalent staff.

The Plan resulted in expense savings which allowed the Corporation to achieve an efficiency ratio of 57.7% in the fourth quarter of 1995. The Plan had a limited impact on the revenues of the Corporation.


NOTE - R  LEGAL ACTIONS

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



REPORT OF ERNST & YOUNG LLP,
Independent Auditors


Shareholders and Board of Directors First Interstate Bancorp

We have audited the accompanying consolidated balance sheets of First Interstate Bancorp and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended
December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Interstate Bancorp and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended
December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes to Consolidated Financial
Statements, the Corporation changed its method of accounting for investment securities in 1994 and for income taxes and postretirement benefits other than pensions in 1993.


/s/ Ernst & Young LLP
Los Angeles, California
January 23, 1996


SIX YEAR SUMMARY
									     Year Ended December 31
						    -------------------------------------------------------------------------------
						      1995        1994        1993            1992            1991        1990
- -----------------------------------------------------------------------------------------------------------------------------------
Per Common Share Data
Earnings (loss) per share:
   Primary:
     Income (loss) before extraordinary item
       and cumulative effect of accounting changes   $11.02      $ 8.71      $ 6.68          $ 3.23          $(5.24)     $ 6.79
     Extraordinary item                                  --          --       (0.32)             --              --          --
     Cumulative effect of accounting changes             --          --        2.60              --              --        0.51
     Net income (loss)                                11.02        8.71        8.96            3.23           (5.24)       7.30
   Fully diluted:
     Income (loss) before extraordinary item
	 and cumulative effect of accounting changes  11.02        8.71        6.68            3.23           (5.24)       6.79
     Extraordinary item                                  --          --       (0.32)             --              --          --
     Cumulative effect of accounting changes             --          --        2.60              --              --        0.51
     Net income (loss)                                11.02        8.71        8.96            3.23           (5.24)       7.30
Dividends paid                                         3.10        2.75        1.60            1.20            1.80        3.00
Book value, yearend                                   50.10       41.59       41.36           35.04           32.57       39.78
Market price, yearend                                   136 1/2      67 5/8      64 1/8          46 3/4          30          23 1/2
Market price, range for year                     142 1/8-67 1/4   85-62 3/8   68-44 1/2   48 1/4-29 1/4   42 1/2-20   45 7/8-15 5/8

Growth Measures (% change)
     Average loans                                    23.0         18.7        (6.1)          (16.3)          (14.1)       (5.8)
     Average earning assets                            3.3          7.3         2.2            (1.0)           (9.8)       (7.0)
     Average savings deposits                         (1.9)        10.1         3.1             5.2             0.1        (0.7)
     Average demand deposits                           5.1         12.4        10.7             7.5            (0.8)        0.5
     Average total assets                              4.9          7.4         0.6            (0.2)           (9.4)       (5.8)

Performance Measures (%)
     Return on average assets                         1.59         1.38        1.49            0.57           (0.59)       0.86
     Return on average common equity                 24.57        21.56       23.24            9.63          (13.96)      19.56
     Return on average total equity                  23.19        20.38       21.18            9.52          (10.42)      17.98
     Dividends paid to net income                    28.13        31.57       17.86           37.15             n/m       41.10
     Average total equity to average total assets     6.87         6.79        7.05            6.03            5.63        4.81

Credit Allowance (millions)
     Loans charged off                              $314.4       $260.8      $398.8          $606.9           $689.2   $1,012.5
     Recoveries of previous loan charge-offs         159.7        127.8       180.7           147.3            142.3      138.9
     Net loans charged off                           154.7        133.0       218.1           459.6            546.9      873.6
     Net charge-offs to average loans                 0.44%        0.46%       0.90%           1.79%            1.78%      2.45%
     Allowance to loans, yearend                      2.19         2.81        3.85            4.41             4.52       3.06

Miscellaneous Data
     Shares outstanding, yearend, net           75,929,395   74,203,480  77,325,995      75,181,138       62,779,015   62,176,509
     Shares outstanding, average, net           75,717,220   78,852,492  75,823,371      68,780,642       62,498,682   58,889,300
     Shareholders                                   23,486       24,902      28,090          32,920           35,594       37,668
     Employees, average December
     full-time equivalent                           27,200       27,394      26,589          26,990           30,281       35,192
     Domestic banking offices                        1,140        1,137       1,020             993            1,046        1,056

CONSOLIDATED BALANCE SHEET

									     Year Ended December 31
						----------------------------------------------------------------------------
						    1995         1994         1993         1992         1991        1990
- ----------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                         $    7,129   $    6,070   $    5,064   $    5,695   $    5,370   $    5,171
Time deposits, due from banks                           14           26        1,157        1,970        2,304          335
Federal funds sold and securities
  purchased under agreements to resell               1,774          179          618        2,345        2,015          891
Trading account securities                              54           64          167          126          401          625
Investment securities:
  Held-to-maturity
    U.S. Treasury and agencies                          --       12,105       14,894       12,117        6,465        4,738
    State and political subdivisions                    --           29           23            8           12          704
    Other                                               88        1,561        1,456          808        2,019        1,225
- ----------------------------------------------------------------------------------------------------------------------------
      Total held-to-maturity                            88       13,695       16,373       12,933        8,496        6,667
  Available-for-sale                                 9,010          156          169          980           --          308
- ----------------------------------------------------------------------------------------------------------------------------
	Total Investment Securities                  9,098       13,851       16,542       13,913        8,496        6,975
Loans:
  Commercial, financial and agricultural            10,917        9,294        7,998        7,799        8,721       12,092
  Real estate construction                           1,063          962          728        1,170        2,155        3,248
  Real estate mortgage                              11,211       10,263        6,237        5,364        5,732        5,450
  Instalment                                        12,854       12,272       10,778        9,685       10,108       10,417
  Foreign                                              185          140          166          163        1,003        1,286
  Lease financing                                      587          426          126           90          701          851
- ----------------------------------------------------------------------------------------------------------------------------
      Total Loans                                   36,817       33,357       26,033       24,271       28,420       33,344
  Unearned income and deferred fees                   (144)        (135)         (45)         (70)        (238)        (337)
  Allowance for credit losses                         (804)        (934)      (1,001)      (1,068)      (1,273)      (1,011)
- ----------------------------------------------------------------------------------------------------------------------------
	Net Loans                                   35,869       32,288       24,987       23,133       26,909       31,996
Other assets held for sale                              77           26          133          966           --        1,166
Bank premises and equipment                          1,282        1,147          948          897          986        1,050
Customers' liability for acceptances                    94           35           48           66          309          361
Other assets                                         2,680        2,127        1,797        1,752        2,132        2,786
- ----------------------------------------------------------------------------------------------------------------------------
Total Assets                                    $   58,071   $   55,813   $   51,461   $   50,863   $   48,922   $   51,356
============================================================================================================================

Liabilities and Shareholders' Equity
Deposits:
  Noninterest bearing                           $   19,083   $   16,599   $   15,425   $   14,615   $   12,525   $   13,132
  Interest bearing                                  31,102       31,828       29,276       29,060       28,908       30,009
- ----------------------------------------------------------------------------------------------------------------------------
	Total Deposits                              50,185       48,427       44,701       43,675       41,433       43,141
Short term borrowings                                1,194        1,574          767          331          570          854
Acceptances outstanding                                 94           35           48          168          309          361
Accounts payable and accrued liabilities             1,089          953          864          736          863          954
Long term debt                                       1,355        1,388        1,533        2,702        3,108        3,178
- ----------------------------------------------------------------------------------------------------------------------------
	Total Liabilities                           53,917       52,377       47,913       47,612       46,283       48,488
Shareholders' Equity                                 4,154        3,436        3,548        3,251        2,639        2,868
- ----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity      $   58,071   $   55,813   $   51,461   $   50,863   $   48,922   $   51,356
============================================================================================================================

CONSOLIDATED STATEMENT OF OPERATIONS

									     Year Ended December 31
						---------------------------------------------------------------------------
(Dollars in millions)                               1995         1994         1993         1992         1991         1990
- ---------------------------------------------------------------------------------------------------------------------------
Interest Income
Loans, including fees                           $  3,052.5   $  2,303.7   $  1,980.9   $  2,238.8   $  3,071.2   $  3,876.2
Trading account securities                             8.4          4.9          5.6         18.0         37.9         60.3
Investment securities:
  Held-to-maturity
    Taxable                                          591.9        828.3        837.3        743.1        557.2        558.1
    Exempt from federal income taxes                   1.6          2.7          2.9          3.9          7.2         55.7
  Available-for-sale                                  15.7         13.3         24.1          3.8         18.4         17.2
Other interest income                                 37.8         39.1         93.4        182.1        243.4        253.3
- ----------------------------------------------------------------------------------------------------------------------------
      Total Interest Income                        3,707.9      3,192.0      2,944.2      3,189.7       3,935.3     4,820.8
Interest Expense
Deposits                                             974.7        725.0        719.9        932.8       1,526.0     2,017.7
Short term borrowings                                 77.6         34.2         16.0         14.4          44.3       169.6
Long term debt                                       118.9        106.3        136.2        227.9         273.3       330.3
- ----------------------------------------------------------------------------------------------------------------------------
      Total Interest Expense                       1,171.2        865.5        872.1      1,175.1       1,843.6     2,517.6
- ----------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                2,536.7      2,326.5      2,072.1      2,014.6       2,091.7     2,303.2
      Provision for credit losses                     --           --          112.6        314.3         810.2       499.4
- ----------------------------------------------------------------------------------------------------------------------------
Net Interest Income after
   Provision for Credit Losses                     2,536.7      2,326.5      1,959.5      1,700.3       1,281.5     1,803.8
Noninterest Income
Service charges on deposit accounts                  597.3        561.9        513.0        478.9         471.8       428.6
Trust fees                                           170.3        193.3        177.4        170.3         172.7       159.2
Other charges, commissions and fees                  156.3        132.0        149.4        163.6         184.4       173.3
Merchant credit card fees                             58.3         39.7         44.1         37.3          53.5        53.1
Trading income                                        20.4         16.8         19.5         19.4          82.5        52.5
Investment securities gains (losses)                  10.0         21.1          9.7         (1.8)         42.8        10.6
Gain (loss) on sale of loans                           6.9          2.5          8.0         (3.3)          2.3         2.8
Gain (loss) on sale of subsidiaries                   --           --           --           (2.6)         27.1        90.1
Other income                                         100.1         87.0         33.1         50.3         147.3       233.3
- ----------------------------------------------------------------------------------------------------------------------------
      Total Noninterest Income                     1,119.6      1,054.3        954.2        912.1       1,184.4     1,203.5
Noninterest Expenses
Salaries and benefits                              1,060.8      1,079.9        975.3      1,035.4       1,212.6     1,224.7
Net occupancy and equipment                          389.5        356.6        337.2        359.4         426.2       425.0
Outside contract services                            145.0         91.8        165.2        130.3          97.8       121.9
Communications                                       139.6        117.6        105.0         91.9          95.5        93.4
FDIC assessments                                      64.6        102.8        100.5         90.6          84.1        51.1
Amortization of intangibles                           60.6         35.2         24.1         33.0          31.4        33.9
Supplies                                              53.2         43.6         40.7         39.4          47.9        54.6
Advertising                                           51.7         46.8         52.6         35.2          35.2        54.7
Other real estate                                      0.6        (12.4)        33.6        159.6         312.0       229.3
Restructuring                                         24.4        141.3         --           --            90.0        --
Merger related                                        27.6         --           --           --            --          --
Other expenses                                       195.5        194.6        198.2        234.4         299.5       273.7
- ----------------------------------------------------------------------------------------------------------------------------
      Total Noninterest Expenses                   2,213.1      2,197.8      2,032.4      2,209.2       2,732.2     2,562.3
- ----------------------------------------------------------------------------------------------------------------------------
Income (Loss) before Income Taxes,
   Extraordinary Item and Cumulative
   Effect of Accounting Changes                    1,443.2      1,183.0        881.3        403.2        (266.3)      445.0
  Applicable income taxes                            558.1        449.5        319.9        120.9          21.8         6.4
- ----------------------------------------------------------------------------------------------------------------------------
Income (Loss) before Extraordinary Item
   and Cumulative Effect of
   Accounting Changes                                885.1        733.5        561.4        282.3        (288.1)      438.6
Extraordinary Item                                    --           --          (24.8)        --            --          --
Cumulative Effect of Accounting Changes               --           --          200.1         --            --          30.1
- ----------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                               $    885.1   $    733.5   $    736.7   $    282.3   $    (288.1) $    468.7
============================================================================================================================

FINANCIAL SUMMARY

								   Year Ended December 31
- ----------------------------------------------------------------------------------------------------------
(Dollars in millions; interest and
average rates on a taxable-equivalent basis)              1995                             1994
- -----------------------------------------------============================-------------------------------
					       Average             Average     Average             Average
Earning Assets                                 Balance   Interest     Rate     Balance   Interest     Rate
- ----------------------------------------------------------------------------------------------------------
Loans (net of unearned income and deferred fees):
 Commercial, financial and agricultural        $ 9,704   $  793.8     8.18%    $ 8,287   $  562.5    6.79%
 Real estate construction                        1,105      118.0    10.68         806       76.0    9.42
 Real estate mortgage                           11,271      911.1     8.09       7,586      578.5    7.63
 Instalment                                     12,553    1,200.6     9.56      11,660    1,079.0    9.25
 Foreign                                           157       10.6     6.78          83        4.6    5.59
 Lease financing                                   445       33.7     7.57         222       15.9    7.17
- ----------------------------------------------------------------------------------------------------------
    Total Loans                                 35,235    3,067.8     8.71      28,644    2,316.5    8.09
Trading account securities                         161        8.6     5.35         113        5.1    4.55
Investment securities:
 Held-to-maturity securities
  U.S. Treasury and agencies                     9,374      517.6     5.51      14,000      747.3    5.34
  Other                                          1,420       82.1     5.78       1,624       92.1    5.67
- ----------------------------------------------------------------------------------------------------------
   Total held-to-maturity securities            10,794      599.7     5.55      15,624      839.4    5.37
 Available-for-sale securities                     288       15.9     5.51         324       13.3    4.11
- ----------------------------------------------------------------------------------------------------------
    Total Investment Securities                 11,082      615.6     5.55      15,948      852.7    5.35
Federal funds sold and securities purchased
       under agreements to resell                  495       28.8     5.83         471       19.0    3.98
Time deposits, due from banks                       30        1.8     6.06         380       13.9    3.61
Other assets held for sale                         122        6.9     5.63          82        6.2    7.51
- ----------------------------------------------------------------------------------------------------------
      Total Earning Assets                      47,125    3,729.5     7.91      45,638    3,213.4    7.04
Interest Bearing Liabilities
Regular savings                                  5,715      125.6     2.20       5,823      120.9    2.08
Market interest demand                           6,496       85.6     1.32       6,644       82.7    1.25
Market interest savings                         10,262      309.2     3.01      11,427      269.0    2.35
Other savings and time under $100,000            7,730      387.9     5.02       5,787      213.3    3.69
- ----------------------------------------------------------------------------------------------------------
    Total Interest Bearing Consumer Funds       30,203      908.3     3.01      29,681      685.9    2.31
Large CDs, other money market funds              1,349       66.4     4.92       1,076       39.1    3.63
Short term borrowings                            1,362       77.6     5.62         655       34.2    5.16
Long term debt                                   1,398      118.9     8.50       1,395      106.3    7.63
- ----------------------------------------------------------------------------------------------------------
    Total Corporate Purchased Funds              4,109      262.9     6.37       3,126      179.6    5.74
- ----------------------------------------------------------------------------------------------------------
      Total Interest Bearing Liabilities        34,312    1,171.2     3.41      32,807      865.5    2.64
- ----------------------------------------------------------------------------------------------------------
      Net Interest Income and Gross Spread               $2,558.3     4.50               $2,347.9    4.40
==========================================================================================================
Noninterest Liabilities, Equity and Assets
Demand and noninterest bearing time deposits    16,357                          15,556
Other liabilities                                1,076                           1,017
Preferred equity capital                           350                             350
Common equity capital                            3,467                           3,249
- ----------------------------------------------------------------------------------------------------------
    Total Noninterest Liabilities and Equity    21,250                          20,172
Cash and due from banks                          5,651                           5,233
Allowance for credit losses                       (887)                           (980)
Bank premises and equipment                      1,244                           1,065
Other assets                                     2,429                           2,023
- ----------------------------------------------------------------------------------------------------------
    Total Noninterest Assets                     8,437                           7,341
    Net Noninterest Sources                     12,813                0.93      12,831               0.74
    Total Assets                               $55,562                         $52,979
==========================================================================================================
Percent of Earning Assets
Net interest margin                                                   5.43                           5.14
Provision for credit losses                                             -                              -
Net interest margin after
       provision for credit losses                                    5.43                           5.14
Noninterest income                                                    2.38                           2.31
Noninterest expenses                                                  4.70                           4.81
  Earnings (loss) before income
       taxes, extraordinary item and
       cumulative effect of accounting changes                        3.11                           2.64
Income taxes                                                          1.23                           1.03
Extraordinary item                                                      -                              -
Cumulative effect of accounting changes                                 -                              -
      Net Income (Loss)                                               1.88                           1.61
Loan fees included in interest income                    $  144.1                        $  134.7
Taxable-equivalent adjustment                                21.6                            21.4

								   Year Ended December 31
- ----------------------------------------------------------------------------------------------------------
(Dollars in millions; interest and
average rates on a taxable-equivalent basis)               1993                          1992
- -----------------------------------------------===========================--------------------------------
					       Average             Average     Average             Average
Earning Assets                                 Balance   Interest     Rate     Balance   Interest     Rate
- ----------------------------------------------------------------------------------------------------------
Loans (net of unearned income and deferred fees):
 Commercial, financial and agricultural        $ 7,618   $  476.0    6.25%    $ 8,111   $  560.3     6.91%
 Real estate construction                          913       62.4    6.83       1,746      109.1     6.25
 Real estate mortgage                            5,413      442.9    8.18       5,472      484.2     8.85
 Instalment                                      9,943    1,003.3   10.09       9,756    1,049.6    10.76
 Foreign                                           160        7.2    4.48         406       28.4     5.85
 Lease financing                                    81        6.8    8.42         203       21.5    10.57
- ----------------------------------------------------------------------------------------------------------
    Total Loans                                 24,128    1,998.6    8.26      25,694    2,253.1     8.77
Trading account securities                         166        9.2    5.57         385       23.1     6.00
Investment securities:
 Held-to-maturity securities
  U.S. Treasury and agencies                    14,113      789.6    5.59       9,745      648.9     6.69
  Other                                            996       55.1    5.54       1,465       96.4     6.32
- ----------------------------------------------------------------------------------------------------------
   Total held-to-maturity securities            15,109      844.7    5.59      11,210      745.3     6.65
 Available-for-sale securities                     458       17.9    3.90          83        3.8     4.61
- ----------------------------------------------------------------------------------------------------------
    Total Investment Securities                 15,567      862.6    5.54      11,293      749.1     6.63
Federal funds sold and securities purchased
       under agreements to resell                1,282       39.7    3.10       1,706       65.5     3.84
Time deposits, due from banks                    1,342       46.0    3.42       2,228       92.9     4.17
Other assets held for sale                          29        2.7   10.00         288       23.7     8.28
- ----------------------------------------------------------------------------------------------------------
      Total Earning Assets                      42,514    2,958.8    6.96      41,594    3,207.4     7.71
Interest Bearing Liabilities
Regular savings                                  5,288      119.1    2.25       5,129      143.7     2.80
Market interest demand                           6,115       92.7    1.52       5 893      122.8     2.08
Market interest savings                         10,491      252.0    2.40       9,837      311.7     3.17
Other savings and time under $100,000            5,799      221.1    3.81       6,624      313.5     4.73
- ----------------------------------------------------------------------------------------------------------
    Total Interest Bearing Consumer Funds       27,693      684.9    2.48      27,483      891.7     3.24
Large CDs, other money market funds                989       35.0    3.54       1,170       41.0     3.50
Short term borrowings                              431       16.0    3.72         388       14.5     3.61
Long term debt                                   1,893      136.2    7.19       3,096      227.9     7.36
- ----------------------------------------------------------------------------------------------------------
    Total Corporate Purchased Funds              3,313      187.2    5.57       4,654      283.4     6.09
- ----------------------------------------------------------------------------------------------------------
      Total Interest Bearing Liabilities        31,006      872.1    2.81      32,137    1,175.1     3.66
- ----------------------------------------------------------------------------------------------------------
      Net Interest Income and Gross Spread               $2,086.7    4.15               $2,032.3     4.05
==========================================================================================================
Noninterest Liabilities, Equity and Assets
Demand and noninterest bearing time deposits    13,858                         12,543
Other liabilities                                  977                          1,394
Preferred equity capital                           508                            640
Common equity capital                            2,970                          2,317
- ----------------------------------------------------------------------------------------------------------
    Total Noninterest Liabilities and Equity    18,313                         16,894
Cash and due from banks                          4,992                          4,937
Allowance for credit losses                     (1,043)                        (1,261)
Bank premises and equipment                        914                            960
Other assets                                     1,942                          2,801
- ----------------------------------------------------------------------------------------------------------
    Total Noninterest Assets                     6,805                          7,437
    Net Noninterest Sources                     11,508               0.76       9,457                0.84
    Total Assets                               $49,319                        $49,031
==========================================================================================================
Percent of Earning Assets
Net interest margin                                                  4.91                            4.89
Provision for credit losses                                          0.26                            0.76
  Net interest margin after
       provision for credit losses                                   4.65                            4.13
Noninterest income                                                   2.24                            2.19
Noninterest expenses                                                 4.78                            5.31
  Earnings (loss) before income
       taxes, extraordinary item and
       cumulative effect of accounting changes                       2.11                           1.01
Income taxes                                                         0.79                           0.33
Extraordinary item                                                  (0.06)                            -
Cumulative effect of accounting changes                              0.47                             -
      Net Income (Loss)                                              1.73                           0.68
Loan fees included in interest income                    $   45.3                       $   46.2
Taxable-equivalent adjustment                                14.6                          17.7

								   Year Ended December 31
- ----------------------------------------------------------------------------------------------------------
(Dollars in millions; interest and
average rates on a taxable-equivalent basis)               1991                            1990
- -----------------------------------------------===========================--------------------------------
					       Average             Average     Average             Average
Earning Assets                                 Balance   Interest     Rate     Balance   Interest     Rate
- ----------------------------------------------------------------------------------------------------------
Loans (net of unearned income and deferred fees):
 Commercial, financial and agricultural        $10,459    $  879.7    8.41%    $13,532   $1,349.5    9.97%
 Real estate construction                        2,677       240.0    8.97       3,583      376.0   10.49
 Real estate mortgage                            5,646       564.4   10.00       5,461      576.6   10.56
 Instalment                                     10,137     1,226.1   12.09      10,953    1,355.1   12.37
 Foreign                                         1,161       111.5    9.61       1,440      159.5   11.07
 Lease financing                                   611        68.0   11.13         739       82.3   11.14
- ----------------------------------------------------------------------------------------------------------
    Total Loans                                 30,691     3,089.7   10.07      35,708    3,899.0   10.92
Trading account securities                         567        43.4    6.87         737       60.8    8.24
Investment securities:
 Held-to-maturity securities
  U.S. Treasury and agencies                     5,266       441.6    8.39       4,681      421.6    9.01
  Other                                          1,547       120.6    7.79       2,438      221.1    9.07
- ----------------------------------------------------------------------------------------------------------
   Total held-to-maturity securities             6,813       562.2    8.25       7,119      642.7    9.03
 Available-for-sale securities                     248        22.7    8.38         210       17.2    8.21
- ----------------------------------------------------------------------------------------------------------
    Total Investment Securities                  7,061       584.9    8.28       7,329      659.9    9.00
Federal funds sold and securities purchased
       under agreements to resell                1,422        80.2    5.73         884       54.8    7.28
Time deposits, due from banks                    1,757       109.2    6.22         775       58.4    7.54
Other assets held for sale                         519        54.0   10.38       1,130      140.1   12.40
- ----------------------------------------------------------------------------------------------------------
      Total Earning Assets                      42,017     3,961.4    9.43      46,563    4,873.0   10.47
Interest Bearing Liabilities
Regular savings                                  4,874       230.4    4.73       4,870      160.0    5.12
Market interest demand                           5,386       209.5    3.89       5,135      312.1    6.08
Market interest savings                          9,092       456.6    5.02       8,553      517.9    6.06
Other savings and time under $100,000            8,200       520.8    6.35       9,807      745.2    7.60
- ----------------------------------------------------------------------------------------------------------
    Total Interest Bearing Consumer Funds       27,552     1,417.3    5.14      28,365    1,735.2    6.12
Large CDs, other money market funds              1,782       108.7    6.15       3,742      282.5    7.55
Short term borrowings                              941        44.3    5.73       2,340      169.6    7.25
Long term debt                                   3,122       273.3    8.76       3,566      330.3    9.26
- ----------------------------------------------------------------------------------------------------------
    Total Corporate Purchased Funds              5,845       426.3    7.29       9,648      782.4    8.11
- ----------------------------------------------------------------------------------------------------------
      Total Interest Bearing Liabilities        33,397     1,843.6    5.52      38,013    2,517.6    6.62
- ----------------------------------------------------------------------------------------------------------
      Net Interest Income and Gross Spread                $2,117.8    3.91               $2,355.4    3.85
==========================================================================================================
Noninterest Liabilities, Equity and Assets
Demand and noninterest bearing time deposits    11,717                          11,875
Other liabilities                                1,246                           1,709
Preferred equity capital                           420                             409
Common equity capital                            2,346                           2,199
- ----------------------------------------------------------------------------------------------------------
    Total Noninterest Liabilities and Equity    15,729                          16,192
Cash and due from banks                          4,357                           4,518
Allowance for credit losses                     (1,132)                         (1,256)
Bank premises and equipment                      1,027                           1,059
Other assets                                     2,857                           3,321
- ----------------------------------------------------------------------------------------------------------
    Total Noninterest Assets                     7,109                           7,642
    Net Noninterest Sources                      8,620                1.13       8,550               1.21
    Total Assets                               $49,126                         $54,205
==========================================================================================================
Percent of Earning Assets
Net interest margin                                                   5.04                           5.06
Provision for credit losses                                           1.93                           1.07
  Net interest margin after
     provision for credit losses                                      3.11                           3.99
Noninterest income                                                    2.82                           2.58
Noninterest expenses                                                  6.50                           5.50
  Earnings (loss) before income
       taxes, extraordinary item and
       cumulative effect of accounting changes                       (0.57)                          1.07
Income taxes                                                          0.12                           0.12
Extraordinary item                                                      -                              -
Cumulative effect of accounting changes                                 -                            0.06
      Net Income (Loss)                                              (0.69)                          1.01
Loan fees included in interest income                     $   75.6                       $  108.5
Taxable-equivalent adjustment                                 26.1                           52.2